EXHIBIT 10.1
TABLE OF CONTENTS
Page

1.      Definitions.                                               2
2.      The Transactions.                                         12
2.1     Description of the Transactions.                          12
2.2     Voting and Exchange Trust Agreement.                      14
2.3     Exchangeable Share Support Agreement.                     14
2.4     Founders' Additional Restrictions Agreement.              14
2.5     Exemption From Registration.                              15
2.6     Closing.                                                  15
2.7     Taking of Necessary Action; Further Action.               15
2.8     Accounting Consequences.                                  15
2.9     Adjustments to Exchange Ratio.                            15
2.10    Fractional Shares.  Fractional shares shall be
        handled in accordance with Section 4.6 of the Plan of
        Arrangement.                                              16
2.11    Tax Treatment.                                            16
3.      Representations and Warranties of the Company.            16
3.1     Organization and Good Standing.                           16
3.2     Authority; No Conflict.                                   17
3.3     Capitalization.                                           18
3.4     Subsidiaries.                                             19
3.5     Financial Statements.                                     20
3.6     Books and Records.                                        20
3.7     Title to Properties; Encumbrances.                        20
3.8     Condition and Sufficiency of Assets.                      21
3.9     No Undisclosed Liabilities.                               21
3.10    Taxes.                                                    21
3.11    No Material Adverse Change.                               23
3.12    Employee Matters and Company Employee Plans.              23
3.13    Compliance with Legal Requirements; Governmental
        Authorizations.                                           28
3.14    Legal Proceedings; Orders.                                29
3.15    Absence of Certain Changes and Events.                    30
3.16    Contracts; No Defaults.                                   33
3.17    Environmental and Product Matters.                        35
3.18    Intellectual Property.                                    36
3.19    Certain Agreements.                                       37
3.20    Certain Payments.                                         38
3.21    Relationships with Related Persons.                       38
3.22    Brokers or Finders.                                       38
3.23    Board Approval..                                          38
3.24    Shareholder Approval.                                     39
3.25    Sales and Assets in the United States and Canada.         39
3.26    Exemption Applications; Information Circular.             39
4.      Representations and Warranties of Parent and Acquisition
        Sub.                                                      40
4.1     Organization and Good Standing.                           40
4.2     Authority; No Conflict.                                   40
4.3     Capitalization.                                           41
4.4     Certain Proceedings.                                      42
4.5     SEC Documents.                                            42
4.6     Brokers or Finders.                                       43
4.7     Suspension and Trading.                                   43
4.8     NASDAQ Listing.                                           43
4.9     Interim Operations of Acquisition Sub.                    43
4.10    Prospectus Exemptions.                                    43
5.      Covenants of the Company.                                 43
5.1     Access and Investigation.                                 43
5.2     Operation of the Businesses of the Company.               44
5.3     Negative Covenant.                                        44
5.4     Required Approvals.                                       45
5.5     Notification.                                             45
5.6     Covenants Regarding Non-Solicitation.                     45
5.7     Best Efforts.                                             45
5.8     Moral Rights.                                             46
5.9     Information Circular; Permit Application.                 46
5.10    Shareholder Approval.                                     47
5.11    Founders' Additional Restrictions Agreement.              47
5.12    Employment Agreements.                                    47
5.13    Repurchase of Founders' Class B Preferred Shares.         47
5.14    Third Party Consents.                                     48
5.15    Consent of Option Holders.                                48
5.16    Delivery of Cash Consideration; Indemnification.          48

6.      Covenants of Parent.                                      48
6.1     Approvals of Governmental Bodies.                         48
6.2     Best Efforts and Further Assurances .                     48
6.3     Support Agreement and Voting and Exchange Trust
        Agreement.                                                49
6.4     Registration Statement; Form S-8 Registration
        Statement.                                                49
6.5     Canadian Securities Compliance.                           52
6.6     Issuance of Nonvoting Preferred Stock.                    53
6.7     Officers' and Directors' Indemnification: Insurance.      53
7.      Conditions Precedent to Parent's Obligation to Close.     53
7.1     Accuracy of Representations.                              53
7.2     The Company's Performance.                                54
7.3     Consents.       54
7.4     Additional Documents.                                     54
7.5     No Proceedings.                                           55
7.6     No Claim Regarding Stock Ownership or Sale Proceeds.      55
7.7     No Prohibition.                                           55
7.8     Shareholder Approval.                                     55
7.9     Canadian Approvals.                                       55
7.10    Nasdaq Listing.                                           56
7.11    Dissent Rights.                                           56
7.12    Court Approval.                                           56
7.13    Termination of 401(k) Plan.                               56
7.14    No Material Adverse Change in the Company's Business.     56
8.      Conditions Precedent to the Company's Obligation to Close.57
8.1     Accuracy of Representations.                              57
8.2     Parent's Performance.                                     57
8.3     Additional Documents.                                     57
8.4     No Proceedings.                                           58
8.5     No Injunction.                                            58
8.6     Shareholder Approval.                                     58
8.7     Canadian Approvals.                                       58
8.8     Nasdaq Listing.                                           58
8.9     Court Approval.                                           58

9.      Termination.                                              58
9.1     Termination Events.                                       58
9.2     Effect of Termination.                                    59
10.     Escrow Fund.                                              60
10.1    Escrow Shares.                                            60
10.2    Damage Threshold.                                         61
10.3    Escrow Period.                                            61
10.4    Claims upon Escrow Fund.                                  61
10.5    Objections to Claims.                                     62
10.6    Resolution of Conflicts; Arbitration.                     62
10.7    Company Agent.                                            63
10.8    Actions of the Company Agent.                             64
10.9    Third-Party Claims.                                       64
11.     General Provisions.                                       64
11.1    Expenses and Liability.                                   64
11.2    Public Announcements.                                     64
11.3    Confidentiality.                                          65
11.4    Notices.                                                  65
11.5    Jurisdiction; Service of Process.                         66
11.6    Further Assurances.                                       67
11.7    Waiver.                                                   67
11.8    Entire Agreement and Modification.                        67
11.9    Disclosure Letter.                                        67
11.10   Assignments, Successors, and No Third-Party Rights.       68
11.11   Severability.                                             68
11.12   Section Headings, Construction.                           68
11.13   Time of Essence.                                          68
11.14   Governing Law.                                            69
11.15   Counterparts.                                             69
11.16   No Third-Party Beneficiaries.                             69
11.17   Currency.                                                 69



        EXHIBITS

        Exhibit A       Plan of Arrangement
        Exhibit B       Voting and Exchange Trust Agreement
        Exhibit C       Exchangeable Share Support Agreement
        Exhibit D       Founders' Additional Restrictions Agreement
        Exhibit E       Company Affiliate Agreement
        Exhibit F       Voting Agreement
        Exhibit G       Noncompetition and Confidentiality Agreements
        Exhibit H       Escrow Agreement



        SCHEDULES

        Schedule A      Founders
        Schedule B      Vesting and Release Schedule
        Schedule C      Voting Agreement Shareholders
        Schedule D      Noncompetition Employees


AGREEMENT AND PLAN OF ACQUISITION AND ARRANGEMENT
This Agreement and Plan of Acquisition and Arrangement, dated as of December 14, 1999 (the "Agreement"), is entered into by and between Rational Software Corporation, a Delaware corporation ("Parent"), Rational International, a California corporation and subsidiary of Parent ("International Corp."), 3037936 Nova Scotia Company, a Nova Scotia unlimited liability company and indirect subsidiary of Parent ("Holding ULC"), 1386501 Ontario Limited, an Ontario business corporation and indirect subsidiary of Parent ("Acquisition Sub"), 1386503 Ontario Limited, a corporation incorporated under the laws of Ontario ("Amalco") and ObjecTime Limited, a corporation incorporated under the laws of Ontario (the "Company").

W I T N E S S E T H:
WHEREAS, the Boards of Directors of Parent and the Company have each determined that it is advisable and in the best interests of their respective shareholders for Parent to acquire control of the Company through a statutory arrangement (the "Arrangement") involving the exchange of all of the issued and outstanding shares of the Company, other than those shares owned by Parent or any of its subsidiaries (the "Excluded Shares") for shares in Parent or an indirect subsidiary of Parent (the "Acquisition Sub") upon the terms and conditions set forth herein;
WHEREAS, as contemplated herein, Parent shall incorporate Holding
ULC, which shall in turn incorporate Acquisition Sub under the Business Corporations Act (Ontario), which shall in turn incorporate Amalco under the Business Corporations Act (Ontario);
WHEREAS, application will be made to the Ontario Superior Court pursuant to the Business Corporations Act (Ontario) for an interim order and directions and a final order with respect to a plan of arrangement (the "Plan of Arrangement") substantially in the form of the plan of arrangement annexed hereto as Exhibit A pursuant to which Amalco and Company will amalgamate to form ObjecTime Limited, an Ontario corporation ("New ObjecTime");
WHEREAS, upon receipt of a final order of the Superior Court of Ontario approving the Plan of Arrangement, articles of arrangement attaching the Plan of Arrangement (the "Articles of Arrangement") shall be filed with the Ministry of Consumer and Commercial Relations for the Province of Ontario giving effect to the Arrangement and the share exchange;
WHEREAS, pursuant to the Plan of Arrangement, once approved, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company, other than the Excluded Shares, shall be exchanged for cash together with either Parent Common Shares or Exchangeable Shares (as defined herein); WHEREAS, as contemplated by the Plan of Arrangement and pursuant to the terms of the Exchangeable Shares, and pursuant to the Support Agreement and the Voting and Exchange Trust Agreement (each as defined herein), the Exchangeable Shares shall be exchangeable by the holders for shares of Common Stock, $0.01 par value per share, in the capital of Parent (the "Parent Common Shares") on a one-for-one basis at any time on or before the earlier of (i) the date of the one-year anniversary after all such shares have been released pursuant to the Escrow Agreement and (ii) a date five years after the Effective Time (as defined herein) (the "Exchange Period"); provided that when seventy-five percent (75%) of the Exchangeable Shares have been converted, all remaining Exchangeable Shares must be exchanged within six months after written notice;
WHEREAS, following the Effective Date, it is currently intended that New ObjecTime will be continued to the corporate laws of the Province of Nova Scotia and amalgamated with an unlimited liability company to become an unlimited liability company;
WHEREAS, as an inducement for Parent to enter into this Agreement, certain stockholders of the Company will enter into a Voting Agreement pursuant to which they agree to vote in favor of the adoption and approval of this Agreement and the approval of the Arrangement (the "Voting Agreement"); and
WHEREAS, Parent, Acquisition Sub and the Company intend that the Exchangeable Shares will be generally received by resident Canadian shareholders of the Company without recognition of any gain or loss pursuant to the Income Tax Act (Canada) and resident Canadian shareholders of the Company will not be required to file United States Tax Returns solely as a result of the Acquisition to be effected by the Plan of Arrangement.

AGREEMENT
The parties, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound, hereby agree as follows:

1. Definitions.
For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:
"Acquisition Shares" -- the Parent Common Shares issuable upon exchange of the Exchangeable Shares and Parent Common Shares issued directly to holders of Shares pursuant to the Plan of Arrangement. "Acquisition Sub" -- as defined in the recitals to this Agreement.
"Affiliate" - the person deemed an affiliate as the term
"affiliate" is used for purposes of Rule 144 of the Rules and Regulations under the Securities Act of 1933, as amended.
"Applicable Contract" -- any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.
"Arrangement" -- as defined in the recitals to this Agreement. "Articles" -- as defined in the recitals to this Agreement.
"Articles of Arrangement" - as defined in the recitals to this Agreement.
"Assumed Option" - a Company Option that shall be assumed by Parent at the Effective Time.
"Balance Sheets" -- as defined in Section 3.5.
"Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions. "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.
"Canadian Securities Laws" -- the securities legislation of each province or territory of Canada, including any successor legislation, rules and regulations issued pursuant to that legislation or any successor legislation, as interpreted and applied by the applicable securities regulatory authority.
"Class B Non-Voting Preference Shares" - the Class B Non-Voting Preference Shares in the capital of Acquisition Sub having substantially the rights, privileges, restrictions and conditions set out in the provisions attaching to the Class B Non-Voting Preference Shares attached hereto as Appendix 2 to Exhibit A.
"Closing" -- as defined in Section 2.6.
"Closing Date" -- the date and time as of which the Closing actually takes place.
"Commission" -- the U.S. Securities and Exchange Commission.
"Company" -- as defined in the first paragraph of this Agreement. "Company Affiliate Agreements" -- as defined in Section 7.4(c).
        "Company Employee Plan" -- all oral or written plans, arrangements, agreements, programs, policies, practices or undertakings with respect to some or all of the current or former directors, officers, employees, independent contractors or agents of the Corporation or any Subsidiary which provide for or relate to:
(a) bonus, profit sharing or deferred profit sharing, performance compensation, deferred or incentive compensation, share compensation, share purchase or share option purchase, share appreciation rights, phantom stock, vacation or vacation pay, sick pay, employee loans, or any other compensation in addition to salary ("Incentive Plans");
(b) retirement or retirement savings, including, without limitation, registered or unregistered pension plans, pensions, supplemental pensions, registered retirement savings plans and retirement compensation arrangements (whether or not they are funded or unfunded) ("Pension Plans"); or
(c) insured or self-insured benefits for or relating to income continuation or other benefits during absence from work (including short term disability, long term disability and workers compensation), hospitalization, health, welfare, legal costs or expenses, medical or dental treatments or expenses, life insurance, accident, death or survivor's benefits, supplementary employment insurance, day care, tuition or professional commitments or expenses or similar employment benefits ("Benefit Plans");
 "Company International Employee Plan" - as defined in Section
3.12(a).
"Company Options" - all outstanding options or rights to purchase shares of capital stock of the Company issued under the Company Option Plans.
"Company Option Plans" -- the ObjecTime Limited Canadian Stock
Option Plan (1997), as amended, the ObjecTime Limited U.S. Stock Option Plan (1997), as amended, the ObjecTime Limited 1998 Canadian Stock Option Plan, as amended, and the ObjecTime Limited 1998 U.S. Stock Option Plan, as amended.
"Company Shares" -- as defined in Section 3.3.
"Confidential Information" -- as defined in Section 3.18(f).
"Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization). "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:
(a) the Transactions (as defined in this Section) and Parent's exercise of control over the Company;
(b) the execution, delivery, and performance of the Voting Agreements, the Noncompetition Agreements, the Company Affiliate Agreements, the Escrow Agreement, the Support Agreement, the Founders' Additional Restrictions Agreement and the Voting and Exchange Trust Agreement; and
(c) the performance by Parent and the Company of their respective covenants and obligations under this Agreement.
"Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
"Court" -- the Ontario Superior Court.
"Damages" -- as defined in Section 10.1.
"Depositary Agent" -- as defined in Section 10.1.
"Director" -- the director appointed pursuant to Section 278 of the Ontario Act.
"Disclosure Letter" -- the disclosure letter delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.
"Dissent Rights" -- means a shareholder of the Company's rights of dissent in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement.
"$" and "Dollars" -- United States dollars.
"Effective Date" -- as defined in Section 2.1(b).
"Effective Time" -- as defined in Section 2.1(b) of this Agreement.
"Employee" -- any current employee, officer, or director of the Company.
"Employee Agreement" -- each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company and any Employee or consultant.
"Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
"Environmental Laws" -- as defined in Section 3.17.
"Equity Equivalents" -- securities (including Options to purchase any shares of Company common shares) which, by their terms, are or may be exercisable or exchangeable for or into common shares, preferred shares or other securities at the election of the holder thereof. "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
"Escrow Agreement" -- as defined in Section 10.1.
"Escrow Shares" -- as defined in Section 10.1.
"Exchange Period" - as defined in the recitals to this Agreement. "Exchange Ratio" -- the ratio at which each Company Share will be exchanged into Class B Non-Voting Preference Shares of Acquisition Sub, being .0388 of a Class B Non-Voting Preference Share for each Company Share.
"Exchangeable Shares" - fully paid and non-assessable Class A Non-Voting Preference Shares in the capital of Acquisition Sub. "Excluded Shares" - all Company Shares held by Parent or any of its subsidiaries immediately prior to the Effective Time.
"Exemption Application" -- as defined in Section 3.27.
"Exemption Order" -- as defined in Section 3.28.
"Facilities" -- any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by the Company.
"Final Order" -- as defined in Section 2.1(b).
"Founder" -- each Person listed on Schedule A hereto.
"Founders' Additional Restrictions Agreement" -- as defined in
Section 2.4.
"GAAP" -- generally accepted Canadian accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.5 were prepared.
"Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
"Governmental Body" -- any:
(a) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;
(b) federal, provincial, state, local, municipal, foreign, or other government;
(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
(d) multi-national organization or body; or
(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
"Holding ULC" - as defined in the Recitals to this Agreement. "Information Circular" -- as defined in Section 3.27.
"Individual Shareholder Agreements" - the shareholder agreements entered into with each holder of Company Shares.
"Intellectual Property" -- as defined in Section 3.18(a).
"Interim Order" -- as defined in Section 2.1(a).
"Investment Assets" -- all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interest in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.
"IRC" -- the Internal Revenue Code of 1986, as amended, or any successor law and regulations issued by the IRS pursuant thereto.
"IRS" -- the United States Internal Revenue Service or any successor and, to the extent relevant, the United States Department of the Treasury.
"Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:
(a) such individual is actually aware of such fact or other matter; or
(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.
A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, "Knowledge" of such fact or other matter.
"Legal Requirement" -- any federal, provincial, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, policy statement, statute, or treaty.
"Material" -- as defined in Section 3.
"Material Adverse Effect" -- as defined in Section 3.
"Merger Shares" - the Exchangeable Shares and Parent Common
Shares issued in exchange for the Company Shares pursuant to the Plan of Arrangement.
"Noncompetition Agreements" -- as defined in Section 7.4(f).
"Ontario Act" -- the Business Corporations Act (Ontario).
"Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
"Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:
(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and
(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person. "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the memorandum and articles of association of a company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.
"OSA" -- the Securities Act (Ontario) or any successor law, and rule and regulations issued pursuant to that Act or any successor law. "Parent" -- as defined in the first paragraph of this Agreement. "Parent Common Shares" -- the Common Stock, $0.01 par value per share, of Parent.
"Parent SEC Documents" -- as defined in Section 4.5.
"Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, unlimited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
"Plan of Arrangement" -- defined in the recitals to this Agreement.
"Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
"Registrable Shares" -- the Parent Common Shares issuable under the Arrangement, Parent Common Shares issuable upon exchange of the Exchangeable Shares, and Parent Common Shares issuable upon exercise or conversion of Assumed Options.
"Registration Statement" -- as defined in Section 6.4.
"Related Person" -- with respect to a particular individual:
(a) each other member of such individual's Family;
(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;
(c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and
(d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).
With respect to a specified Person other than an individual:
(a) any Person who beneficially owns, directly or indirectly, ten percent (10%) of the issued and outstanding equity securities or equity interests in the specified Person;
(b) any Person who beneficially owns, directly or indirectly, ten percent (10%) of voting securities or other voting interests in the specified Person;
(c) any Person who has the right to designate a director in the specified Person;
(d) any Person who has the right to appoint the chief executive officer of the specified Person;
(e) any entity in which a Related Person owns twenty-five percent (25%) or more of the issued and outstanding equity securities or equity interests in such entity;
(f) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);
(g) any Person in which such specified Person holds a Material Interest;
(h) any Person with respect to which such specified
Person serves as a general partner or a trustee (or in a similar capacity); and
(i) any Related Person of any individual described in clause (b) or (c).
For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse,
(iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.
"Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
"Securities Act" -- the U.S. Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
"Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.
"Support Agreement" -- the Exchangeable Share Support Agreement, as defined in Section 6.3.
"Tax" -- includes income tax, purchase tax, value added tax, excise tax, sales tax, Goods and Services Tax, Provincial Sales Tax, franchise tax, withholding tax, and any other tax of any kind imposed on the Company, its assets or its properties payable to any Canadian, U.S., provincial, state, local, or foreign government, including in all cases interest, penalties and any other additions to tax and including in all cases any liability for the Taxes of another person as a transferee or successor, by contract or otherwise.
"Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
`Third Party Intellectual Property Rights" -- as defined in
Section 3.18(b).
"Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
"Transactions" -- the transactions described in Section 2.1 of this Agreement.
"Vesting and Release Schedule" -- as defined on Schedule B hereto.
"Voting Agreement" -- as defined in the recitals to this Agreement.
"Voting and Exchange Trust Agreement" -- as defined in
Section 6.3.

2. The Transactions.
2.1 Description of the Transactions.
(a) As promptly as practicable, the Company shall apply to the Court pursuant to Section 182 of the Ontario Act for an interim order in form and substance reasonably satisfactory to Parent and the Company (the "Interim Order") providing for, among other things the calling and holding of a special meeting of the securityholders of the Company (the "Company Shareholder Meeting") for the purpose of considering and, if deemed advisable, approving the Arrangement under
Section 182 of the Ontario Act and pursuant to this Agreement and the Plan of Arrangement, with such changes, modifications and additions thereto as the parties may reasonably agree upon. The notice of motion for the application for the Interim Order shall request that the Interim Order provide (i) for the class of Persons to whom notice shall be provided in respect of the Arrangement and the Company Shareholder Meeting and for the manner in which such notice shall be provided,
(ii) that the requisite shareholder approval for the special resolution approving the Arrangement shall be 66-2/3% of the votes cast on such special resolution by holders of Company Shares, each voting separately as a class, (and, in the case of the Class A Preferred Shares and the Class 8 Special Shares, both including and excluding votes held by persons who were not employees of the Company on September 30, 1999) and by holders of Company Options voting separately as to holders of Company Options granted under the 1997 Company Option Plans and the 1998 Company Option Plans present in person or by proxy at the Company Shareholder Meeting, (iii) that, in all other respects, the terms, restrictions and conditions of the Articles of Incorporation and By-Laws of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholder Meeting and
(iv) for the grant of the rights of dissent in respect of the arrangement described in Section 3.1 of the Plan of Arrangement.
(b) If the shareholders of the Company shall approve the Arrangement in accordance with the Interim Order, and subject to the satisfaction or waiver of the other conditions set forth in Article 7 and 8, the Company shall as promptly as practicable
(a) take all necessary steps to submit the Arrangement to the Court and apply for a final order of the Court approving the Arrangement in such fashion as the Court may direct (the "Final Order"). At 12:01 a.m. (the "Effective Time") on the date (the "Effective Date") shown on the Certificate of Arrangement issued by the Director giving effect to the Arrangement, the reorganization of capital and other transactions set out in Section 2.2 of the Plan of Arrangement shall occur and shall be deemed to occur in the order set forth in such Section 2.2 without any further act or formality.
(c) Pursuant to the terms of the Plan of Arrangement and subject to the Escrow Agreement, commencing at the Effective Time, the following events will occur:
 (i) the Company will reorganize its share capital so that each Class A Preferred Share and Class 8 Special Share will be exchanged for one share of a newly created class of Class B Common Shares;
 (ii) Amalco and the Company will amalgamate to form New ObjecTime and will continue as one corporation under the Ontario Act;
 (iii) each outstanding common share of Amalco, each outstanding Company Share deemed to be held by Holding ULC under the Plan of Arrangement and each Outstanding Company Share held by Parent or its affiliates will be converted into one common share of New ObjecTime and each outstanding Company Share that is not held by (A) a holder who has exercised its Dissent Rights and is ultimately entitled to be paid the fair market value of the Holder's Company Shares or (B) Parent or its affiliates will be converted into that number of Class B Non-Voting Preference Shares equal to the Exchange Ratio;
 (iv) each outstanding preference share of Amalco will be converted into one preference share of New ObjecTime;
 (v) one-third (1/3) of the outstanding Class
B Non-Voting Preference Shares held by each person who is not a resident of Canada for the purposes of the Income Tax Act (Canada) will be transferred by the holder to Holding ULC in exchange for consideration consisting of $48.77 cash for each Class B Non-Voting Preference Share transferred;
 (vi) each other outstanding Class B Non-Voting
Preference Share held by a person who is not a resident of Canada for the purposes of the Income Tax Act (Canada) will be transferred by the holder to Holding ULC in exchange for one Parent Common Share;
 (vii) one-third (1/3) of the outstanding Class
B Non-Voting Preference Shares held by each person who is a resident of Canada for the purposes of the Income Tax Act (Canada) will be transferred by the holder to Holding ULC in exchange for consideration consisting of $48.77 cash for each Class B Non-Voting Preference Share transferred;
 (viii) each other Class B Non-Voting Preference
Share held by a person who is a resident of Canada for the purposes of the Income Tax Act (Canada) will be transferred by the holder to Acquisition Sub in exchange for one Exchangeable Share;
 (ix) the Class B Non-Voting Preference Shares transferred to Acquisition Sub will be cancelled; and each Class B Non-Voting Preference Share transferred to Holding ULC will be exchanged for one common share of Acquisition Sub and the Class B Non-Voting Preference Shares so exchanged will be cancelled;
 (x) each Option shall be converted, without any act or formality on the part of the holder thereof, into an Assumed Option; and
 (xi) the Merger Shares to be issued at the Effective Time shall be deposited with the Depositary Agent and shall be released or forfeited on the last day of each full calendar month following the Effective Time in accordance with the Vesting and Release Schedule; provided that, in the event that 75% of the number of Exchangeable Shares initially issued have been exchanged, all remaining Exchangeable Shares must be exchanged within six months after written notice and will no longer be subject to such Vesting and Release Schedule.
2.2 Voting and Exchange Trust Agreement.
On or before the Closing, Parent, Acquisition Sub and a bank or trust company to be selected by Parent and approved by Acquisition Sub and the Company as trustee (the "Trustee"), shall execute and deliver a Voting and Exchange Trust Agreement in substantially the form set forth as Exhibit B hereto, with such changes and additions thereto as may be reasonably requested by the Trustee (as so executed, the "Voting Trust Agreement"). Parent shall deposit with the Trustee the number of Parent Common Shares equal to the number of Exchangeable Shares to secure the voting rights relating to Parent Common Shares granted for the benefit of the holders of the Exchangeable Shares, such shares to be held by the Trustee in accordance with the Voting Trust Agreement.
2.3 Exchangeable Share Support Agreement.
On or before the Closing, Parent, Holding ULC and Acquisition Sub shall execute and deliver the Exchangeable Share Support Agreement (the "Support Agreement") in substantially the form set forth on Exhibit C.
2.4 Founders' Additional Restrictions Agreement.
Contemporaneously with the execution and delivery hereof, on or before the Closing, Parent and Founders of the Company shall execute and deliver a Founders' Additional Restrictions Agreement substantially in the form set forth as Exhibit D hereto (as so executed, the "Founders' Agreement").
2.5 Exemption From Registration.
Parent hereby agrees within twenty days after Parent files a Form
10-K with the SEC for the fiscal year ended March 31, 2000, to file with the SEC, and thereafter to use its commercially reasonable efforts to cause the effectiveness of a registration statement under the Securities Act so as to register the issuance of the Parent Common Shares receivable upon exchange of the Exchangeable Shares, and to use commercially reasonable efforts to maintain the effectiveness of such registration statement (the "Public Registration") until the earlier of
(i) the date which is one year after the date on which the Exchange Period has terminated and (ii) six years from the Effective Time, and to take any action required to be taken under applicable SEC, state and provincial securities Laws and the regulations of the Nasdaq National Market (the "NNM") in connection with the issuance of such Parent Common Shares.
2.6 Closing.
Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 9 hereof, and subject to the satisfaction or waiver of the conditions set forth in Sections 7 and 8 hereof, the closing of the Transactions (the "Closing") will take place on January 11, 2000 at the offices of Fraser Milner, Suite 1200, 180 Elgin Street, Ottawa, Ontario, unless another time or place is agreed to in writing by the parties hereto. At the Closing, the parties hereto shall deliver the documents contemplated hereby together with such other customary documents as may be reasonably requested by the parties.
2.7 Taking of Necessary Action; Further Action.
If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and the Acquisition to be effected by the Plan of Arrangement, the officers and directors of the Company are fully authorized to take, and will take, all such lawful and necessary action.
2.8 Accounting Consequences.
It is intended by the parties hereto that the Transactions shall qualify for accounting treatment as a purchase under U.S. generally accepted accounting principles.
2.9 Adjustments to Exchange Ratio.
The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Shares or the Shares), reorganization, recapitalization or other like change with respect to Parent Common Shares or the Company Shares occurring after the date hereof and prior to the Effective Time.
2.10 Fractional Shares. Fractional shares shall be handled in accordance with Section 4.6 of the Plan of Arrangement.
2.11 Tax Treatment.
It is intended that the Transactions shall generally constitute
(i) a taxable exchange for United States federal income tax purposes (not qualifying under Sections 368 or 351 of the IRC) to holders of Shares who are U.S. residents or who are otherwise subject to taxation in the United States on the sale or exchange of Shares, (ii) a tax deferred reorganization for Canadian federal income tax purposes for owners of Shares who are residents of Canada for Canadian federal income tax purposes to the extent of their receipt of Exchangeable Shares as a consequence of the Arrangement; (iii) a tax deferred conversion of Company Options into Assumed Options for Canadian federal income tax purposes for owners of Company Options who are residents of Canada for Canadian federal income tax purposes to the extent of their receipt of Assumed Options as a consequence of the Arrangement; and
(iv) a tax deferred conversion of Company Options into Assumed Options for U.S. federal income tax purpose for owners of Company Options who are residents of the United States for U.S. federal income tax purposes to the extent of their receipt of Assumed Options as a consequence of the Arrangement.

3. Representations and Warranties of the Company.
Except as set forth in the Disclosure Letter hereto, the Company represents and warrants to Parent that the representations and warranties set forth in this Section 3 are true and correct as of the date of this Agreement. In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, assets (including intangible assets), capitalization, liabilities, business or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, assets (including intangible assets), capitalization, liabilities, business or results of operations of such entity and its subsidiaries, taken as a whole.
3.1 Organization and Good Standing.
(a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Company of its name, the name of its subsidiary, the Company's and its Subsidiary's jurisdictions of incorporation, amalgamation, continuance or formation, their principal place of business, other jurisdictions in which the Company or its Subsidiary is authorized to do business, and their capitalization. The Company is a corporation incorporated and validly existing, and in good standing under the laws of the Province of Ontario, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state, province or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
(b) The Company has delivered to Parent a copy of the Organizational Documents of the Company, as currently in effect.
3.2 Authority; No Conflict.
(a) This Agreement has been duly executed and delivered and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency and other similar laws effecting creditors' rights generally and to general principles of equity. Subject to the approval of this Agreement by the Company's shareholders, the Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.
(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Arrangement by the Company's shareholders.
(c) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of the obligations of the Company in connection with the Transactions will, directly or indirectly (with or without notice or lapse of time):
 (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the shareholders of the Company;
 (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of the assets owned or used by the Company, may be subject;
 (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;
 (iv) cause the Company to become subject to, or to become liable for the payment of, any Tax;
 (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;
 (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or
 (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.
Except as set forth in Part 3.2 of the Disclosure Letter, the Company is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of its obligations in connection with the Transactions.
3.3 Capitalization.
The authorized equity securities of the Company consists of an unlimited number of Class A Common Shares, an unlimited number of Class A Preferred Shares, 3,699,457 Class B Preferred Shares, 100 Class C Preferred Shares, and an unlimited number of Class 8 Special Shares. There currently are issued and outstanding 8,895,058 Class A Common Shares, 4,681,086 Class A Preferred Shares, 3,699,457 Class B Preferred Shares, 100 Class C Preferred Shares, and 550,695 Class 8 Special Shares (collectively, "Company Shares"). There currently are options outstanding for the purchase of an aggregate of 1,244,374 Class A Preferred Shares of the company under the ObjecTime Limited Canadian Stock Option Plan (1997) and the U.S. Stock Option Plan (1997) and an aggregate of 8,227,145 Class 8 Special shares under the ObjecTime Limited 1998 Canadian Stock Option Plan and 1998 U.S. Stock Option Plan (the "Company Option Plans"). There currently are and as of the Closing there will be no other outstanding commitments to issue any shares of capital stock or voting securities of the Company. Except as disclosed in Part 3.3 of the Disclosure Letter, all outstanding shares of the Company capital stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights or rights of first refusal created by statute, its Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All issuances of capital stock or options with respect thereto have been made in compliance with applicable laws. Except for the rights created pursuant to this Agreement and the Contemplated Transactions, there are no other options, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company. True and complete copies of all agreements and instruments relating to or issued under the Company Option Plans have been provided to legal counsel for Parent. Prior to the Closing, the Company shall have delivered to Parent all shareholder agreements or similar arrangements relating to capital stock of the Company.
With respect to each share or option of the Company, Part 3.3 of the Disclosure Letter sets forth the identity of each beneficial holder thereof, the number and type of securities issuable thereunder, and, if applicable, the exercise price therefor, the exercise period, the maximum term, and vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated) and the residence or principal place of business of each holder.
Except as set forth in Part 3.3 of the Disclosure Letter, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. Except as described in Part 3.3 of the Disclosure Letter, there are no Options or other Contracts to which the Company is a party that relates to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act, any Canadian Securities Law or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
3.4 Subsidiaries.
The Company is the owner of all outstanding shares of each of its Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of each Subsidiary are owned by the Company free and clear of all liens, charges, claims or encumbrances, or rights of others. There are no outstanding subscriptions, options, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued shares or other securities of any such Subsidiary, or otherwise obligating the Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other Person other than its interests in the Company's Subsidiary set forth in Part 3.4 of the Disclosure Letter.
3.5 Financial Statements.
The Company has delivered to Parent: consolidated balance sheets of the Company and its Subsidiary as at March 31, 1999, and September 30, 1999 and 1998 (including the notes thereto, the "Balance Sheets"), and the related statements of operations and deficit for the fiscal year then ended, together with the report thereon of Ernst & Young LLP independent chartered accountants for the year ended March 31, 1999. Such financial statements and notes fairly present the financial condition and the results of operations, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.
3.6 Books and Records.
Except as set out in the Disclosure Letter, the books of account, minute books and share certificate books of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.
3.7 Title to Properties; Encumbrances.
Part 3.7 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other real property interests owned by the Company. The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, located in the Facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in
Part 3.7 of the Disclosure Letter and personal property sold since the date of the Balance Sheet, in the Ordinary Course of Business), and all of the properties and assets (except for personal property acquired and sold in the Ordinary Course of Business), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.7 of the Disclosure Letter. Except as set forth in Part 3.7 of the Disclosure Letter, all material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (c) liens for current taxes not yet due.
3.8 Condition and Sufficiency of Assets.
The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.
3.9 No Undisclosed Liabilities.
Except as set forth in Part 3.9 of the Disclosure Letter, the Company has no material liabilities or obligations of any nature in excess of $50,000 whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.
3.10 Taxes.
For the purpose of the representations in this Section 3.10, "Company" shall mean "Company and its Subsidiary."
(a) The Company has timely filed or caused to be timely filed all Tax Returns that are or were required to be filed by it pursuant to applicable Legal Requirements. The Company has delivered or made available to Parent copies of, and Part 3.10 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns reporting a tax liability of $25,000 or more relating to income or other taxes filed since March 31, 1996 correct and complete copies of which (including schedules thereto) have been made available to the Parent. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due, pursuant to those Tax Returns (whether or not shown on such Tax Returns) or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Part 3.10 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves have been provided in the Balance Sheets.
(b) Canadian federal and provincial income tax assessments have been issued to the Company and its Subsidiaries covering all past periods up to and including the fiscal year ended March 31, 1999 and such assessments, if any amounts were owing in respect thereof, have been paid, and only the fiscal years subsequent to September 30, 1996 remain open for reassessment of additional taxes, interest or penalties. Assessments for all other applicable Taxes have been issued and any amounts owing thereunder have been paid, and only the time period subsequent to September 30, 1996 remains open for reassessment of additional Taxes.
(c) Part 3.10 of the Disclosure Letter contains a complete and accurate list of all audits of all Tax Returns filed by the Company, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.10 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.10 of the Disclosure Letter describes all adjustments to the Tax Returns filed by the Company for all taxable years since inception, and the resulting deficiencies proposed by the appropriate tax authorities. Except as described in
Part 3.10 of the Disclosure Letter, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.
(d) The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate and are at least equal to the Company's liability for Taxes and professional fees related thereto. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.10 of the Disclosure Letter. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.
(e) There are no liens with respect to Taxes upon any Company assets other than liens for Current Taxes not yet due and payable.
(f) All Tax Returns filed by the Company are true, correct, and complete. There is no Tax sharing agreement that will require any payment by the Company after the date of this Agreement. The Company has never been a member of an affiliated, consolidated, unitary or combined group filing group returns.
(g) No claims have been made, which are currently pending, by any Canadian federal or provincial tax authority or any other taxing authority in connection with any Taxes of the Company.
(h) All Canadian, U.S. and foreign income, profits, franchise, sales, use, occupancy, property, severance, excise, value added and other taxes (including interest and penalties) due from the Company, have been fully paid, or have been or will be adequately provided for in the Balance Sheet.
(i) The Company is not subject to any adjustment or penalty by reason of underpayment or violation of any order, rule or regulation of, or a default with respect to, any return or report required to be filed with, any federal, provincial, state, local, foreign or other governmental taxing agency, department, commission, board, bureau or instrumentality to which they are subject.
(j) The Company has not made, is not obligated to make and is not party to any agreement that could obligate it to make any payments that would not be deductible under Sections 162, 280G or 404 of the U. S. Internal Revenue Code.
(k) Except for the assets held by the Company's
Delaware subsidiary ObjecTime, Inc., the Company does not own any property that would, when sold, give rise to income, gain or loss that would be taken into account in calculating U.S. taxable income of the Company.
(l) The Company is not and has not been a United
States real property holding corporation (as defined in Code sections 897(c)(2) and 897(c)(4)) during the applicable period specified in
Section 897(c)(1)(A)(ii) of the U.S. Internal Revenue Code.
(m) The Company has not requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority relating to Taxes.
(n) All material elections made by the Company relating to Taxes are set forth in Part 3.10 of the Disclosure Letter.
(o) There are no powers of attorney with respect to Taxes of the Company currently in force.
3.11 No Material Adverse Change.
Since March 31, 1999, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and, to the Knowledge of the Company, no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change.
3.12 Employee Matters and Company Employee Plans.
Parent acknowledges that the Company employs a significant percentage of its workforce in Canada, and as such U.S. laws governing employment and employee benefit plans will not apply, and many of the benefit plans referred to in this section will not exist for the Company's Canadian employees. With that understanding, the Company makes the following representations: Part 3.12 of the Disclosure Letter contains a complete and accurate list of the following information for each Employee or consultant of the Company, including: each Employee on leave of absence or layoff status: name; job title; aggregate annual remuneration (gross salary); vacation accrued; and service credited for purposes of vesting and eligibility to participate under a Company Employee Plan or any retirement, severance pay or employee benefit plan. For the purposes hereof "remuneration" includes bonuses but excludes non-monetary fringe benefits and additional costs to the Company in respect of remuneration.
(a) Part 3.12 of the Disclosure Letter identifies with respect to the Company, its Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code or any analogous provisions of Canadian law (an "ERISA Affiliate"), all Company Employee Plans including (i) all Pension Plans whether or not such plans are subject to ERISA or any applicable Canadian law pertaining to such plans, (ii) each loan to a non-officer employee, loans to officers and directors and any Incentive Plans,
(iii) all Benefit Plans including all Benefit Plans which are subject to Code Section 125 or any analogous Canadian law or Code Section 129 or any analogous Canadian law programs or arrangements which are not employee benefit plans as otherwise covered under clause (i) above,
(iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management or employees located outside the United States of the Company and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied or potential obligations of the Company exist for the benefit of, or relating to, any present or former employee, consultant or director of the Company. In addition, Part 3.12 of the Disclosure Letter lists each Company Employee Plan that has been adopted and mentioned by the Company for the benefit of employees outside the United States (the "Company International Employee Plans").
(b) The Company has furnished to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements or any applicable Canadian law, provided copies of the Form 5500 reports or any reports required by applicable Canadian law filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code or registered under any applicable Canadian pension benefits legislation has either obtained from the Internal Revenue Service or the applicable Canadian regulatory authorities a favorable determination letter as to its qualified status under the Code or similar approval under any applicable Canadian law, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation (or relies on such favorable determination letter issued by the Internal Revenue Service with respect to a prototype plan adopted by the Company), or has applied to the Internal Revenue Service for such a determination letter or approval prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter or approval and to make any amendments necessary to obtain a favorable determination or approval. The Company has also furnished Parent with the most recent Internal Revenue Service determination letter or any similar Canadian approval issued or relied upon with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter or approval which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a) or Canadian pension benefits legislation or the Income Tax Act (Canada).
(c) (A) Other than continued health care coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or applicable employment standards legislation of any Canadian province, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare or non-pension benefits to any person; (B) there has been no "prohibited transaction" or other similar event, as such are defined in Section 406 of ERISA and Section 4975 of the Code or any analogous Canadian law, with respect to any Company Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Company; (C) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA, the Code or any applicable Canadian law), and the Company and its subsidiary or ERISA Affiliates have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans;
(D) neither the Company nor its subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code, Title I of ERISA or any applicable Canadian law with respect to any of the Company Employee Plans and which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company; (E) all material contributions required to be made by the Company or its subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (F) with respect to each Company Employee Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the thirty
(30) day notice requirement has been waived under the regulations to
Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA, nor any event under Canadian law has occurred which would entitle any Person to partially or fully wind-up or require the partial or full winding-up of any Company Employee Plan or Pension Plan which could adversely affect the tax status of any Company Employee Plan; and (G) no Company Employee Plan is covered by, and neither the Company nor its subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA, Section 412 of the Code. All Company Employee Plans which are required to be are fully funded and have been invested in accordance with the relevant terms of each plan and all applicable law, and, in the case of Pension Plans, are fully funded on a going concern and solvency basis in accordance with generally accepted actuarial principles and actuarial methods and assumptions contained in the most recent actuarial report of the plan. With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(l) of ERISA, and any Pension Plan registered under applicable Canadian law, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and the Company has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor or any analogous Canadian authority. Neither the Company nor its subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA, or any similar provisions of Canadian law.
(d) With respect to each Company Employee Plan, the
Company has complied with the applicable health care continuation and notice provisions of COBRA and the proposed regulations thereunder and any applicable provisions of the employment standards legislation of any Canadian province, except to the extent that such failure to comply would not have a Material Adverse Effect.
(e) The consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee or other service provider of the Company, its subsidiary or any other ERISA Affiliate to severance benefits or any other payment, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.
(f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, its subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Company's financial statements.
(g) Each Company International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws applicable to such International Employee Plan, except to the extent that such failure to comply would not have a Material Adverse Effect. No Company International Employee Plan has material unfunded liability that as of the Effective Time will not be offset by insurance or fully accrued.
(h) The Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices and, to the extent, if any, that the Company is not in compliance, such failure to comply would not have a Material Adverse Effect on the Company, and are not engaged in any unfair labor practice. Except as disclosed in Part 3.12 of the Disclosure Letter, there are no pending claims against the Company under any workers compensation plan or policy or for long term disability. Except as disclosed in Part 3.12 of the Disclosure Letter, the Company does not have any obligations under COBRA or any applicable provision of the employment standards legislation of any Canadian province with respect to any former employees or qualifying beneficiaries thereunder. There are no legal actions pending or threatened between the Company and any of its respective employees. The Company is not a party to any collective bargaining agreement or other labor union contract nor are there any activities or proceedings of any labor union to organize any such employees. Each current and former employee or consultant of the Company has executed and delivered to the Company proprietary information and invention assignment agreement in a form acceptable to Parent. Any modifications, alterations, exhibits or attachments to such forms have also been provided to legal counsel for Parent. To the knowledge of the Company, none of the employees or consultants of the Company is obligated under any contract or other agreement, or subject to any judgment, decree or order of any governmental authority that would interfere with the business of the Company, as currently conducted or as proposed to be conducted after the Stock Purchase. To the knowledge of the Company, no current or former employee or consultant of the Company has violated any term of any employment or consulting contract or other agreement relating to such person's employment or consulting relationship with any other person as such may relate to such person's employment or consulting relationship with the Company or its subsidiary.
(i) To the Company's Knowledge, no Employee or consultant of the Company is in violation of any term of any employment, employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such person with the Company or any other party because of the nature of the business conducted or to be conducted by the Company. To the Company's Knowledge, no Employee or consultant of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Employee or consultant and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect
(i) the performance of his duties as an Employee or consultant of the Company, (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with any such Employee or consultant or (iii) the ability of such Employee or consultant to assign to the Company or to any other Person any rights to any invention, improvement or discovery. The Company is currently not party to, and since its inception has never been party to, any collective bargaining agreements or other labor Contracts covering any of its Employees. Since March 31, 1999 there has not been, there is not presently pending or existing, and, to the Company's Knowledge, there is not Threatened, any organizing, strike, slowdown, picketing, work stoppage, or employee grievance process. The Company has complied in all respects with all Legal Requirements required to be complied with by the Company relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes and occupational safety and health and any failure to comply would not have a Material Adverse Effect on the Company. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. To the Knowledge of the Company, except as contemplated herein, there is no employee who has any plans to terminate his or her employment with the Company before or within twelve months following the Effective Date.
(j) Each Company Employee Plan has been
established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company Employee Plan and, to the extent, if any, that the Company is not in compliance, such failure to comply would not have a Material Adverse Effect on the Company. Furthermore, no Company Employee Plan has unfunded liabilities, that as of the Closing, will not be offset by insurance or fully accrued. Except as required by law, no condition, other than approval of such action by the Company's board of directors, exists that would prevent the Company from terminating or amending any Company Employee Plan.
3.13 Compliance with Legal Requirements; Governmental
Authorizations.
(a) Except as set forth in Part 3.13 of the Disclosure Letter:
 (i) the Company is, and at all times since
March 31, 1999 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except to the extent that such failure to comply would not have a Material Adverse Effect on the Company;
 (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement except to the extent that such failure to comply would not have a Material Adverse Effect on the Company, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
 (iii) the Company has not received, at any time since March 31, 1999, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding
(A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
(b) Part 3.13 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.13 of the Disclosure Letter:
 (i) the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in
Part 3.13 of the Disclosure Letter;
 (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Letter;
 (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure by the Company to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization held by the Company; and
 (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.13 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made by the Company on a timely basis with the appropriate Governmental Bodies.
(c) The Governmental Authorizations listed in Part
3.13 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.
3.14 Legal Proceedings; Orders.
(a) Except as set forth in Part 3.14(a) of the Disclosure Letter, there is no pending Proceeding:
 (i) that has been commenced by or against the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company; or
 (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
(b) To the Knowledge of the Company, except as set forth in Part 3.14(b) of the Disclosure Letter, (1) no such Proceeding has been Threatened by or against the Company, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding by or against the Company. The Company has delivered to Parent copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.14 of the Disclosure Letter. The Proceedings listed in Part
3.14 of the Disclosure Letter will not have a Material Adverse Effect on the Company.
(c) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject; and
(d) To the Knowledge of the Company, no Employee is subject to any Order that prohibits such Employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.
3.15 Absence of Certain Changes and Events.
Except as set forth in Part 3.15 of the Disclosure Letter since
March 31, 1999, the Company has conducted its businesses only in the Ordinary Course of Business and there has not occurred:
(a) the entering into of any Contract, commitment or transaction or the incurrence of any material liabilities outside of the Ordinary Course of Business;
(b) the entering into of any Contract in connection with any transaction involving a business combination;
(c) the alteration, or entering into of any Contract or other commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company or any of its Subsidiaries directly or indirectly holds any interest on the date hereof;
(d) the entering into of any strategic alliance, joint development or joint marketing Contract other than joint marketing efforts in the Ordinary Course of Business;
(e) any material amendment or other modification
(or agreement to do so), except for routine amendments or modifications made in the Ordinary Course of Business, or material violation of the terms of, any of the Contracts set forth or described in the Disclosure Letter;
(f) the entering into of any transaction with any officer, director, shareholder, or Affiliate of the Company, other than pursuant to any Contract in effect on March 31, 1999 and disclosed to Parent pursuant to Part 3.16 of the Disclosure Letter or other than pursuant to any contract of employment and listed pursuant to Part 3.12 of the Disclosure Letter;
(g) the entering into or amendment of any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of the Company or Company Intellectual Property other than as contemplated by the Contracts or Licenses of the Company and its Subsidiaries disclosed in the Disclosure Letter;
(h) the declaration, setting aside or payment of any dividends on or making of any other distributions (whether in cash, stock or property) in respect of any Company Common Shares or Equity Equivalents, or any split, combination or reclassification of any Company Common Shares or Equity Equivalents or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for Company Common Shares or Equity Equivalents, or the repurchase, redemption or other acquisition, directly or indirectly, of any Company Common Shares or Equity Equivalents by the Company except for repurchases of Company Shares upon termination of employment;
(i) except for (i) the issuance of Company Shares upon exercise or conversion of then-outstanding Company Options or (ii) the issuance of options available for grant under the Company's Option Plans in the Ordinary Course of Business to eligible participants under the Company Option Plans consistent with past practice, the issuance, grant, delivery, sale or authorization of or proposal to issue, grant, deliver or sell, or purchase or proposal to purchase, any Company Shares, Equity Equivalents or modification or amendment of the rights of any holder of any outstanding Company Shares or Equity Equivalents (including to reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding Company Options or other Equity Equivalents), nor have there been any agreements, arrangements, plans or understandings with respect to any such modification or amendment;
(j) any amendments to the Organizational Documents of the Company of any of its Subsidiaries;
(k) any transfer (by way of a license or otherwise) to any Person of rights to any Company Intellectual Property other than non-exclusive transfers to the Company's customers, distributors or other licensees in the Ordinary Course of Business; any disposition or sale of, waiver of rights to, license or lease of, or incurrence of any material lien on, any material assets and properties (other than Company Intellectual Property) of the Company and its Subsidiaries, other than dispositions of inventory, or licenses of products to Persons in the Ordinary Course of Business of the Company;
(l) the write-off or write-down or making of any determination to write off or write-down, or revalue, any of the assets and properties of the Company, or change in any reserves or liabilities associated therewith, individually or in the aggregate in an amount exceeding $25,000;
(m)   the failure to pay or otherwise satisfy
material liabilities of the Company or its Subsidiaries when due, except such as are being contested in good faith;
(n) the incurrence of any indebtedness or guarantee of any such indebtedness in an aggregate amount exceeding $25,000 or issuance or sale of any debt securities of the Company or any of its Subsidiaries or guarantee of any debt securities of others;
(o) the grant of any severance or termination pay to any director, officer employee or consultant, except payments made as required by Law or pursuant to written Contracts outstanding on the date hereof, the terms of which are disclosed in the Disclosure Schedule;
(p) an increase in salary, rate of commissions, rate of consulting fees or any other compensation of any current officer, director, shareholder, employee, independent contractor or consultant of the Company or any of its Subsidiaries;
(q) the establishment or modification of (i) targets, goals, pools or similar provisions under any plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement or (ii) salary ranges, increased guidelines or similar provisions in respect of any plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement;
(r) the adoption, entering into, amendment, modification or termination (partial or complete) of any Company Employee Plan;
(s) the payment of any discretionary or stay bonus;
(t) the making or changing of any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, the entering into of any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise;
(u) the making of any change in the accounting policies, principles, methods, practices or procedures of the Company (including without limitation for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);
(v) any failure to pay or otherwise satisfy any obligations to procure, maintain, renew, extend or enforce any material Company Intellectual Property, including, but not limited to, submission of required documents or fees during the prosecution of patent, trademark or other applications for registered Intellectual Property rights; and
(w) any entering into any agreement to do any of the foregoing.
3.16 Contracts; No Defaults.
(a) Part 3.16(a) of the Disclosure Letter contains a complete and accurate list, and the Company has delivered to Parent true and complete copies, of:
 (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $25,000;
 (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $25,000;
 (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $10,000;
 (iv) each lease, rental or occupancy
agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);
 (v) each licensing agreement or other
Applicable Contract other than Company's standard "shrinkwrap" product license agreements entered into in the Ordinary Course of Business with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former Employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;
 (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other Employee representative of a group of Employees;
 (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;
 (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;
 (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
 (x) each power of attorney executed by the Company that is currently effective and outstanding;
 (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;
 (xii) each Applicable Contract for capital expenditures in excess of $15,000;
 (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and
 (xiv) each amendment, supplement, and
modification (whether oral or written) in respect of any of the foregoing.
(b) Except as set forth in Part 3.16(b) of the Disclosure Letter, each Applicable Contract identified or required to be identified in Part 3.16(a) of the Disclosure Letter is in full force and effect and is valid and enforceable against the Company in accordance with its terms.
(c) Except as set forth in Part 3.16(c) of the Disclosure Letter:
 (i) the Company is, and at all times since
March 31, 1999 has been, in compliance with all applicable terms and requirements of each Applicable Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;
 (ii) to the Knowledge of the Company, each other Person that has or had any obligation or liability under any Applicable Contract under which the Company has or had any rights is, and at all times since the Company's inception has been, in compliance with all applicable terms and requirements of such Applicable Contract;
 (iii) to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and
 (iv) the Company has not been given or
received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.
(d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Applicable Contracts with any Person and no such Person has made written demand to the Company for such renegotiation.
3.17 Environmental and Product Matters.
Except as set forth in Part 3.17 of the Disclosure Letter:
The Company (i) has obtained all applicable permits, licenses and other authorizations that are required under United States or Canadian federal, provincial, state, local or foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its subsidiary (or their respective agents); (ii) is in compliance with all material terms and conditions of such required permits, licenses and authorizations, and also is in compliance with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, is not aware of and have not received notice of any event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance or that would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's (or any of its agents) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment of any pollutant, contaminant or hazardous or toxic material or waste; (iv) has not disposed of any pollutants, contaminants or hazardous or toxic materials or wastes into the soil or groundwater at any properties owned or leased by the Company, either now or in the past, or at any other property that would result in any assessment or remedial action; and (v) has taken all actions necessary under applicable requirements of federal, state, local or foreign laws, rules or regulations to register any products or materials required to be registered by the Company (or any of its agents) thereunder.
3.18 Intellectual Property.
(a) Except as set forth in Part 3.18 of the Disclosure Letter, the Company owns the exclusive, enforceable rights to use, sell, license and dispose of, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or required in the business of the Company as currently conducted. No Intellectual Property used or required in the business of the Company as currently conducted is subject to any lien, pledge, encumbrance or other restriction, or is held by any third party pursuant to any escrow agreement or similar arrangement.
(b) Identified in Part 3.18 of the Disclosure
Letter are (A) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, related to the Company's businesses and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (B) all material licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property (excluding object-code end-user licenses granted to end-users in the ordinary course of business), and (C) all material licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product of the Company.
(c) To the best of the Company's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company, any trade secret material to the Company, or any Intellectual Property right of any third party to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or customer agreements arising in the Ordinary Course of Business.
(d) The Company is not, nor will be as a result of the execution and delivery of this Agreement or the performance of the obligations under this Agreement, and the consummation of the Contemplated Transactions, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.
(e) All patents and registered trademarks, service marks and copyrights held by the Company are valid and subsisting. The Company (A) is not a party to any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, (B) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party, including without limitation any current or former employee or consultant of the Company or (C) has no knowledge of any basis for any suit, action or proceeding described in (A) or (B) and has received no communication from any person relating to any possible basis for any suit, action or proceeding described in (A) or (B). The manufacture, marketing, licensing or sale of products of the Company does not infringe any trademark, service mark, copyright, trade secret or to the best of the Company's knowledge, patent or other proprietary right of any third party.
(f) The Company believes it has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, or patent applications or copyright ("Confidential Information"). All use (known to the Company) or disclosure of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. To the best of the Company's knowledge, all use or disclosure of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.
3.19 Certain Agreements.
Except as set forth in Part 3.19 of the Disclosure Letter, the execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company or its subsidiary, (ii) materially increase any benefits otherwise payable by the Company or its subsidiary or
(iii) result in the acceleration of the time of payment or vesting of any such benefits.
3.20 Certain Payments.
Since its inception, neither the Company nor, to the Company's Knowledge, any Employee, consultant or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any applicable Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.
3.21 Relationships with Related Persons.
(a) Except as disclosed in Part 3.21 of the Disclosure Letter, (i) there are no Contracts or liabilities between the Company, on the one hand, and (I) any current or former officer, director, shareholder, or to the knowledge of the Company, any Affiliate of the Company or (II) any Person who, to the knowledge of the Company, is an associate of any such officer, director, shareholder or Affiliate, on the other hand, (ii) the Company does not provide nor causes to be provided any assets, services or facilities to any such current or former officer, director, shareholder or Affiliate, (iii) neither the Company nor any such current or former officer, director, shareholder or Affiliate provides or causes to be provided any assets, services or facilities to the Company and (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, director, shareholder or Affiliate.
(b) Each of the Contracts and liabilities listed in
Part 3.21 of the Disclosure Letter were entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than if such Contract or liability was entered into or incurred on an arm's- length basis on competitive terms. Any Contract to which the Company is a party and in which any director of the Company has a financial interest in such Contract was approved in accordance with applicable law.
3.22 Brokers or Finders.
Other than as described in Part 3.22 of the Disclosure Letter, the Company has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.
3.23 Board Approval.  The Board of Directors of the
Company has, prior to the date hereof, unanimously (i) approved this Agreement and the Arrangement and (ii) determined that the Arrangement is in the best interests of the shareholders of the Company and is on terms that are fair to such shareholders.
3.24 Shareholder Approval.
The Company has no reason to believe that any shareholder or group of shareholders representing more than 5% of the outstanding Shares entitled to vote will exercise Dissent Rights in connection with shareholder approval of this Agreement and the Transactions.
3.25 Sales and Assets in the United States and Canada.
(a) During its most recent fiscal year ended
March 31, 1999, the Company made aggregate sales in or into the United States of less than $25 million; and
(b) As of its most recent balance sheet, had assets in the United States having an aggregate book value of less than $15 million.
(c) The aggregate value of the assets in Canada of the Company, together with each of its affiliates (as such term is defined in the Competition Act (Canada) determined in accordance with the Competition Act), does not exceed CDN. $35 million. The aggregate gross revenues from sales in, from or into Canada of the Company together with each of its respective affiliates (as such term is defined in the Competition Act), determined in accordance with, and for the period prescribed by the Competition Act, does not exceed CDN. $35 million.
3.26 Exemption Applications; Information Circular.
At the time of filing the applications for the Interim Order and Final Order, the time of the relevant hearings of the Court and the time the Interim Order and the Final Order are effective, such Exemption Applications shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. At the time of filing the applications (the "Exemption Applications") for issuance of orders (the "Exemption Orders") of the Ontario Securities Commission and the Quebec Securities Commission pursuant to which
(i) the issuance of the Exchangeable Shares to be issued in accordance with the Plan of Arrangement and the assumption of the Company Options to be assumed in accordance with the Plan of Arrangement, (ii) the issuance of the Parent Common Shares including any shares to be issued in exchange for the Exchangeable Shares and on the exercise of the Company Options to be assumed in accordance with the Plan of Arrangement, (iii) the sale on the NNM of the Parent Common Shares described in clause (ii) will be exempt from the registration and prospectus requirements of the Securities Act (Ontario) and the Securities Act (Quebec) and at the time of the relevant hearing and the time the Exemption Order is effective, the information supplied by the Company for inclusion shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the information circular to be sent to the shareholders of the Company in connection with the Company Shareholders Meeting (such information circular as amended or supplemented is referred to herein as the "Information Circular") shall not, on the date the Information Circular is first mailed to the Company's shareholders, at the time of the Company Shareholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Acquisition Sub which is contained in any of the foregoing documents.

4. Representations and Warranties of Parent and Acquisition Sub.
Parent and Acquisition Sub jointly and severally represent and warrant to the Company as follows:
4.1 Organization and Good Standing.
Each of Parent and Acquisition Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and the Province of Ontario, respectively, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Parent is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
4.2 Authority; No Conflict.
(a) This Agreement constitutes the legal, valid, and binding obligation of each of Parent and Acquisition Sub, enforceable against it in accordance with its terms. Upon the execution and delivery by Parent of the Escrow Agreement, the Voting and Exchange Trust Agreement, and the Support Agreement, each of these three agreements will constitute the legal, valid, and binding obligations of Parent enforceable against it in accordance with its respective terms. Parent has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement, the Escrow Agreement, the Voting and Exchange Trust Agreement and the Support Agreement and to perform its obligations under this Agreement, the Escrow Agreement, the Voting and Exchange Trust Agreement and the Support Agreement.
(b) Neither the execution and delivery of this Agreement, the Voting and Exchange Trust Agreement, the Escrow Agreement or the Support Agreement by Parent nor the consummation or performance of any of the Transactions by Parent will directly or indirectly (with or without notice or lapse of time):
 (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent, or (B) any resolution adopted by the board of directors or the shareholders of Parent;
 (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent or any of the assets owned or used by Parent, may be subject;
 (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or Acquisition Sub or that otherwise relates to the business of, or any of the assets owned or used by, Parent; or
 (iv) contravene, conflict with, or result in a violation of any of the terms or requirements of any Contract to which Parent is a party or by which Parent may be bound.
(c) Except for the approval of Parent's board of directors, Parent will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement, the Escrow Agreement, the Voting Agreement, the Voting and Exchange Trust Agreement and the Support Agreement or the consummation or performance of any of the Transactions.
4.3 Capitalization.
(a) The authorized capital stock of Parent consists of 150,000,000 Parent Common Shares and no shares of Preferred Stock. At the close of business on September 30, 1999, 86,649,828 Parent Common Shares were outstanding, 14,732,227 Parent Common Shares were issuable upon the exercise of outstanding stock options and 9,379,809 Parent Common Shares were held by Parent in its treasury. All outstanding Parent Common Shares are validly issued, fully paid, non-assessable and free of preemptive rights. The Parent Common Shares and the Exchangeable Shares, when issued and delivered in accordance with the terms of this Agreement and the Support Agreement (in the case of the Parent Common Shares issuable in respect of the Exchangeable Shares), and the Parent Common Shares issuable upon exercise or conversion of the Assumed Options, will have been duly authorized and validly issued, fully paid and non-assessable. Except as disclosed above or in the Parent SEC Documents or as otherwise contemplated by this Agreement, as of September 30, 1999, there were no outstanding subscriptions (other than those subscriptions issued pursuant to Parent's employee stock purchase plans in the Ordinary Course of Business, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Parent or any subsidiary thereof to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent, or obligating or any subsidiary of Parent to grant, extend or enter into any such agreement or commitment.
(b) The authorized capital stock of Acquisition Sub consists of an unlimited number of shares of common stock, of which 1,000 are issued and outstanding.
4.4 Certain Proceedings.
There is no pending Proceeding that has been commenced against Parent or Acquisition Sub and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Parent's Knowledge, no such Proceeding has been Threatened.
4.5 SEC Documents.
Parent has furnished or made available to the Company a true and complete copy of each form, statement, annual, quarterly and other report, registration statement (including exhibits and amendments) and definitive proxy statement filed by Parent with the U.S. Securities and Exchange Commission ("SEC") since December 31, 1998 (the "Parent SEC Documents"), which are all the documents (other than preliminary material) that Parent was required to file with the SEC since such date. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Since the filing of the most recent Quarterly Report on Form 10-Q included in the Parent SEC Documents, none of Parent's Organizational Documents has been amended or modified except to decrease the number of Directors who sit on Parent's Board of Directors. The balance sheets and the related statements of operations, shareholders' equity (deficit) and cash flows (including the related notes thereto) of Parent included in the Parent SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, are in accordance with the books and records of Parent, have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of Parent as of their respective dates, and the results of its operations and its cash flows for the periods presented therein.
4.6 Brokers or Finders.
Parent and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.
4.7 Suspension and Trading.
No order ceasing or suspending trading securities of the Parent is currently outstanding and no proceedings for this purpose have been instituted or, to the Knowledge of the Parent, are pending, contemplated or Threatened.
4.8 NASDAQ Listing.
The Parent Common Shares are currently listed for trading on the NNM.
4.9 Interim Operations of Acquisition Sub.
Acquisition Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
4.10 Prospectus Exemptions.
Neither Parent nor Acquisition Sub is a reporting issuer under the OSA. At the Effective Time, after giving effect to the issuance of the Acquisition Shares and the Parent Common Shares issuable upon conversion or exercise of the Assumed Options, the Persons or companies whose last address as shown on the books of the Parent was in Ontario and who held Parent Common Shares (i) did not hold more than 10% of Parent's Common Shares; and (ii) do not represent a number more than 10% of the total number of holders of Parent Common Shares.

5. Covenants of the Company.
5.1 Access and Investigation.
Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice the Company shall (i) give Parent and Acquisition Sub and their respective officers, employees, accountants, counsel, financing sources and other agents and representatives full access to all buildings, offices, and other facilities of the Company and its Subsidiaries and, to the extent permitted by law, to all books and records of the Company and its Subsidiaries, whether located on the premises of the Company or at another location; (ii) permit Parent and Acquisition Sub to make such inspections as they may require; (iii) cause its officers to furnish Parent and Acquisition Sub such financial, operating, technical and product data and other information with respect to the business and assets and properties of the Company and its Subsidiaries as Parent and Acquisition Sub from time to time may request to verify the representations and warranties provided herein and for integration planning purposes, including without limitation financial statements and schedules; (iv) allow Parent and Acquisition Sub the opportunity to interview non-clerical employees and other personnel and Affiliates of the Company with the Company's prior written consent, which consent shall not be unreasonably withheld or delayed; and (v) assist and cooperate with Parent and Acquisition Sub in the development of integration plans for implementation by Parent and the Company following the Effective Time; provided, however, that no investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty made by the Company herein.
5.2 Operation of the Businesses of the Company.
Between the date of this Agreement and the Closing Date, the Company will:
(a) conduct the business of the Company only in the Ordinary Course of Business;
(b) use its Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current Employees and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, Employees, agents, and others having business relationships with the Company;
(c) confer with Parent concerning operational matters of a material nature; and
(d) otherwise report periodically to Parent concerning the status of the business, operations, and finances of the Company.
5.3 Negative Covenant.
Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company will not, without the prior consent of Parent, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.15 is likely to occur.
5.4 Required Approvals.
As promptly as practicable after the date of this Agreement, the Company will make all filings required by Legal Requirements by the Company to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Company will (a) cooperate with Parent with respect to all filings that Parent elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Parent in obtaining the Consents identified in Section 4.2 hereof and (c) information necessary for the filing of the Registration Statement.
5.5 Notification.
Between the date of this Agreement and the Closing Date, the Company will promptly notify Parent in writing if the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of the Company's representations and warranties as of the date of this Agreement, or if the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to Parent a supplement to the Disclosure Letter specifying such change. During the same period, the Company will promptly notify Parent of the occurrence of any Breach of any covenant of the Company in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.
5.6 Covenants Regarding Non-Solicitation.
(a) The Company shall not, directly or indirectly, through any officer, director, Employee, representative or agent of the Company, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding a merger, arrangement, consolidation, sale of assets, reorganization or recapitalization with any party other than Parent and its affiliates (an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding any Acquisition Proposal,
(iii) withdraw or modify in a manner adverse to Parent the approval of the Board of Directors of the Company of the Contemplated Transactions
(iv) approve or recommend any Acquisition Proposal or (v) cause the Company to enter into any agreement related to any Acquisition Proposal.
5.7 Best Efforts.
Between the date of this Agreement and the Closing Date, the Company will use its Best Efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions of the Closing under this Agreement consistent with their respective obligations hereunder. The Company, at the reasonable request of the Parent, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby consistent with their respective obligations hereunder.
5.8 Moral Rights.
The Company shall use its Best Efforts to cause those Employees, independent contractors and agents who have developed Software programs and who are currently employed or contracted by the Company to sign an agreement waiving their moral rights in such Software programs, which waiver shall be in a form acceptable to Parent, acting reasonably.
5.9 Information Circular; Permit Application.
(a) As soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, the Information Circular for the shareholders of the Company to approve the Plan of Arrangement, the Acquisition to be effected by the Plan of Arrangement, this Agreement, and the transactions contemplated thereby and hereby. The Information Circular shall constitute a disclosure document for the offer and issuance of the Exchangeable Shares to be received in connection with the Acquisition to be effected by the Plan of Arrangement and Parent Common Shares issuable pursuant to Exchangeable Shares. Parent and the Company shall each use reasonable commercial efforts to cause the Information Circular to comply with applicable Canadian and United States federal and provincial and state securities laws requirements. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Circular, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Circular. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Circular in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Circular shall contain the recommendation of the Board of Directors of Company that the Company shareholders approve the Acquisition to be effected by this Agreement, the Plan of Arrangement and the transactions contemplated hereby and thereby, and the conclusion of the Board of Directors that the terms and conditions of the Plan of Arrangement and this Agreement are advisable and fair and reasonable to the shareholders of Company. Anything to the contrary contained herein notwithstanding, Company shall not include in the Information Circular any information with respect to Parent or its Affiliates, the form and content of which information shall not have been approved by Parent prior to such inclusion.
(b) As soon as practicable after the execution of this Agreement, Parent shall prepare, with the cooperation of the Company, the Exemption Applications. Parent and the Company shall each use commercially reasonable efforts to cause the Exemption Applications to comply with the requirements of applicable federal and provincial laws and to obtain the Exemption Orders. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Exemption Applications, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Exemption Applications. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Exemption Applications in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law.
5.10 Shareholder Approval.
As soon as practicable following the execution of this Agreement, the Company shall call a special meeting of its shareholders for the purpose of seeking approval of this Agreement and the Transactions.
5.11 Founders' Additional Restrictions Agreement.
Prior to the Effective Time, Company will cause the Founders to execute and deliver the Founders' Additional Restrictions Agreement in the Form of Exhibit D (the "Founder's Agreement").
5.12 Employment Agreements.
Prior to the Effective Time, Ian Engelberg and Garth Gullekson shall each enter into an employment agreement with Parent, in a form acceptable to Parent, which shall provide for the elimination of any severance payments to such individuals in connection with the Contemplated Transactions. Such employment agreements shall supersede all conflicting provisions in any change of control or employment agreements in existence prior to the Closing Date.
5.13 Repurchase of Founders' Class B Preferred Shares.
Prior to the Effective Time, Company will repurchase all Class B Preferred Shares of the Company which are held by Founders at a price of $2.68 per share to be paid in cash, and such Class B Preferred Shares shall be canceled.
5.14 Third Party Consents.
As soon as practicable following the date hereof, Company will use its Best Efforts to assist Parent in obtaining any consents, waivers and approvals under any of its or its subsidiary's respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.
5.15 Consent of Option Holders.
Prior to the Effective Time, all holders of Company Options shall have approved additional restrictions on the rights of such holder in connection with the vesting and receipt of such Options, in a manner acceptable to Parent.
5.16 Delivery of Cash Consideration; Indemnification.
On the Closing Date, Parent shall deliver the total cash consideration to a representative of the Company, who shall distribute to each Company employee his or her portion of such consideration. Company agrees to indemnify Parent for any expenses incurred in connection with a claim by a Company employee of a late delivery or non-delivery of any portion of the such cash consideration.

6. Covenants of Parent.
6.1 Approvals of Governmental Bodies.
As promptly as practicable after the date of this Agreement, Parent will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Parent will, and will cause each Related Person to, cooperate with the Company with respect to all filings the Company is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with the Company in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Parent to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.
6.2 Best Efforts and Further Assurances .
Between the date of this Agreement and the Closing Date, Parent will use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions of the Closing under this Agreement consistent with their respective obligations hereunder. Parent, at the reasonable request of the Company, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby consistent with their respective obligations hereunder.
6.3 Support Agreement and Voting and Exchange Trust
Agreement.
Prior to the Effective Time, Parent shall execute and deliver the Exchangeable Share Support Agreement in the form of Exhibit D (the "Support Agreement") and the Voting and Exchange Trust Agreement in the form of Exhibit C (the "Voting and Exchange Trust Agreement").
6.4 Registration Statement; Form S-8 Registration
Statement.
(a) For purposes of this Section 6.8, "register,"
"registered," and "registration" refer to a registration effected by preparing and filing a "Registration Statement" or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document, and "Holders" refers to the holders of Exchangeable Shares, Rational Common Shares and Assumed Options in respect of which Registrable Shares may be resold pursuant to the Resale Registration Statement.
(b) Parent, within twenty days after Parent files a Form 10-K for the fiscal year ended March 31, 2000, shall prepare and file a Registration Statement covering the resale of the Registrable Shares to the general public and shall use its Best Efforts to cause such Registration Statement to become effective (such Registration Statement specifically, the "Resale Registration Statement").
(c) In connection with any Resale Registration
Statement, Parent will:
 (i) Prepare and file with the Commission a Registration Statement with respect to such securities, and use its Best Efforts to cause such Registration Statement to become effective, and prepare and file with the Commission such amendments to such Registration Statement and supplements to the prospectus contained therein as may be necessary to keep such Registration Statement effective until the earlier of (i) the date which is one year after the date on which the Exchange Period has terminated; or (ii) six years from the date of effectiveness of such Registration Statement;
 (ii) Furnish to the Holders such reasonable number of copies of the Registration Statement, the prospectus filed therewith and such other documents as may be reasonably required in order to facilitate the sale of such Registrable Securities;
 (iii) Use its Best Efforts to register or qualify the Registrable Shares under such state securities or blue sky laws of such jurisdictions as the Holders may reasonably request in writing, except that Parent shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;
 (iv) Notify the Holders, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any prospectus forming part of such Registration Statement has been filed;
 (v) Notify the Holders promptly as to any request by the Commission for the amending or supplementing of such Registration Statement or prospectus or for additional information;
 (vi) Prepare and promptly file with the
Commission and promptly notify the Holders of the filing of such amendment or supplement to such Registration Statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; provided, however, that Parent may delay the filing of any such amendment or supplement (for a period not to exceed 90 days), if Parent shall in good faith determine that such amendment or supplement would require Parent to disclose a material development or potential material development involving Parent, the disclosure of which would have a material adverse effect on Parent; provided, further, that Parent may suspend use of such Registration Statement in such instance or for such time as may be reasonably necessary to update or amend such Registration Statement to correct any untrue statement of a material fact in, or an omission of a material fact from, such Registration Statement; and
 (vii) Advise the Holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its Best Efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.
(d) All fees, costs and expenses of and incidental to the registration required by this Section 6.4 shall be borne by Parent other than any underwriting discounts or fees (if any) which shall be borne by the Holders. The fees, costs and expenses of registration to be borne by Parent shall include, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and accountants for Parent, all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified, the premiums and other costs of policies of insurance against liability (if any) arising out of such public offering.
(e) Parent will indemnify and hold harmless each Holder, its directors and officers, and any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or such underwriter within the meaning of the Securities Act, from and against and will reimburse such Holder and each such underwriter and controlling person with respect to, any and all loss, damage, liability, cost and expense to which such Holder or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Parent will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Holder, such underwriter or such controlling person in writing specifically for use in the preparation thereof.
(f) Each Holder will indemnify and hold harmless
Parent, its directors and officers, any controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expense to which Parent or any controlling person and/or any underwriter may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such Holder to Parent specifically for use in the preparation thereof.
(g) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (e) or (f) of this Section 6.4 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph (e) or (f), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or in addition to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (e) or (f) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence,
(ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.
(h) In addition, as soon as practicable after the Closing Date and in any event no later than 10 business days following the Closing Date, Parent shall cause the Parent Common Shares issuable upon the exercise or conversion of Assumed Options to be registered under the Securities Act on Form S-8.
6.5 Canadian Securities Compliance.
Parent and the Company shall use their Best Efforts to obtain all orders required from the applicable Canadian securities authorities to permit the issuance and first resale through the NNM in accordance with the rules of the NNM and all laws applicable to the NNM of (a) the Exchangeable Shares and Parent Common Shares issued pursuant to the Contemplated Transactions, (b) the Parent Common Shares issued upon exchange of the Exchangeable Shares from time to time, and (c) the Parent Common Shares issued from time to time upon the exercise of the Assumed Options (the "Exemption Orders"), in each case without qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any further order, ruling or consent from, any Governmental Body or regulatory authority under any Canadian federal, provincial or territorial securities or other laws applicable to the residents of Ontario and Quebec or pursuant to the rules and regulations of any such regulatory authority administering such laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a "control person" of Parent or Acquisition Sub for purposes of Canadian provincial securities laws).
6.6 Issuance of Nonvoting Preferred Stock.
In connection with the Arrangement and the other transactions contemplated herein, (i) Parent shall cause Acquisition Sub to issue all shares of a class of nonvoting preference shares solely in exchange for services and (ii) Parent and Acquisition Sub shall cause Amalco to issue all shares of a class of nonvoting preference shares solely in exchange for services.
6.7 Officers' and Directors' Indemnification: Insurance.
On or prior to the Effective Time, Parent shall cause the Company to obtain six years "tail" coverage under the Company's existing directors' and officers' liability insurance covering the officers and directors of the Company who are currently covered by such insurance, on terms and conditions no less favourable to such directors and officers than those in effect on the date hereof, provided that in no event shall Parent or the Company be required to expend for such tail coverage more than CDN $35,000 in the aggregate.

7. Conditions Precedent to Parent's Obligation to Close.
Parent's obligation to consummate the Transactions and to take the other actions required to be taken by Parent at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent, in whole or in part):
7.1 Accuracy of Representations.
(a) All of the Company's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.
(b) Each of the Company's representations and warranties in Sections 3.3, 3.5, 3.9, and 3.11 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.
7.2 The Company's Performance.
(a) All of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.
(b) Each of the covenants and obligations in
Section 5.4 must have been performed and complied with in all respects.
7.3 Consents.
Each of the Consents identified in Part 3.2 of the Disclosure
Letter, and each Consent identified in Part 4.2, must have been obtained and must be in full force and effect.
7.4 Additional Documents.
Each of the following documents must have been delivered to
Parent:
(a) an opinion of Fraser Milner dated the Closing
Date;
(b) from each person who is identified as an "affiliate" of the Company, a Company Affiliate Agreement in the form of Exhibit E (the "Company Affiliate Agreements"), and each such Company Affiliate Agreement shall be in full force and effect;
(c) from each shareholder of the Company identified on Schedule C, a Voting Agreement in the form of Exhibit F (the "Voting Agreement") and each such Voting Agreement shall be in full force and effect.;
(d) from each Employee identified on Schedule D, an executed Noncompetition Agreement in the form of Exhibit G ("Noncompetition Agreements"), and each such Noncompetition Agreement shall be in full force and effect and Parent shall not have received any notice that any such Employee intends to fail to perform his or her obligations under his or her Noncompetition Agreement;
(e) from each Founder, a Founders' Additional
Restrictions Agreement in the form of Exhibit D (the "Founders' Agreement"), and each such Founders' Agreement shall be in full force and effect.
(f) from the trustee for the holders of Company
Shares not exercising Dissent Rights, the Escrow Agreement and the Voting and Exchange Trust Agreement;
(g) the Exemption Orders, in form and substance reasonably satisfactory to Parent; and
(h) from the Company, an executed copy of the Articles of Arrangement in the form of Exhibit A.
7.5 No Proceedings.
Since the date of this Agreement, there must not have been commenced or Threatened against Parent, or against any Person affiliated with Parent, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
7.6 No Claim Regarding Stock Ownership or Sale Proceeds.
Except as set forth on Part 3.3 of the Disclosure Letter, there must not have been made or Threatened by any Person any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Company.
7.7 No Prohibition.
Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Parent or any Person affiliated with Parent to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.
7.8 Shareholder Approval.
This Agreement and the Arrangement shall have been approved and adopted by the affirmative requisite vote of the shareholders of the Company.
7.9 Canadian Approvals.
The Company and Parent each shall have filed all notices and information (if any) required under (i) the Investment Canada Act (Canada) and (ii) Part IX of the Competition Act (Canada) and the Parent, acting reasonably, shall be satisfied that the transaction may proceed without approval under either statute or that all such approvals have been obtained.
7.10 Nasdaq Listing.
The Acquisition Shares and the Parent Common Shares issuable upon exercise or conversion of the Assumed Options shall have been approved for listing, subject to notice of issuance, on the Nasdaq National Market.
7.11 Dissent Rights.
Holders of not more than five percent (5%) of the Shares or five percent (5%) of the Options shall have exercised Dissent Rights, other statutory appraisal rights or rights to have the Company repurchase Shares pursuant to the Individual Shareholder Agreements or similar contractual rights.
7.12 Court Approval.
The Court shall have issued the Interim Order and the Final Order approving the Arrangement in form and substance reasonably satisfactory to Parent and reflecting the terms hereof, and such Final Order shall not have been set aside or modified in any manner unacceptable to Parent on appeal or otherwise.
7.13 Termination of 401(k) Plan.
If required by Parent in writing, Company shall, immediately prior to the Effective Time, have terminated the Company 401(k) Plan (the "Plan") and no further contributions shall be made to the Plan. Participants of the Plan shall be given the opportunity to elect to roll over the entire amount of their contributions to the Plan into Parent's existing 401(k) Plan on a tax-deferred basis. The Company shall have provided to Parent (i) executed resolutions by the Board of Directors of the Company authorizing the termination and (ii) an executed amendment to the Plan sufficient to assure compliance with all applicable requirements of the Internal Revenue Code and regulations thereunder so that the tax-qualified status of the Plan will be maintained at the time of termination.
7.14 No Material Adverse Change in the Company's Business.
Since the September 30, 1999, there shall not have occurred any event (whether or not covered by insurance) that has resulted or might reasonably be expected to result in a material adverse change in the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of the Company or its subsidiary, taken as a whole.

8. Conditions Precedent to the Company's Obligation to Close.
The Company's obligation to consummate the Arrangement and to take the actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):
8.1 Accuracy of Representations.
All of Parent's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.
8.2 Parent's Performance.
All of the covenants and obligations that Parent is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.
8.3 Additional Documents.
Parent must have caused the following documents to be delivered to the Company:
(a) an opinion of Wilson Sonsini Goodrich & Rosati dated the Closing Date;
(b) an opinion of Tory, Tory dated the Closing
Date;
(c) executed copies of the Articles of Arrangement, the Support Agreement, the Escrow Agreement and the Voting and Exchange Trust Agreement;
(d) the Canadian Securities Orders, in form and substance reasonably satisfactory to the Company; and
(e) such other documents as the Company may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Parent, (iii) evidencing the performance by Parent of, or the compliance by Parent with, any covenant or obligation required to be performed or complied with by Parent, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.
8.4 No Proceedings.
Since the date of this Agreement, there must not have been commenced or Threatened against the Company, or against any Person affiliated with the Company, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
8.5 No Injunction.
There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Arrangement, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
8.6 Shareholder Approval.
This Agreement and the Transactions shall have been approved and adopted by the affirmative requisite vote of the shareholders of the Company.
8.7 Canadian Approvals.
The Company and Parent each shall have filed all notices and information (if any) required under (i) the Investment Canada Act (Canada) and (ii) Part IX of the Competition Act (Canada) and the Parent, acting reasonably, shall be satisfied that the transaction may proceed without approval under either statute or that all such approvals have been obtained.
8.8 Nasdaq Listing.
The Acquisition Shares and the Parent Common Shares issuable upon the exercise or conversion of the Assumed Options shall have been approved for listing, subject to notice of issuance, on the Nasdaq National Market.
8.9 Court Approval.
The Court shall have issued the Interim Order and the Final Order approving the Arrangement in form and substance reasonably satisfactory to the Company and reflecting the terms hereof, and such Final Order shall not have been set aside or modified in any manner unacceptable to the Company on appeal or otherwise.

9. Termination.
9.1 Termination Events.
This Agreement may, by notice given prior to or at the Closing, be terminated:
(a) by either Parent, on the one hand, or the Company, on the other, if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;
(b) (i) by Parent if any of the conditions in
Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Parent to comply with its obligations under this Agreement) and Parent has not waived such condition on or before the Closing Date; or (ii) by the Company, if any of the conditions in
Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date;
(c) by Parent if (i) the Company's Board of
Directors withdraws or modifies its recommendation of the Transactions,
(ii) the Company willfully breaches this Agreement, (iii) the Company's shareholders do not approve the Arrangement on or before January 20, 2000 or (iv) shareholders of the Company owning more than five percent (5%) of the Company Shares exercise Dissent Rights or other statutory appraisal rights;
(d) by the Company if Parent willfully breaches this Agreement;
(e) by mutual consent of Parent and the Company; or
(f) by either Parent or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 2000, or such later date as the parties may agree upon.
9.2 Effect of Termination.
Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to
Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1,
11.2 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired, subject to the provisions of
Section 11.1 hereof.

10. Escrow Fund.
10.1 Escrow Shares.
As soon as practicable after the Effective Time, the number of Exchangeable Shares set forth opposite the name of each Founder in Annex C to the Escrow Agreement having a value of $3,800,000 (collectively the "Escrow Shares") shall be registered in the name of, and be deposited with The Bank of Nova Scotia Trust Company of New York (the "Depositary Agent"), such deposit to constitute the escrow fund (the "Escrow Fund") and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit H (the "Escrow Agreement"). The Escrow Fund (but only up to a maximum of the value of the Escrow Shares) shall be the exclusive remedy of Parent for a breach of a representation or warranty by Company and shall be available to compensate Parent for any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:
(a) any Breach of any representation or warranty made by the Company in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such Breach that is disclosed in a supplement to the Disclosure Letter;
(b) any Breach by the Company of any covenant or obligation of the Company in this Agreement that is not waived on or prior to Closing; or
(c) resolution or settlement of any Proceeding arising out of the claims described in Part 3.14(b) of the Disclosure Letter.
Parent and its affiliates shall act in good faith and in a commercially reasonable manner, taking into account the needs of Parent's then consolidated business and duties it owes to all of its equity holders, to mitigate any Damages they may suffer. Any claim for indemnification for Damages hereunder shall be offset or reduced by
(i) any tax benefit received by Parent or its affiliates as a result of such Damages and (ii) in the case of third-party claims, by any amount actually recovered by Parent or its affiliates pursuant to counterclaims made by any of them directly relating to the facts giving rise to such third-party claims.
Parent and Company each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the total number of shares Parent would have agreed to issue in connection with the Contemplated Transactions.
10.2 Damage Threshold.
Notwithstanding the foregoing, Parent may not receive any shares from the Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 10.4 below) identifying Damages the aggregate amount of which exceeds $100,000 has been delivered to the Depositary Agent as provided in Section 10.4 below and such amount is determined pursuant to this Article 10 to be payable, in which case Parent shall receive shares equal in value to the full amount of the Damages; provided, however, that in no event shall Parent receive more than the Escrow Shares.
10.3 Escrow Period.
The Escrow Period shall terminate with respect to the Escrow
Shares upon the second anniversary of the Closing Date provided that this escrow shall terminate with respect to 50% of the Escrow Shares on the first anniversary of the Closing Date, and such Escrow Shares shall be released by the Depositary Agent; provided, however, that a portion of the Escrow Shares, which, in the reasonable judgment of Parent, subject to the objection of the Company Agent (as defined in Section 10.7 below) and the subsequent arbitration of the matter in the manner provided in Section 10.6 hereof, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Depositary Agent prior to termination of the Escrow Period with respect to the facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Any and all releases of the Escrow Shares upon termination of the Escrow Period shall be released to the Holder's Accounts held by the Depository Agent for the Founders according to the terms of the Escrow Agreement.
10.4 Claims upon Escrow Fund.
(a) Upon receipt by the Depositary Agent on or before the last day of the Escrow Period of a certificate signed by the Chief Executive Officer, the President, the Chief Financial Officer or the General Counsel of Parent (an "Officer's Certificate"):
 (i) stating that Damages exist in an
aggregate amount greater than $100,000, and
 (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Depositary Agent shall, subject to the provisions of Article 10 hereof, transfer and deliver to Parent out of the Escrow Fund, as promptly as practicable, Escrow Shares whose value is equal to the amount of the Damage.
(b) For the purpose of compensating Parent for its Damages pursuant to this Agreement, the Exchangeable Shares in the Escrow Fund shall be valued at $48.77 per share (as adjusted for stock splits, reverse stock splits and similar events). Parent and Company understand that the variation in the trading price of Parent's stock may cause the number of shares required to satisfy an escrow claim to differ from the amount of shares calculated based on the fair market value of such shares on the date such claim is made.
10.5 Objections to Claims.
At the time of delivery of any Officer's Certificate to the Depositary Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Company Agent (defined in Section 10.7 below) and for a period of thirty (30) days after such delivery, the Depositary Agent shall make no transfer or delivery of Escrow Shares pursuant to
Section 10.4 hereof unless the Depositary Agent shall have received written authorization from the Company Agent to make such delivery. After the expiration of such thirty (30) day period, the Depositary Agent shall make transfer and delivery of the Escrow Shares in accordance with Section 10.4 hereof, provided that no such payment, transfer or delivery may be made if the Company Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Depositary Agent and to Parent prior to the expiration of such thirty (30) day period.
10.6 Resolution of Conflicts; Arbitration.
(a) In case the Company Agent shall so object in writing to any claim or claims by Parent made in any Officer's Certificate, Parent shall have forty-five (45) days to respond in a written statement to the objection of the Company Agent. If after such forty-five (45) day period there remains a dispute as to any claims, the Company Agent and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Company Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Depositary Agent. The Depositary Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Shares from the Escrow Fund in accordance with the terms thereof.
(b) If no such agreement can be reached after good faith negotiation, either Parent or the Company Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Within fifteen (15) days after such written notice is sent, Parent and the Company Agent shall together select one arbitrator, failing which, Parent and Company Agent shall apply to a California court to appoint one arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 10.6 hereof, the Depositary Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.
(c) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Cupertino, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 10.6(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party unless the arbitrator awards Parent more than one-half (1/2) of the amount in dispute; otherwise, the Company shareholders for whom the Escrow Shares otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.
10.7 Company Agent.
(a) James McGee shall be constituted and appointed as agent ("Company Agent") for and on behalf of the Company shareholders to give and receive notices and communications, to authorize transfer and delivery to Parent of the Escrow Shares in satisfaction of claims by Parent, to object to such transfers and deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Company Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Parent. No bond shall be required of the Company Agent, and the Company Agent shall receive no compensation for his services. Notices or communications to or from the Company Agent shall constitute notice to or from each of the Company's shareholders.
(b) The Company Agent shall not be liable for any act done or omitted hereunder, as the Company Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company shareholders shall severally indemnify the Company Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Company Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.
(c) The Company Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company's and Acquisition Sub's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Company Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).
10.8 Actions of the Company Agent.
A decision, act, consent or instruction of the Company Agent shall constitute a decision of all Company shareholders for whom Escrow Shares otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Company shareholder, and the Depositary Agent and Parent may rely upon any decision, act, consent or instruction of the Company Agent as being the decision, act, consent or instruction of each and every such Company shareholder. The Depositary Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Agent.
10.9 Third-Party Claims.
In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall promptly notify the Company Agent of such claim and provide details thereof, and the Company Agent shall be entitled, at its expense, to participate in or assume control of any defense of such claim. If the Company Agent elects to assume control of the defense, Parent shall have the right to participate in the defense and Parent shall have the right in its sole discretion to settle any such claim; provided, however, that Parent may not effect the settlement of any such claim without the consent of the Company Agent, which consent shall not be unreasonably withheld. In the event that the Company Agent has consented to any such settlement, the Company Agent shall have no power or authority to object under Section 10.5 or any other provision of this Article X to the amount of any claim by Parent against the Escrow Fund for indemnity with respect to such settlement.

11. General Provisions.
11.1 Expenses and Liability.
Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.
11.2 Public Announcements.
Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Parent determines. Unless consented to by Parent in advance or required by Legal Requirements, prior to the Closing the Company shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than Employees and Company shareholders. The Company and Parent will consult with each other concerning the means by which the Company's Employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Parent will have the right to be present for any such communication.
11.3 Confidentiality.
Between the date of this Agreement and the Closing Date, Parent, and the Company will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Parent and the Company to maintain in confidence, any information furnished by one party to another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.
11.4 Notices.
All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):
The Company:    ObjecTime Limited
                340 March Road
                Kanata, Ontario
Attention:      Jim McGee
Facsimile No.:  (613) 591-3784
with a copy to: Fraser Milner
                180 Elgin Street, Suite 1200
                Ottawa, Ontario  K2P 2K7
Attention:      Thomas A. Houston, Esq.
Facsimile No.:  (613) 783-9690
and a copy to:  Gray Cary Ware & Freidenrich LLP
                139 Townsend Street, Suite 400
                San Francisco, CA  94107
                (415) 836-9220
Attention:      Howard Clowes
Facsimile No. : (415) 836-9220
Parent:         Rational Software Corporation
                18880 Homestead Road
                Cupertino, CA 95014
Attention:      Michael T. Devlin
Facsimile No.:  (408) 863-4141
with a copy to: Wilson Sonsini Goodrich & Rosati, P.C.
                650 Page Mill Road
                Palo Alto, CA 94304
                United States of America
Attention:      Michael J. Kennedy, Esq.
                Torrey J. Miller, Esq.
Facsimile No.:  (650) 461-5375
and a copy to:  Tory Haythe
                Suite 3000, Aetna Tower
                P.O. Box 270, TD Centre
                79 Wellington Street West
                Toronto, Ontario  M5K 1N2
Attention:      Gary S. A. Solway, Esq.
Facsimile No.:  (416) 865-7380

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the seventh Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.
11.5 Jurisdiction; Service of Process.
Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the United States District Court for the Northern District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
11.6 Further Assurances.
The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
11.7 Waiver.
The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
11.8 Entire Agreement and Modification.
This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
11.9 Disclosure Letter.
(a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.
(b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.
11.10 Assignments, Successors, and No Third-Party Rights.
Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Parent may assign any of its rights under this Agreement to any Subsidiary of Parent, provided that the Parent continues to be liable for its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
11.11 Severability.
If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
11.12 Section Headings, Construction.
The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.
11.13 Time of Essence.
With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
11.14 Governing Law.
This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles other than those directing application of California law.
11.15 Counterparts.
This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
11.16 No Third-Party Beneficiaries.
This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto, and nothing in this Agreement is intended to or shall confer upon any other person, including without limitation any Company shareholders or securityholders, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
11.17 Currency.
Other than where specified in this Agreement, all monetary figures expressed in this Agreement refer to United States dollars.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

RATIONAL INTERNATIONAL
(INTERNATIONAL CORP)
By:  /s/ Timothy A. Brennan
Name:  Timothy A. Brennan
Title:  Chief Financial Officer
RATIONAL SOFTWARE CORPORATION
(PARENT)
By:  /s/ Timothy A. Brennan
Name:  Timothy A. Brennan
Title:  Senior Vice President, Chief Financial Officer, Secretary
3037936 NOVA SCOTIA COMPANY
(HOLDING ULC)
By:  /s/ Timothy A. Brennan
Name:  Timothy A. Brennan
Title: Vice President
OBJECTIME LIMITED (COMPANY)
By: /s/ James McGee
Name:  James McGee
Title: President
1386501 ONTARIO LIMITED
(ACQUISITION SUB)
By:  /s/ Timothy A. Brennan
Name:  Timothy A. Brennan
Title: Vice President
1386503 ONTARIO LIMITED (AMALCO)
By:  /s/ Timothy A. Brennan
Name:  Timothy A. Brennan
Title: Vice President



[Signature page to Agreement and Plan of Acquisition and Arrangement]






AGREEMENT AND PLAN OF
ACQUISITION AND
ARRANGEMENT
by and between
RATIONAL SOFTWARE CORPORATION,
3037936 NOVA SCOTIA COMPANY,
1386501 ONTARIO LIMITED,
1386503 ONTARIO LIMITED
and OBJECTIME LIMITED
Dated as of December  14, 1999

Exhibit A


Exhibit "A"
PLAN OF ARRANGEMENT
UNDER SECTION 182
OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1.
INTERPRETATION
1.1.    Definitions
In this Agreement,
1.1.1. "Acquisition Agreement" means the agreement and plan of acquisition and arrangement dated as of December 14, 1999 among Rational, Rational International, Holding ULC, Acquisition Sub,
Amalco and ObjecTime, as amended, supplemented, restated or replaced from time to time providing for, among other things, the Arrangement;
1.1.2. "Acquisition Sub" means 1386501 Ontario Limited, a corporation existing under the laws of the Province of Ontario, and being a subsidiary of Holding ULC;
1.1.3.  "Affiliate" has the meaning given to that term in the OBCA;
1.1.4. "Amalco" means 1386503 Ontario Limited, a corporation existing under the laws of the Province of Ontario, and being a subsidiary of Acquisition Sub;
1.1.5.  "Amalgamating Company" has the meaning given to that term in section 2.2.1;
1.1.6. "Amalgamation" means the amalgamation, to be effected pursuant to the Arrangement, of ObjecTime and Amalco under the laws of the Province of Ontario;
1.1.7.  "Applicable Exchange" means NASDAQ;
1.1.8.  "Arrangement" means an arrangement under the provisions of
Section 182 of the OBCA on the terms and conditions set out in the Acquisition Agreement and this Plan of Arrangement and any amendment or variation made in accordance with the terms of the Acquisition Agreement, this Plan of Arrangement, or made at the direction of the Court in the Final Order which will have been obtained in form and substance satisfactory to each party to the Acquisition Agreement, acting reasonably;
1.1.9. "Articles of Arrangement" means the articles of arrangement of ObjecTime in respect of the Arrangement required by the OBCA to be sent to the Director after the Final Order is made;
1.1.10. "Assumed Option" has the meaning given to that term in section 2.2.4;
1.1.11. "Business Day" means any day on which commercial banks are open for business in New York, New York and Toronto, Ontario other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada or in New York, New York under the laws of the State of New York or the federal laws of the United States of America;
1.1.12. "Capital Reorganization" has the meaning given to that term in section 5.3;
1.1.13. "Certificate" means the certificate of arrangement giving effect to the Arrangement, issued by the Director pursuant to
Section 183 of the OBCA after the Articles of Arrangement are filed;
1.1.14. "Class 8 Special Share" means a Class 8 Special Share in the capital of ObjecTime;
1.1.15. "Class A Preferred Share" means a Class A Preferred Share in the capital of ObjecTime;
1.1.16. "Class-B Non-Voting Preference Shares" means the Class B Non-Voting Preference Shares in the capital of Acquisition Sub having substantially the rights, privileges, restrictions and conditions set out in Appendix 4;
1.1.17. "Class B Common Shares" means the Class B common shares in the capital of ObjecTime having substantially the rights, privileges, restrictions and conditions set out in Appendix 1;
1.1.18. "Court" means the Ontario Superior Court of Justice;
1.1.19. "Current Market Price" has the meaning given to that term in the Exchangeable Share Provisions;
1.1.20. "Depositary" means The Bank of Nova Scotia Trust Company of
New York;
1.1.21. "Deposited Shares" means the Rational Common Shares equal to the number of Exchangeable Shares from time to time issued and outstanding, which shares are to be issued to, deposited with, and voted by, the Trustee as described in the Voting and Exchange Trust Agreement;
1.1.22. "Director" means the Director appointed under Section 278 of the OBCA;
1.1.23. "Dissent Rights" has the meaning given to that term in section 3.1;
1.1.24. "Dissenting Shareholder" means a holder of ObjecTime Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights;
1.1.25. "Dividend Amount" has the meaning given to that term in section 5.1.1;
1.1.26. "Effective Date" means the date shown in the Certificate;
1.1.27. "Effective Time" means 12:01 a.m. on the Effective Date;
1.1.28. "Escrow Agreement" means the escrow agreement substantially in the form of the agreement set out in Appendix 6;
1.1.29. "Exchange Ratio" means the quotient obtained when the ObjecTime Share Price is divided by the Rational Common Share Price, being 0.0388;
1.1.30. "Exchangeable Share" means a Class A non-voting preferred share in the capital of Acquisition Sub;
1.1.31. "Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions will be substantially as set out in Appendix 5;
1.1.32. "Exchangeable Share Voting Event" has the meaning given to that term in the Exchangeable Share Provisions;
1.1.33. "Exempt Exchangeable Share Voting Event" has the meaning given to that term in the Exchangeable Share Provisions;
1.1.34. "Final Order" means the final order of the Court approving the Arrangement, as that order may be amended or varied at any time prior to the Effective Date;
1.1.35. "Governmental Entity" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;
1.1.36. "Holding ULC" means 3037936 Nova Scotia Company, an unlimited company existing under the laws of Nova Scotia, and being an indirect wholly-owned subsidiary of Rational;
1.1.37. "Interim Order" means an interim order of the Court in respect of the Arrangement as contemplated by the Acquisition
Agreement;
1.1.38. "ITA" means the Income Tax Act (Canada);
1.1.39. "Law" means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body or self-regulatory authority (including the Applicable Exchange), and the term "applicable" with respect to those Laws and in the context that refers to one or more Persons, means that those Laws apply to that Person or Persons or its or their business, undertaking, property or securities;
1.1.40. "Liquidation Amount" has the meaning given to that term in the Exchangeable Share Provisions;
1.1.41. "Liquidation Call Purchase Price" has the meaning given to that term in section 5.1.1;
1.1.42. "Liquidation Call Right" has the meaning given to that term in section 5.1.1;
1.1.43. "Liquidation Date" has the meaning given to that term in the Exchangeable Share Provisions;
1.1.44. "NASDAQ" means the Nasdaq National Market;
1.1.45. "New ObjecTime" means the company continuing as a result of the Amalgamation;
1.1.46. "New ObjecTime Common Shares" means the common shares in the capital of New ObjecTime having substantially the rights, privileges, restrictions and conditions set out in Appendix 2;
1.1.47. "New ObjecTime Preference Shares" means the preference shares in the capital of New ObjecTime having substantially the rights, privileges, restrictions and conditions set out in Appendix
3;
1.1.48. "OBCA" means the Business Corporations Act (Ontario), as now in effect and as it may be amended from time to time prior to the Effective Date;
1.1.49. "ObjecTime" means ObjecTime Limited, a corporation existing under the laws of the Province of Ontario;
1.1.50. "ObjecTime Circular" means the notice of the ObjecTime
Meeting to be sent to holders of ObjecTime Shares and the accompanying management information circular;
1.1.51. "ObjecTime Disbursing Representative" has the meaning given to that term in section 4.2;
1.1.52. "ObjecTime Meeting" means the special meeting of holders of ObjecTime Shares (including any adjournment thereof) that is to be convened as provided by the Interim Order to consider, and if deemed advisable, to approve the Arrangement;
1.1.53. "ObjecTime Option" means an option to purchase ObjecTime
Shares granted under any of the ObjecTime Option Plans, which option is outstanding and unexercised on the Effective Date;
1.1.54. "ObjecTime Optionholder" means a holder of an ObjecTime
Option;
1.1.55. "ObjecTime Option Plans" means the ObjecTime Limited
Canadian Stock Option Plan (1997), as amended, the ObjecTime Limited U.S. Stock Option Plan (1997), as amended, the ObjecTime Limited
1998 Canadian Stock Option Plan, as amended, and the ObjecTime
Limited 1998 U.S. Stock Option Plan, as amended;
1.1.56. "ObjecTime Resolution" means the special resolution passed by the holders of ObjecTime Shares at the ObjecTime Meeting;
1.1.57. "ObjecTime Securities" means ObjecTime Shares and ObjecTime
Options;
1.1.58. "ObjecTime Shareholder" means a registered holder of ObjecTime Shares;
1.1.59. "ObjecTime Share Price" means US$1.89;
1.1.60. "ObjecTime Shares" means the Class A common shares, Class A preferred shares, Class B preferred shares, Class C preferred shares and Class 8 special shares in the capital of ObjecTime and includes the Class B Common Shares into which the Class A Preferred Shares and Class 8 Special Shares will be converted under the Arrangement;
1.1.61. "Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;
1.1.62. "Plan of Arrangement", "hereof", "hereunder" and similar expressions means this Plan of Arrangement, including the appendices to this Plan of Arrangement and includes any agreement or instrument supplementary or ancillary to this Plan of Arrangement;
1.1.63. "Rational" means Rational Software Corporation, a corporation existing under the laws of the State of Delaware, and any successor corporation;
1.1.64. "Rational Common Share Price" means US$48.77;
1.1.65. "Rational Common Shares" means the shares of common stock, US$0.01 par value, of Rational;
1.1.66. "Rational Control Transaction" has the meaning given to that term in the Exchangeable Share Provisions;
1.1.67. "Redemption Call Purchase Price" has the meaning given to that term in section 5.2.1;
1.1.68. "Redemption Call Right" has the meaning given to that term in section 5.2.1;
1.1.69. "Redemption Date" has the meaning given to that term in the Exchangeable Share Provisions;
1.1.70. "Restricted Options" has the meaning given to that term in section 2.2.4.4;
1.1.71. "Transfer Agent" has the meaning given to that term in section 5.1.2;
1.1.72. "Trustee" means The Bank of Nova Scotia Trust Company of New
York;
1.1.73. "United States Dollar Equivalent" means, in respect of an amount expressed in a currency other than United States dollars (the "Foreign Currency Amount") at any date, the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on that date for that foreign currency expressed in United States dollars as reported by the Federal Reserve Bank of New York or, in the event that spot exchange rate is not available, any exchange rate on that date for the foreign currency expressed in United States dollars as may be deemed by the Board of Directors of Rational to be appropriate for that purpose.
1.1.74. "Voting and Exchange Trust Agreement" has the meaning given to that term in the Exchangeable Share Provisions.
1.2.    Sections and Headings
The division of this Plan of Arrangement into sections and the inclusion of headings are for convenience of reference only and will not affect the construction or interpretation of this Plan of Arrangement.
1.3.    Gender and Number
In this Plan of Arrangement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.
1.4.    Governing Law
This Plan of Arrangement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

ARTICLE 2.
GENERAL MATTERS
2.1.    Binding Effect
This Plan of Arrangement will become effective at, and be
binding at and after, the Effective Time, on (i) ObjecTime, Rational, Holding ULC, Acquisition Sub, Amalco, and New ObjecTime, (ii) all holders of ObjecTime Shares, (iii) all holders of Class B Non-Voting Preference Shares, (iv) all holders of Exchangeable Shares, (v) all holders of Rational Common Shares received in exchange for Class B Non-Voting Preference Shares, (vi) all holders of securities exchangeable for or convertible into ObjecTime Shares, and (vii) all other holders of securities of Acquisition Sub, Amalco or New ObjecTime.
2.2.    Arrangement
Commencing at the Effective Time, the following will occur
and will be deemed to occur in the following order without any further act or formality:
2.2.1.  ObjecTime will effect the following capital reorganization:
2.2.1.1.        ObjecTime will be authorized to issue an
unlimited number of ObjecTime Class B Common Shares which
will have attached the rights, privileges, restrictions and
conditions set out in Appendix 1 to this Plan of
Arrangement;
2.2.1.2.        each outstanding Class A Preferred Share and
Class 8 Special Share will be converted into one fully paid
and non-assessable Class B Common Share and the names of the holders of the shares so converted will be removed from the
registers of holders of Class A Preferred Shares and/or
Class 8 Special Shares, as the case may be, and added to the register of holders of Class B Common Shares;
2.2.1.3.        there will be deducted from the stated capital
account in the accounting records of ObjecTime maintained
for the Class A Preferred Shares an amount equal to the
stated capital of the Class A Preferred Shares and deducted
from the stated capital account in the accounting records of
ObjecTime maintained for the Class 8 Special Shares an
amount equal to the stated capital of the Class 8 Special
Shares; and
2.2.1.4.        there will be added to the stated capital
account in the accounting records of ObjecTime maintained
for the Class B Common Shares of ObjecTime an amount equal
to the aggregate amount deducted pursuant to section 2.2.1.3 from the stated capital accounts maintained for the Class A
Preferred Shares and Class 8 Special Shares;
2.2.2. ObjecTime and Amalco (each an "Amalgamating Company") will amalgamate and continue as one corporation under the OBCA; and
2.2.2.1.        on the Amalgamation:
2.2.2.1.1.      each outstanding common share of Amalco,
each outstanding ObjecTime Share deemed to be held by
Holding ULC pursuant to section 3.1.2 and each
outstanding ObjecTime Share held by Rational or its
Affiliates will be converted into one fully paid and
non-assessable New ObjecTime Common Share and the
names of the holders of the shares so converted will
be added to the register of holders of New ObjecTime
Common Shares;
2.2.2.1.2.      each outstanding ObjecTime Option deemed
to be held by Holding ULC pursuant to section 3.1.2
will be cancelled;
2.2.2.1.3.      each outstanding preference share of
Amalco will be converted into one fully paid and non-
assessable New ObjecTime Preference Share and the
names of the holders of the shares so converted will
be added to the register of holders of New ObjecTime
Preference Shares; and
2.2.2.1.4.      each outstanding ObjecTime Share that is
not held by (i) a holder who has exercised its Dissent
Rights and is ultimately entitled to be paid the fair
value of that holder's ObjecTime Shares or
(ii) Rational or its Affiliates, will be converted
into that number of fully paid and non-assessable
Class B Non-Voting Preference Shares equal to the
Exchange Ratio and the name of each holder of
ObjecTime Shares so converted will be added to the
register of holders of Class B Non-Voting Preference
Shares;
2.2.2.2.        New ObjecTime will afterwards possess all the
property, rights, privileges and franchises and will be
subject to all the liabilities, contracts and debts of each
of the Amalgamating Companies;
2.2.2.3.        unless and until otherwise determined in the
manner required by Law, or by New ObjecTime, its directors
or shareholders, the following provisions will apply to New
ObjecTime:
2.2.2.3.1.      Name.  The name of New ObjecTime will be
"ObjecTime Limited";
2.2.2.3.2.      Registered Office.  The registered office
of New ObjecTime will be located in the Regional
Municipality of Ottawa-Carleton in the Province of
Ontario.  The address of the registered head office of
New ObjecTime will be 340 March Road, Kanata, Ontario
K2K 2E4;
z2.2.2.3.3.     Business and Powers.  There will be no
restrictions on the business New ObjecTime may carry
on or the powers it may exercise;
2.2.2.3.4.      Authorized Share Capital.  New ObjecTime
will be authorized to issue an unlimited number of New
ObjecTime Common Shares and 25,000 New ObjecTime
Preference Shares;
2.2.2.3.5.      Share Provisions.  The New ObjecTime
Common Shares will have attached the rights,
privileges, restrictions and conditions set out in
Appendix 2 to this Plan of Arrangement and the New
ObjecTime Preference Shares shall have attached
thereto the rights, privileges, restrictions and
conditions set out in Appendix 3 to this Plan of
Arrangement;
2.2.2.3.6.      Share Restrictions.  The right to transfer
shares of New ObjecTime will be restricted in that no
shareholder will be entitled to transfer any share or
shares in the capital of New ObjecTime without the
express sanction of the directors of New ObjecTime
expressed by a resolution passed at a meeting of the
board of directors of New ObjecTime or consented to by
an instrument or instruments in writing signed by a
majority of the directors of New ObjecTime.
The number of shareholders of New ObjecTime, exclusive
of Persons who are in its employment, or in the
employment of an affiliate of New ObjecTime, and
exclusive of Persons who, having been formerly in the
employment of New ObjecTime, or in the employment of
an affiliate of New ObjecTime, were, while in that
employment, and have continued after the termination
of that employment to be, shareholders of New
ObjecTime, will be limited to not more than 50, two or
more persons who are the joint registered owners of
one or more shares being counted as one shareholder.
Any invitation to the public to subscribe for
securities of New ObjecTime is prohibited;
2.2.2.3.7.      Number of Directors.  The number of
directors of New ObjecTime will be a number not less
than one and not more than ten as the shareholders of
New ObjecTime may from time to time determine by
special resolution;
2.2.2.3.8.      Directors.  The initial director of New
ObjecTime will be:
Name                          Redidense Address        Canadian Resident
---------------               -------------------      -------------
Michael                       66 Rathnelly Avenue      Yes
John G.                       Toronto, Ontario
McCarthy                      M4V 2M6

Subsequent directors will be elected at the next
annual meeting of New ObjecTime;
2.2.2.3.9.      By-laws.  The by-laws of New ObjecTime
will be the by-laws of Amalco;
2.2.2.4.        there will be added to the stated capital
account in the accounting records of New ObjecTime
maintained for the New ObjecTime Common Shares an amount
equal to the aggregate of (a) the stated capital of the
common shares of Amalco, and (b) the amount obtained by
multiplying the stated capital of the ObjecTime Shares as of the Effective Time by the number of issued and outstanding
ObjecTime Shares (i) deemed to be held by Holding ULC
pursuant to section 3.1.2 and (ii) held by Rational or its
Affiliates, and dividing that product by the number of
issued and outstanding ObjecTime Shares as of that time;
there will be added to the stated capital account in the
accounting records of New ObjecTime maintained for the New
ObjecTime Preference Shares an amount equal to the stated
capital of the preference shares of Amalco; and, there will
be added to the stated capital account in the accounting
records of Acquisition Sub maintained for the Class B
Non-Voting Preference Shares an amount equal to the
aggregate of the amount obtained by multiplying the stated
capital of the ObjecTime Shares as of the Effective Time by
the number of issued and outstanding ObjecTime Shares as of
that time (other than those (i) deemed to be held by Holding
ULC pursuant to section 3.1.2 or (ii) held by Rational or
its Affiliates), and dividing that product by the number of
issued and outstanding ObjecTime Shares as of that time;
2.2.3.  immediately after the Amalgamation, Acquisition Sub will effect the following capital reorganization:
2.2.3.1.        one-third (1/3) of the outstanding Class B
Non-Voting Preference Shares held by each Person who is not
a resident of Canada for the purposes of the ITA (rounded up to the nearest whole share) will be deemed to have been
transferred by the holder to Holding ULC in exchange for
cash equal to the Rational Common Share Price for each
Class B Non-Voting Preference Share transferred and each
remaining outstanding Class B Non-Voting Preference Share
held by a Person who is not a resident of Canada for the
purposes of the ITA will be deemed to have been transferred
by the holder to Holding ULC in exchange for one fully paid
and non-assessable Rational Common Share and the name of
those transferring holders will be removed from the register of holders of Class B Non-Voting Preference Shares and added to the register of holders of Rational Common Shares and
Holding ULC will be recorded as the registered holder of the
Class B Non-Voting Preference Shares so exchanged and will
be deemed to be the legal and beneficial owner of those
shares;
2.2.3.2.        one-third (1/3) of the outstanding Class B
Non-Voting Preference Shares held by each Person who is a
resident of Canada for the purposes of the ITA (rounded up
to the nearest whole share) will be deemed to have been
transferred by the holder to Holding ULC in exchange for
cash equal to the Rational Common Share Price for each
Class B Non-Voting Preference Share transferred and Holding
ULC will be recorded as the registered holder of the Class B
Non-Voting Preference Shares so exchanged and will be deemed to be the legal and beneficial owner of those shares;
2.2.3.3.        each remaining outstanding Clas- B Non-Voting
Preference Share held by a Person who is a resident of
Canada for the purposes of the ITA will be deemed to have
been transferred by the holder to Acquisition Sub in
exchange for one fully paid and non-assessable Exchangeable
Share and the name of that holder will be removed from the
register of holders of Class B Non-Voting Preference Shares
and added to the register of holders of Exchangeable Shares;
2.2.3.4.        the Clas- B Non-Voting Preference Shares
transferred to Acquisition Sub pursuant to section 2.2.3.3
will be cancelled and each Class B Non-Voting Preference
Share transferred to Holding ULC pursuant to section 2.2.3.1 or 2.2.3.2 will be exchanged for one fully paid and non-
assessable common share of Acquisition Sub, Holding ULC will be recorded as the registered holder of those common shares
of Acquisition Sub, and the Class B Non-Voting Preference
Shares so exchanged will be cancelled; and
2.2.3.5.        the stated capital accounts of Acquisition Sub
will be adjusted as follows:
2.2.3.5.1.      there will be deducted from the stated
capital account in the accounting records of
Acquisition Sub maintained for the Class B Non-Voting
Preference Shares an amount equal to the number
obtained by multiplying the stated capital of the
Class B Non-Voting Preference Shares, calculated as
set out in section 2.2.2.4, by the number of issued
and outstanding Class B Non-Voting Preference Shares
transferred to Acquisition Sub pursuant to
section 2.2.3.3 and dividing that product by the
number of Class B Non-Voting Preference Shares issued
on the Amalgamation;
2.2.3.5.2.      there will be added to the stated capital
account in the accounting records of Acquisition Sub
maintained for the Exchangeable Shares an amount equal
to the amount deducted pursuant to section 2.2.3.5.1
from the stated capital account maintained for the
Class B Non-Voting Preference Shares;
2.2.3.5.3.      there will be deducted from the stated
capital account in the accounting records of
Acquisition Sub maintained for the Class B Non-Voting
Preference Shares an amount equal to the stated
capital of the Class B Non-Voting Preference Shares,
calculated as set out in section 2.2.2.4, less the
amount previously deducted pursuant to section
2.2.3.5.1; and
2.2.3.5.4.      there will be added to the stated capital
account in the accounting records of Acquisition Sub
maintained for the common shares of Acquisition Sub an
amount equal to the amount deducted pursuant to
section 2.2.3.5.3 from the stated capital account
maintained for the Class B Non-Voting Preference
Shares;
2.2.4.  outstanding ObjecTime Options will be reorganized as follows:
2.2.4.1.        Rational will assume each of the ObjecTime
Option Plans, which, from and after the Effective Time, will be deemed to be modified (i) to refer to Rational as the
grantor of the ObjecTime Options and the issuer of the
securities issuable upon exercise of the ObjecTime Options,
(ii) to refer to Rational Common Shares as the securities
issuable upon exercise of the ObjecTime Options and (iii) to be otherwise subject to the terms of this Plan of
Arrangement;
2.2.4.2.        each outstanding ObjecTime Option will become an
option (an "Assumed Option") to purchase a number of
Rational Common Shares equal to the product of the Exchange
Ratio multiplied by the number of ObjecTime Shares subject
to that ObjecTime Option.  The Assumed Option will provide
for an exercise price per Rational Common Share equal to the
United States Dollar Equivalent of the exercise price per
share of the ObjecTime Option immediately prior to the
Effective Time divided by the Exchange Ratio.  If the
foregoing calculation results in an Assumed Option being
exercisable for a fraction of a Rational Common Share, then
the number of Rational Common Shares subject to that Assumed
Option will be rounded down to the next whole number of
Rational Common Shares and the total exercise price for the
Assumed Option will be reduced by the exercise price of the
fractional Rational Common Share.  The term to expiry,
conditions to and manner of exercising, vesting schedule,
and all other terms and conditions of the Assumed Option
will otherwise be unchanged from those of the ObjecTime
Options except as set out in this Plan of Arrangement, and
any document or agreement previously evidencing a ObjecTime
Option will afterwards evidence and be deemed to evidence
the Assumed Option;
2.2.4.3.        all Assumed Options which have not vested on or
prior to November 30, 1999 and one-third (1/3) of each
holder's Assumed Options which have vested on or prior to
November 30, 1999 may be exercised by the respective holders as they become vested in accordance with the terms of the
respective ObjecTime Option Plan under which those Assumed
Options were granted, as amended by this Plan of
Arrangement;
2.2.4-4.        two-thirds (2/3) of each holder's Assumed
Options which have vested on or prior to November 30, 1999
(the "Restricted Options") will be deposited with Rational and distributed to the holder of the Restricted Options or transferred to Rational as contemplated by the Vesting and Release Schedule attached to the Escrow Agreement, and, if and when distributed to the holder, may be exercised by the holder in accordance with the terms of the respective
ObjecTime Option Plan under which the distributed Restricted
Options were granted, as amended by this Plan of Arrangement; and
2.2.4.5.        notwithstanding the terms of the respective
ObjecTime Option Plan under which any Restricted Options were granted, in the event that the employment of a holder of Restricted Options with New ObjecTime is terminated in a manner which would not permit a Blockage Notice (as defined in the Escrow Agreement) to be delivered under the Vesting and Release Schedule attached to the Escrow Agreement
(including termination without cause, death or disability), then Rational will continue to distribute those Restricted
Options to the holder of the Restricted Options as contemplated by the Vesting and Release Schedule and those Restricted Options may be exercised by the holder in accordance with section 2.2.4.4 until 30 days after the date on which all Exchangeable Shares are required to be exchanged in accordance with their terms;
2.2.5. coincident with and as part of the capital reorganization set out in section 2.2.3, Rational and Acquisition Sub will execute the Voting and Exchange Trust Agreement and Rational will issue to and deposit with the Trustee the Deposited Shares, certain voting rights in respect of which Deposited Shares will be granted in consideration of the payment to Rational of US$1.00, which Deposited Shares will be afterwards held of record by the Trustee as trustee solely for the use and benefit of Rational in accordance with the Voting and Exchange Trust Agreement except with respect to certain voting rights which the Trustee will hold for and on behalf of, and for the use and benefit of the holders of the Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement. All rights of holders of Exchangeable Shares under the Voting and Exchange
Trust Agreement will be received by them as part of the property receivable under section 2.2.3.3 in exchange for the Class B
Non-Voting Preference Shares; and
2.2.6. immediately after the capital reorganization, each of the holders of Rational Common Shares and Exchangeable Shares issued pursuant to this Plan of Arrangement will be deemed to have entered into and to be bound by the provisions of the Escrow Agreement in respect of all of those shares issued to the holder.
2.3.    Section 85 Election
Each holder of Class A Preferred Shares and Class 8 Special
Shares will be entitled to make an income tax election pursuant to section 85 of the Income Tax Act (Canada) and any other similar provision of provincial law with respect to the conversion of that holder's Class A Preferred Shares or Class 8 Special Shares, as the case may be, into Class B Common Shares pursuant to section 2.2.1 of this Arrangement by providing two signed copies of the necessary election forms to New ObjecTime within 90 days following the issuance of a Certificate of Arrangement in respect of the Arrangement, duly completed with the details of the number of shares converted and the applicable agreed amounts for the purposes of that election. Thereafter, subject to the election forms complying with the provisions of the Income Tax Act (Canada), the forms will be signed by New ObjecTime and returned to that ObjecTime Shareholder for filing with Canada Customs and Revenue Agency within 180 days following the date of issuance of a Certificate of Arrangement in respect of the Arrangement.
2.4.    Allocation of Proceeds
Each ObjecTime Shareholder who holds shares both directly and indirectly through a registered retirement savings plan of which that shareholder is the sole beneficiary will be entitled to direct Holding ULC and Acquisition Sub to allocate the aggregate cash and share payments payable under this Plan of Arrangement to the ObjecTime Shareholder personally and to the ObjecTime Shareholder's registered retirement savings plan as between them in any manner as the ObjecTime Shareholder directs; provided that, the aggregate consideration received by each of them equals the aggregate consideration payable to each of them under this Plan of Arrangement based on the number of ObjecTime Shares held by each of them.

ARTICLE 3.
RIGHTS OF DISSENT
3.1.    Rights of Dissent
3.1.1. Holders of ObjecTime Securities may exercise rights of dissent with respect to those securities pursuant to and in the manner set out in Section 185 of the OBCA and this section 3.1 (the "Dissent Rights") in connection with the Arrangement as the same may be modified by the Interim Order or the Final Order.
3.1.2. Holders of ObjecTime Securities who duly exercise the rights of dissent and who:
3.1.2.1. are ultimately entitled to be paid fair value for their ObjecTime Securities will be deemed to have transferred those ObjecTime Securities to Holding ULC immediately prior to the Effective Time, to the extent the fair value of those shares is paid by Holding ULC, and to ObjecTime immediately prior to the Effective Time, to the extent the fair value of those shares is paid by ObjecTime, and, in the case of ObjecTime Securities so transferred to ObjecTime, those securities will be cancelled as of the Effective Time; or
3.1.2.2. are ultimately not entitled, for any reason, to be paid fair value for their ObjecTime Securities will be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of ObjecTime Securities and will receive cash and Exchangeable Shares or Rational
Common Shares in exchange for their Class B Non-Voting
Preference Shares received on the Amalgamation on the basis determined in accordance with section 2.2.3 above or Assumed
Options in exchange for their ObjecTime Options on the basis determined in accordance with section 2.2.4 above;
but in no case will Rational, Acquisition Sub, Holding ULC, ObjecTime, New ObjecTime or any other Person be required to recognize those holders as holders of ObjecTime Shares or ObjecTime Options after the Effective Time, and the names of those holders of ObjecTime Shares will be deleted from the register of shareholders of ObjecTime Shares at the Effective Time and the names of those holders of ObjecTime Options will be deleted from any register or record of holders of ObjecTime Options at the Effective Time.

ARTICLE 4.
CERTIFICATES AND FRACTIONAL SHARES
4.1.    Delivery of Register and Certificates
Immediately prior to the Effective Time, ObjecTime will deliver to Rational a certified copy of the register of ObjecTime Shareholders, together with all original certificates representing outstanding ObjecTime Shares.
4.2.    Delivery of Cash
At the Effective Time, Holding ULC will deliver to a representative of ObjecTime (the "ObjecTime Disbursing Representative") one or more cheques, issued in those amounts as may be requested by the ObjecTime Disbursing Representative no less than two Business Days prior to the Effective Time, which cheque(s) represent in the aggregate the total amount of cash which all former holders of ObjecTime Shares have the right to receive in accordance with this Plan of Arrangement (rounded down, in the case of each holder, to the nearest whole cent). The ObjecTime Disbursing Representative will deliver to each former holder of ObjecTime Shares the cash which that holder has a right to receive in accordance with section 2.2.3.1 and 2.2.3.2.
4.3.    Delivery of Exchangeable Shares
At or promptly after the Effective Time, Acquisition Sub will deposit with the Depositary, for the benefit of the holders of Class B Non-Voting Preference Shares who will receive Exchangeable Shares in connection with the Arrangement, the certificates representing the Exchangeable Shares issued upon the exchange of Class B Non-Voting Preference Shares. The certificates representing the Exchangeable Shares issued will be held in accordance with the Escrow Agreement. The subaccount of each holder maintained in accordance with the Escrow Agreement will be credited with that number of Exchangeable Shares which the holder has the right to receive.
4.4.    Delivery of Rational Common Shares
At or promptly after the Effective Time, Holding ULC will deposit with the Depositary, for the benefit of the holders of Class B Non-Voting Preference Shares who will receive Rational Common Shares in connection with the Arrangement, the certificates representing the Rational Common Shares issued upon the exchange of Class B Non-Voting Preference Shares. The certificates representing the Rational Common Shares issued will be held in accordance with the Escrow Agreement. The subaccount of each holder maintained in accordance with the Escrow Agreement will be credited with that number of Rational Common Shares which the holder has the right to receive.
4.5.    Class B -on-Voting Preference Shares
For greater certainty, no certificates representing Class B
Non-Voting Preference Shares will be issued and those Class B Non-Voting Preference Shares will be evidenced by the certificates representing ObjecTime Shares converted into Class B Non-Voting Preference Shares on the Amalgamation.
4.6.    Fractional Shares
If as a result of the Amalgamation, a Person will become entitled to a fractional interest in a Class B Non-Voting Preference Share, the fractional interest in that Class B Non-Voting Preference Share will be rounded to the nearest whole Class B Non-Voting Preference Share and the whole Class B Non-Voting Preference Shares that Person is entitled to receive on the Amalgamation will be evidenced by the certificates representing the ObjecTime Shares held by that Person which were converted into those Class B Non-Voting Preference Shares on the Amalgamation.
Pursuant to sections 2.2.3.1 and 2.2.3.2, exchanges of Class B Non-Voting Preference Shares for cash and Rational Common Shares or Exchangeable Shares will occur only on the basis of whole Class B Non-Voting Preference Shares. No certificates or scrip representing fractional Exchangeable Shares or fractional Rational Common Shares will be issued to any holder of Class B Non-Voting Preference Shares and no dividend, stock split or other change in the capital structure of Acquisition Sub or Rational, as the case may be, will relate to any fractional security and those fractional interests will not entitle the owner of those interests to exercise any rights as a security holder of Acquisition Sub or Rational, as the case may be.
4.7.    Extinction of Rights
Any cheques representing the cash amount payable to a former holder of ObjecTime Shares in accordance with this Plan of Arrangement which cheque has not been presented to the bankers of Holding ULC for payment or that otherwise remain unclaimed for a period of six years from the date on which they were mailed will be forfeited to Holding ULC.
4.8.    Withholding Rights
Acquisition Sub, Holding ULC, Rational and the Depositary will be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of ObjecTime Shares, Class B Non-Voting Preference Shares, Rational Common Shares or Exchangeable Shares, any amounts as Acquisition Sub, Holding ULC, Rational or the Depositary is required or permitted to deduct and withhold with respect to that payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax Law, in each case, as amended. To the extent that amounts are so withheld, those withheld amounts will be treated for all purposes of this Plan of Arrangement as having been paid to the holder of the shares in respect of which the deduction and withholding was made, provided that the withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Acquisition Sub, Holding ULC, Rational and the Depositary are hereby authorized to sell or otherwise dispose of that portion of the consideration as is necessary to provide sufficient funds to Acquisition Sub, Holding ULC, Rational or the Depositary, as the case may be, to enable it to comply with those deduction or withholding requirement and Acquisition Sub, Holding ULC, Rational or the Depositary will notify the holder and remit to the holder any unapplied balance of the net proceeds of that sale.

ARTICLE 5.
CERTAIN RIGHTS OF HOLDING ULC TO ACQUIRE
EXCHANGEABLE SHARES
5.1.    Holding ULC Liquidation Call Right
5.1.1. Holding ULC will have the overriding right (the "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Acquisition Sub pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares
(other than any holder of Exchangeable Shares which is an affiliate of Rational) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each holder on payment by Holding
ULC of an amount per share (the "Liquidation Call Purchase Price") equal to the Current Market Price of a Rational Common Share on the last Business Day prior to the Liquidation Date, which will be satisfied in full by Holding ULC causing to be delivered to that holder one Rational Common Share, plus, to the extent not paid by Acquisition Sub, an additional amount equivalent to the full amount of all declared and unpaid dividends on each Exchangeable Share held by that holder on any dividend record date which occurred prior to the date of purchase by Holding ULC (the "Dividend Amount"). In the event of the exercise of the Liquidation Call Right by Holding ULC, each holder will be obligated to sell all of the Exchangeable Shares held by the holder to Holding ULC on the Liquidation Date on payment by Holding ULC to the holder of the Liquidation Call Purchase Price for each share, and Acquisition Sub will have no obligation to pay the Liquidation Amount of those shares so purchased by Holding ULC.
5.1.2. To exercise the Liquidation Call Right, Holding ULC must notify Acquisition Sub's transfer agent (the "Transfer Agent"), as agent for the holders of Exchangeable Shares, and Acquisition Sub of Holding ULC's intention to exercise that right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of Acquisition Sub and at least five
Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of Acquisition
Sub.  The Transfer Agent will notify the holders of Exchangeable
Shares as to whether or not Holding ULC has exercised the Liquidation Call Right promptly after the expiry of the period during which the same may be exercised by Holding ULC. If Holding
ULC exercises the Liquidation Call Right, then on the Liquidation
Date, Holding ULC will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.
5.1.3. For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Holding
ULC will instruct and authorize the Trustee to deposit with the Transfer Agent, on or before the Liquidation Date, certificates representing the aggregate number of Rational Common Shares deliverable by Holding ULC and a cheque or cheques of Holding ULC payable at par at any branch of the bankers of Holding ULC representing the aggregate Dividend Amount in payment of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to section 4.8 of this Plan of Arrangement. Provided that Holding
ULC has complied with the immediately preceding sentence, on and after the Liquidation Date, the rights of each holder of Exchangeable Shares will be limited to receiving that holder's proportionate part of the total Liquidation Call Purchase Price payable by Holding ULC upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by that holder and the holder will on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Rational Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with any other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the by-laws of Acquisition Sub and any additional documents and instruments as the Transfer Agent may reasonably require, the holder of the surrendered certificate or certificates will be entitled to receive in exchange for the certificate(s), and the Transfer Agent on behalf of Holding ULC will deliver to that holder, certificates representing the Rational
Common Shares to which the holder is entitled and a cheque or cheques of Holding ULC payable at par at any branch of the bankers of Holding ULC in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to section 4.8 of this Plan of Arrangement. If Holding ULC does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable
Shares will be entitled to receive in exchange for those shares the liquidation price otherwise payable by Acquisition Sub in connection with the liquidation, dissolution or winding-up of Acquisition Sub pursuant to Article 5 of the Exchangeable Share Provisions.
5.2.    Holding ULC Redemption Call Right
5.2.1.  Holding ULC will have the overriding right (the "Redemption
Call Right"), notwithstanding the proposed redemption of Exchangeable Shares by Acquisition Sub pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Rational) on the Redemption Date all but not less than all of the Exchangeable
Shares held by each holder on payment by Holding ULC to each holder of an amount per Exchangeable Share (the "Redemption Call Purchase Price") equal to the Current Market Price of a Rational Common Share on the last Business Day prior to the Redemption Date, which will be satisfied in full by Holding ULC causing to be delivered to that holder one Rational Common Share, plus the Dividend Amount. In the event of the exercise of the Redemption Call Right by Holding ULC, each holder will be obligated to sell all of the Exchangeable Shares held by the holder to Holding ULC on the Redemption Date on payment by Holding ULC to the holder of the Redemption Call Purchase Price for each share, and Acquisition Sub will have no obligation to redeem those shares so purchased by Holding ULC.
5.2.2. To exercise the Redemption Call Right, Holding ULC must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and Acquisition Sub of Holding ULC's intention to exercise that right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of a Rational Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, in which case Holding ULC will so notify the Transfer Agent and Acquisition Sub on or before the Redemption Date. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Holding ULC has exercised the Redemption Call Right promptly after the expiry of the period during which the same may be exercised by Holding ULC. If Holding
ULC exercises the Redemption Call Right, then on the Redemption
Date, Holding ULC will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.
5.2.3. For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Holding
ULC will instruct and authorize the Trustee to deposit with the Transfer Agent, on or before the Redemption Date, certificates representing the aggregate number of Rational Common Shares deliverable by Holding ULC and a cheque or cheques of Holding ULC payable at par at any branch of the bankers of Holding ULC representing the aggregate Dividend Amount in payment of the total Redemption Call Purchase Price, less any amounts withheld pursuant to section 4.8 of this Plan of Arrangement. Provided that Holding
ULC has complied with the immediately preceding sentence, on and after the Redemption Date, the rights of each holder of Exchangeable Shares will be limited to receiving that holder's proportionate part of the total Redemption Call Purchase Price payable by Holding ULC upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by that holder and the holder will on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Rational Common
Shares to which it is entitled.  Upon surrender to the Transfer
Agent of a certificate or certificates representing Exchangeable
Shares, together with any other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the by-laws of Acquisition Sub and any additional documents and instruments as the Transfer Agent may reasonably require, the holder of the surrendered certificate or certificates will be entitled to receive in exchange for the certificate(s), and the Transfer Agent on behalf of Holding ULC will deliver to that holder, certificates representing the Rational Common Shares to which the holder is entitled and a cheque or cheques of Holding ULC payable at par at any branch of the bankers of Holding ULC in payment of the remaining portion, if any, of the total Redemption Call Purchase Price, less any amounts withheld pursuant to section 4.8 of this Plan of Arrangement. If Holding ULC does not exercise the Redemption Call
Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange for the shares the redemption price otherwise payable by Acquisition Sub in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.
5.3.    Capital Reorganization of Rational
If at any time there is a capital reorganization of Rational or a consolidation, merger, arrangement or amalgamation (statutory or otherwise) of Rational with or into another entity (this type of event being a "Capital Reorganization"), any holder of Exchangeable Shares whose Exchangeable Shares have not been exchanged for Rational Common Shares in accordance with the provisions of this Plan of Arrangement, the Exchangeable Share Provisions or the Voting and Exchange Trust Agreement prior to the record date for that Capital Reorganization will be entitled to receive and will accept, upon any exchange occurring pursuant to the provisions of this Plan of Arrangement, the Exchangeable Share Provisions or the Voting and Exchange Trust Agreement at any time after the record date for the Capital Reorganization, in lieu of the Rational Common Shares that the holder would otherwise have been entitled to receive pursuant to those provisions, the number of shares or other securities of Rational or of the entity resulting, surviving or continuing from the Capital Reorganization, or other property, that the holder would have been entitled to receive as a result of the Capital Reorganization if, on the record date, the holder had been the registered holder of the number of Rational Common Shares to which the holder was then entitled upon the exchange of the holder's Exchangeable Shares into Rational Common Shares in accordance with the provisions of this Plan of Arrangement, the Exchangeable Share Provisions or the Voting and Exchange Trust Agreement, subject to adjustment thereafter in the same manner, as nearly as may be possible, as is provided for in those provisions; provided that no Capital Reorganization will be carried into effect unless all necessary steps have been taken so that each holder of Exchangeable Shares is thereafter entitled to receive, upon exchange of the holder's Exchangeable Shares pursuant to the provisions of this Plan of Arrangement, the Exchangeable Share Provisions or the Voting and Exchange Trust Agreement, that number of shares or other securities of Rational or of the other entity resulting, surviving or continuing from the Capital Reorganization, or other property.
5.4.    Other Change in Rational Common Shares
In the case of any reclassification of, or other change in, the outstanding Rational Common Shares other than a Capital Reorganization, changes will be made in the rights attaching to the Exchangeable Shares, without any action on the part of Acquisition Sub or the holders of the Exchangeable Shares to the extent permitted by applicable law, effective immediately following the record date for that reclassification or other change, to the extent necessary to ensure that holders of Exchangeable Shares are entitled to receive, upon the occurrence at any time after that record date of any event whereby they would receive Rational Common Shares pursuant to the provisions of this Plan of Arrangement, the Exchangeable Share Provisions or the Voting and Exchange Trust Agreement, those shares, securities or rights as they would have received if their Exchangeable Shares had been exchanged for Rational Common Shares immediately prior to that record date, subject to adjustment thereafter in the same manner, as nearly as may be possible, as is provided in the provisions of this Plan of Arrangement, the Exchangeable Share Provisions and the Voting and Exchange Trust Agreement.

ARTICLE 6.
AMENDMENTS
6.1.    Amendments
6.1.1. ObjecTime reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date provided that any amendment, modification, or supplement must be (i) set out in writing,
(ii) approved by Rational, (iii) filed with the Court and, if made following the ObjecTime Meeting, approved by the Court and
(iv) communicated to holders of ObjecTime Shares and ObjecTime Options in the manner required by the Court (if so required).
6.1.2. Any amendment, modification or supplement to this Plan of Arrangement may be proposed by ObjecTime at any time prior to or at the ObjecTime Meeting (provided that Rational will have consented) with or without any other prior notice or communication and, if so proposed and accepted by the Persons voting at the ObjecTime Meeting (other than as required under the Interim Order), will become part of this Plan of Arrangement for all purposes.
6.1.3. Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the ObjecTime Meeting will be effective only if (i) it is consented to by ObjecTime and Rational and (ii) if required by the Court, it is consented to by holders of the ObjecTime Shares and ObjecTime Options voting in the manner directed by the Court.

APPENDIX 1
PROVISIONS ATTACHING TO THE OBJECTIME CLASS B COMMON SHARES
The Class B Common Shares shall have the following rights, privileges, restrictions and conditions:
Section 1.      Dividends

Subject to the rights of the holders of the Class B Preferred Shares and any shares ranking prior to the Class B Common Shares, the holders of the Class B Common Shares shall be entitled to receive dividends as and when the directors shall in their discretion declare dividends on the Class B Common Shares and pay the same; the directors may declare and pay dividends on the Class B Common Shares to the exclusion of any other class or classes of shares.


Section 2.      Dissolution

Subject to the rights of the holders of the Class B Preferred Shares, Class C Preferred and any shares ranking prior to the Class B Common Shares, the holders of the Class B Common Shares in the event of any liquidation, dissolution or winding-up of the Corporation whether voluntary or involuntary, or other distribution of assets of the Corporation among its shareholders for the purposes of winding up its affairs shall for each Class B Common Share held be entitled, after payment to the Class B Preferred Shares, Class C Preferred Shares and or any shares ranking in priority to the Class B Common Shares to share in the remaining property of the Corporation pari passu and without preference or distinction with the holders of the Class A Common Shares and any other class of shares ranking on parity with the Class B Common Shares.


Section 3       Voting

The holders of the Class B Common Shares shall be entitled to receive notice of and to attend and shall be entitled to one (1) vote at any meeting of the shareholders of the Corporation for each Class B Common Share held, except meetings at which only holders of a specified class of shares are entitled to vote.



APPENDIX 2
PROVISIONS ATTACHING TO THE NEW OBJECTIME COMMON SHARES
The Common shares shall have the following rights, privileges, restrictions and conditions:
1.      Dividends
        Subject to the prior rights of the holders of shares of any other class of shares of the Company ranking senior to the common shares with respect to priority in the payment of dividends, the holders of the common shares shall be entitled to receive dividends, if, as and when declared by the board of directors out of the moneys properly applicable to the payment of dividends.
2.      Liquidation, Dissolution or Winding Up
        In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of any other distribution of property or assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of the common shares shall be entitled to receive all of the property and assets of the Company remaining after payment to the holders of shares of any other class of shares of the Company ranking senior to the common shares with respect to priority in the distribution of property or assets on such liquidation, dissolution, winding up or other distribution, as the case may be, of the amounts to which the holders of such shares are entitled.
3.      Voting Rights
        The holders of the common shares shall be entitled to receive notice of, attend at and vote at any and all meetings of the shareholders of the Company, except meetings at which only the holders of a class other than the common shares or the holders of one or more series of shares other than the common shares are entitled to vote, and shall be entitled to one vote at such meetings in respect of each common share held.


APPENDIX 3
PROVISIONS ATTACHING TO THE NEW OBJECTIME PREFERENCE SHARES
The preference shares shall have the following rights, privileges, restrictions and conditions:
1. Ranking
 The preference shares shall be entitled to a preference over the common shares and the shares of any other class or series of shares in the capital of the Company ranking junior to the preference shares with respect to the payment of dividends and the distribution of property or assets in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of property or assets of the Company among its shareholders for the purpose of winding up its affairs but shall not have any further right to participate in profits.
2. Voting Rights
 The holders of the preference shares shall not be entitled to receive notice of or to attend or to vote at any meeting of shareholders of the Company and shall not be entitled to vote separately as a class upon any proposal to amend the articles of the Company to change the maximum number of the shares of any class of shares or series thereof, or to effect an exchange, reclassification or cancellation of the preference shares, or to create a new class of shares or series thereof having rights or privileges equal or superior to the preference shares, provided, however, that notwithstanding the foregoing provisions of this section 2, the holders of the preference shares shall be entitled to vote separately as a class in respect of any matter for which a separate vote is specifically provided in the Business Corporations Act (Ontario) (the "OBCA") or any successor statute thereto, other than in respect of a proposal to amend the articles in a manner as hereinbefore in this section 2 specified.
3. Dividends
 The holders of the preference shares shall be entitled to receive in each financial year of the Company, if, as and when declared by the board of directors of the Company out of monies of the Company properly applicable to the payment of dividends, non-cumulative preferential cash dividends in the amount of 5 cents ($0.05) per preference share per annum. If in any financial year of the Company the board of directors in their discretion shall not declare the preferential dividends or any part thereof on the preference shares then the right of the holders of the preference shares to preferential dividends or any greater preferential dividends than the preferential dividends actually declared for such financial year shall be forever extinguished. The holders of the preference shares shall not be entitled to any dividends other than or in excess of the preferential cash dividends provided for in this section 3.
4. Redemption by Company
 Subject to the provisions of the OBCA, the Company shall be entitled, upon giving notice as hereinafter provided, at any time from and after January 21, 2020 to redeem any or all of the preference shares registered in the name of a holder for an amount per share equal to
(a) U.S.$1.00 per preference share (the "redemption amount") plus (b) all dividends declared and unpaid thereon to and including the redemption date (collectively, the "redemption price").
 In case a part only of the preference shares is at any time to be redeemed, the shares so to be redeemed may be selected by lot in such manner as the board of directors of the Company in their sole discretion shall by resolution determine or redemption may be effected on a pro rata basis disregarding fractions. If a part only of the preference shares represented by any certificate shall be redeemed, a new certificate representing the balance of such shares shall be issued to the holder thereof at the expense of the Company upon presentation and surrender of the first-mentioned certificate.
 In any case of redemption of preference shares, the Company shall at least ten (10) days before the date specified for redemption mail to each person who at the date of mailing is a registered holder of preference shares to be redeemed a notice in writing of the intention of the Company to redeem such preference shares. Such notice shall set out the number of preference shares held by the person to whom it is addressed which are to be redeemed, the redemption price and the date on which redemption is to take place. On or after the date so specified for redemption, the Company shall pay or cause to be paid to or to the order of the registered holders of the preference shares to be redeemed the redemption price (less any tax required to be deducted and withheld therefrom by the Company) of such shares on presentation and surrender, at the registered office of the Company or at any other place or places within Canada as may be specified in such notice, of the certificate(s) representing the preference shares so called for redemption with such other documents and instruments as may be required to effect a transfer of preference shares under the OBCA and the by-laws of the Company and such additional documents and instruments as the Company may reasonably require. Payment of the total redemption price for such preference shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Company or by holding for pick up by the holder at the registered office of the Company of a cheque of the Company in respect of the redemption price (less any tax required to be deducted and withheld therefrom by the Company) payable at par at any branch in Canada of the bankers of the Company for the time being. From and after the date specified for redemption in any such notice, the preference shares called for redemption shall cease to be entitled to dividends or any other participation in the property or assets of the Company and the holders thereof shall not be entitled to exercise any of the other rights of shareholders in respect thereof unless payment of the redemption price shall not be made upon presentation and surrender of the certificate(s) in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected.
 The Company shall have the right at any time after the mailing of notice of its intention to redeem the preference shares to deposit the redemption price of the preference shares so called for redemption or of such of the said shares represented by certificate(s) which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or any trust company in Canada named in such notice, to be paid without interest to or to the order of the respective holders of preference shares called for redemption upon presentation and surrender to such bank or trust company of the certificate(s) representing such shares. Upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the preference shares in respect of which such deposit shall have been made shall be deemed to be redeemed and the rights of the holders thereof shall be limited to receiving without interest their proportionate part of the amount so deposited upon presentation and surrender of the certificate(s) held by them respectively. Any interest allowed on any such deposit shall belong to the Company.
 Redemption monies which are represented by a cheque which has not been presented to the Company's bankers for payment or that otherwise remain unclaimed (including monies held on deposit in a special account as provided for above) for a period of six years from the date specified for redemption shall be forfeited to the Company.
5. Liquidation, Dissolution or Winding Up
 In the event of the liquidation, dissolution or winding up of the Company, or any other distribution of property or assets of the Company among its shareholders for the purpose of winding up its affairs, and after payment to the holders of the shares of any class or series of shares in the capital of the Company ranking senior to the preference shares of amounts they are entitled to, the holders of the preference shares shall be entitled to receive from the property and assets of the Company a sum equal to the redemption amount of the preference shares held by them respectively plus all dividends declared and unpaid thereon to and including the date of payment and no more, in priority to the rights of the holders of the common shares and the shares of any other class or series of shares in the capital of the Company ranking junior to the preference shares. After payment to the holders of the preference shares of the amounts so payable to them, they shall not be entitled to share in any further distribution of the property or assets of the Company.
6. Notices
Any notice, cheque, notice of redemption or other communication from the Company herein provided for shall be either sent to the holders of the preference shares by ordinary unregistered mail, postage prepaid, or delivered by hand to such holders, at their respective addresses appearing on the securities register of the Company or, in the event of the address of any such holder not so appearing, then at the last address known to the Company of such holder. Accidental failure to give any such notice, notice of redemption or other communication to one or more holders of preference shares shall not affect the validity thereof, but, upon such failure being discovered, a copy of the notice, notice of redemption or other communication, as the case may be, shall be sent or delivered forthwith to such holder or holders. Unless otherwise provided herein, any notice, certificate or other communication from a holder of preference shares herein provided for shall be either sent to the Company by ordinary unregistered mail, postage prepaid, or delivered by hand to the Company, at its registered office. Any notice or other communication, including without limitation a notice of redemption or request for redemption, from the Company to the holders of the preference shares or from a holder of preference shares to the Company may be waived.


APPENDIX 4
PROVISIONS ATTACHING TO THE
CLASS B NON-VOTING PREFERENCE SHARES
The Class B non-voting preference shares will have the following rights, privileges, restrictions and conditions:
1.      Ranking
The Class B non-voting preference shares will rank junior to the Class A non-voting preference shares of the Company (the "Exchangeable Shares"), the Class C non-voting preference shares of the Company (the "Class C Shares") and the shares of any other class or series ranking senior to the Class B non-voting preference shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs. The Class B non-voting preference shares will rank senior to the common shares with respect to the payment of the Preferential Dividend Amount (as defined below) in respect to each financial year of the Company but will rank equally with the common shares with respect to the payment of dividends in any financial year in excess of the Preferential Dividend Amount and will rank senior to the common shares with respect to the payment of the Liquidation Amount (as defined below) in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs.
2.      Voting Rights
The holders of the Class B non-voting preference shares will not be entitled to receive notice of or to attend or to vote at any meeting of shareholders of the Company and will not be entitled to vote separately as a class upon any proposal to amend the articles of the Company to change the maximum number of the shares of any class of shares or series of shares, or to effect an exchange, reclassification or cancellation of the Class B non-voting preference shares, or to create a new class of shares or series of shares having rights or privileges equal or superior to the Class B non-voting preference shares, provided, however, that notwithstanding the foregoing provisions of this section 2, the holders of the Class B non-voting preference shares will be entitled to vote separately as a class in respect of any matter for which a separate vote is specifically provided in the Business Corporations Act (Ontario) or any successor statute, other than in respect of a proposal to amend the articles in a manner set out above in this section 2.
3.      Dividends
Subject always to the prior rights of the holders of the Exchangeable Shares, the Class C Shares and of any shares of any other class or series ranking senior to the Class B non-voting preference shares, the holders of the Class B non-voting preference shares will be entitled, prior to the payment of any dividends to the holders of common shares in any financial year of the Company, to receive in each financial year of the Company, if, as and when declared by the board of directors of the Company out of monies of the Company properly applicable to the payment of dividends, non-cumulative preferential cash dividends in the amount of 8% of the Liquidation Amount (as defined below) per Class B non-voting preference share per annum (the "Preferential Dividend Amount"). If, in any financial year of the Company, the board of directors in their discretion do not declare the Preferential Dividend Amount or any part of the Preferential Dividend Amount on the Class B non-voting preference shares then the right of the holders of the Class B non-voting preference shares to the Preferential Dividend Amount or any greater preferential dividends than the preferential dividends actually declared for that financial year will be forever extinguished.
After payment of the Preferential Dividend Amount in respect of each Class B non-voting preference share for a particular financial year of the Company, the holders of the Class B non-voting preference shares and common shares will participate equally as to any additional dividends, if, as and when declared by the board of directors of the Company and all additional dividends which the directors may determine to declare and pay in any financial year of the Company will be declared and paid in equal or equivalent amounts per share, out of money, assets or property of the Company properly applicable to the payment of dividends or out of authorized but unissued shares of the Company, as applicable, on all the Class B non-voting preference shares and common shares at the time outstanding without preference or distinction.
4.      Liquidation, Dissolution or Winding-Up
In the event of the liquidation, dissolution or winding up of the Company, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, and after payment to the holders of the Exchangeable Shares, the Class C Shares and the shares of any other class or series of shares in the capital of the Company ranking senior to the Class B non-voting preference shares of amounts they are entitled to, the holders of the Class B non-voting preference shares will be entitled to receive from the property and assets of the Company a sum equal to the Liquidation Amount (as defined below) of each Class B non-voting preference share held by them respectively plus all dividends declared and unpaid on the Class B non-voting preference shares to and including the date of payment and no more, in priority to the rights of the holders of the common shares and the shares of any other class or series of shares in the capital of the Company ranking junior to the Class B non-voting preference shares. The "Liquidation Amount" of a Class B non-voting preference share is equal to the quotient obtained by dividing:
(a) US$38,700,000 by
(b) the number of issued and outstanding Class B non-voting preference shares as of the date on which entitlements to the Liquidation Amount are fixed.
After payment to the holders of the Class B non-voting preference shares of the Liquidation Amounts so payable to them, they will not be entitled to share in any further distribution of the property or assets of the Company.
5.      Notices
Any notice, cheque or other communication from the Company provided for in these share provisions will be sent to the holders of the Class B non-voting preference shares by ordinary unregistered mail, postage prepaid, or delivered by hand to the holders, at their respective addresses appearing on the securities register of the Company or, in the event of the address of any holder not so appearing, then at the last address of that holder known to the Company. Accidental failure to give any notice or other communication to one or more holders of Class B non-voting preference shares will not affect the validity of the notice, but, upon the failure being discovered, a copy of the notice or other communication will be sent or delivered promptly to the holder or holders. Any notice or other communication from the Company to the holders of the Class B non-voting preference shares may be waived.


APPENDIX 5
PROVISIONS ATTACHING TO THE EXCHANGEABLE SHARES
The Class A non-voting preference shares will have the following rights, privileges, restrictions and conditions:
ARTICLE 1
INTERPRETATION
1.1 For the purposes of these share provisions:
"Act" means the Business Corporations Act (Ontario).
"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned Person, whether through the ownership of voting securities, by contract or otherwise.
"Board of Directors" means the board of directors of the Company. "Business Day" means any day on which commercial banks are open for business in New York, New York and Toronto, Ontario other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada or in New York, New York under the laws of the State of New York or the federal laws of the United States of America. "Canadian Dollar Equivalent" means in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date, the product obtained by multiplying:
(a) the Foreign Currency Amount by,
(b) the noon spot exchange rate on that date for the foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event the spot exchange rate is not available, any spot exchange rate on that date for the foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for this purpose.
"Common Shares" means the common shares in the capital of the Company.
"Company" means 1386501 Ontario Limited, a corporation governed by the Act.
"Current Market Price" means, in respect of a Rational Common Share on any date, the Canadian Dollar Equivalent of the average of the closing bid and ask prices of Rational Common Shares during a period of 20 consecutive trading days ending not more than three trading days before that date on NASDAQ, or, if the Rational Common Shares are not then quoted on NASDAQ, on any other stock exchange or automated quotation system on which the Rational Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for this purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Rational Common Shares during that period does not create a market which reflects the fair market value of a Rational Common Share, then the Current Market Price of a Rational
Common Share will be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any selection, opinion or determination by the Board of Directors will be conclusive and binding.
"Dividend Amount" has the respective meanings given to that term in sections 6.3 or 7.1, as the case may be, for the purposes of Articles 6 and 7, respectively.
"Escrow Agreement" means the escrow and vesting and release arrangements established by the escrow agreement attached as Appendix 6 to the Plan of Arrangement.
"Exchangeable Shares" mean the Class A non-voting preference shares in the capital of the Company having the rights, privileges, restrictions and conditions set out in these share provisions. "Exchangeable Share Support Agreement" means the exchangeable share support agreement entered into as of January 13, 2000 between Rational, Holding ULC and the Company.
"Exchangeable Share Voting Event" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Company, other than an Exempt Exchangeable
Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Exchangeable Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as beneficiaries under the Voting and Exchange Trust
Agreement.
"Exempt Exchangeable Share Voting Event" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Company in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of that change would be required to maintain the equivalence of the Exchangeable Shares and the Rational Common Shares.
"Holding ULC" means 3037936 Nova Scotia Company, an unlimited liability company existing under the laws of the Province of Nova
Scotia, and any successor company.
"Liquidation Amount" has the meaning given to that term in
section 5.1.
"Liquidation Call Right" has the meaning given to that term in the Plan of Arrangement.
"Liquidation Date" has the meaning given to that term in
section 5.1.
"NASDAQ" means the Nasdaq National Market.
"Person" includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status.
"Plan of Arrangement" means the plan of arrangement relating to the arrangement of ObjecTime Limited under section 182 of the Act to which these share provisions are attached as Appendix 3 and which plan (other than Appendix 5) is attached to these share provisions as Exhibit A.
"Preference Shares" means the Class B non-voting redeemable preference shares and the Class C non-voting redeemable preference shares in the capital of the Company.
"Purchase Price" has the meaning given to that term in section 6.3. "Rational" means Rational Software Corporation, a corporation existing under the laws of the State of Delaware, and any successor corporation.
"Rational Call Notice" has the meaning given to that term in section 6.3.
"Rational Common Shares" mean the shares of common stock, par value
U.S. $0.01, in the capital of Rational, and any other securities into which those shares may be changed, including shares into which Rational Common Shares may be changed consequent upon an amalgamation, merger, reorganization or other transaction affecting the Rational Common Shares.
"Rational Control Transaction" means any merger or amalgamation involving Rational, any tender offer for Rational, and any material sale of securities of or rights or interests in Rational or similar transactions, or any proposal to do so.
"Rational Dividend Declaration Date" means the date on which the Board of Directors declares any dividend on the Rational Common
Shares.
"Redemption Call Purchase Price" has the meaning given to that term in the Plan of Arrangement.
"Redemption Call Right" has the meaning given to that term in the Plan of Arrangement.
"Redemption Date" means the date, if any, established by the Board of Directors for the redemption by the Company of all but not less than all of the outstanding Exchangeable Shares pursuant to
Article 7, which date will be no earlier than the Sunset Date, unless:
(a) there are fewer than 25% of the number of Exchangeable
Shares originally issued and outstanding on the date of filing under the Act of articles of arrangement attaching the Plan of Arrangement (other than Exchangeable Shares held by Rational and its Affiliates, and as that original number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable
Shares, any issue or distribution of rights to acquire
Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), in which case the Board of Directors may accelerate the redemption date to any date prior to the Sunset Date as they may determine, upon at least six months' prior written notice to the registered holders of the Exchangeable Shares;
(b) all Exchangeable Shares and Rational Common Shares are released from the escrow fund and restricted share fund established by the Escrow Agreement to the persons entitled to those shares in accordance with the Escrow
Agreement, in which case the Board of Directors may accelerate the redemption date to any date prior to the Sunset Date but no less than 12 months after the date of release as they may determine, upon at least
60 days' prior written notice to the registered holders of the Exchangeable Shares;
(c) a Rational Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with that Rational Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of that Rational Control Transaction in accordance with its terms, the Board of Directors may accelerate the redemption date to any date prior to the Sunset Date as they may determine, upon any number of days' prior written notice to the registered holders of the Exchangeable Shares as the Board of Directors may determine to be reasonably practicable in the circumstances;
(d) an Exchangeable Share Voting Event is proposed, in which case, provided that the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share
Voting Event, which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a Redemption Date, in any other commercially reasonable manner that does not result in an Exchangeable Share Voting Event, the redemption date will be the Business Day prior to the record date for any meeting or vote of the holders of the Exchangeable
Shares to consider the Exchangeable Share Voting Event and the Board of Directors will give any number of days' prior written notice of the redemption to the registered holders of the Exchangeable Shares as the Board of Directors may determine to be reasonably practicable in the circumstances; or
(e) an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exempt Exchangeable
Share Voting Event, in which case the redemption date will be the Business Day following that the day on which the holders of the Exchangeable Shares failed to take that action and the Board of Directors will give any number of days' prior written notice of the redemption to the registered holders of the Exchangeable Shares as the Board of Directors may determine to be reasonably practicable in the circumstances, provided, however, that the accidental failure or omission to give any notice of redemption under clauses (a), (b), (c), (d) or (e) above to less than 10% of the holders of Exchangeable Shares will not affect the validity of any redemption.
"Redemption Price" has the meaning given to that term in
section 7.1.
"Retracted Shares" has the meaning given to that term in
section 6.1(a).
"Retraction Call Right" has the meaning given to that term in section 6.1(c).
"Retraction Date" has the meaning given to that term in
section 6.1(b).
"Retraction Price" has the meaning given to that term in
section 6.1.
"Retraction Request" has the meaning given to that term in
section 6.1.
"Sunset Date" means January 13, 2005.
"Transfer Agent" means Montreal Trust Company of Canada or any other Person as may from time to time be appointed by the Company as the registrar and transfer agent for the Exchangeable Shares. "Trustee" means the trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of the State of New York and authorized to carry on the business of a trust company in the United States of America, and any successor trustee appointed under the Voting and Exchange Trust Agreement.
"Voting and Exchange Trust Agreement" means the voting and exchange trust agreement entered into as of January 13, 2000 between Rational, the Company and the Trustee.
1.2 Unless otherwise indicated, references to "Article", "Articles", "section" and "sections" are to articles and sections in these share provisions.
ARTICLE 2
RANKING OF EXCHANGEABLE SHARES
2.1 The Exchangeable Shares will be entitled to a preference over the Common Shares, the Preference Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs.
ARTICLE 3.
DIVIDENDS
3.1 Subject to section 3.2, a holder of an Exchangeable Share will be entitled to receive and the Board of Directors will, subject to applicable law, on each Rational Dividend
Declaration Date, declare a dividend on each Exchangeable
Share:
(a) in the case of a cash dividend declared on the Rational
Common Shares, in an amount in cash for each Exchangeable
Share in U.S. dollars, or the Canadian Dollar Equivalent on the Rational Dividend Declaration Date, in each case, corresponding to the cash dividend declared on each Rational
Common Share;
(b) in the case of a stock dividend declared on the Rational
Common Shares to be paid in Rational Common Shares, in that number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Rational Common Shares to be paid on each Rational Common Share; or
(c) in the case of a dividend declared on the Rational Common
Shares in property other than cash or Rational Common Shares, in that type and amount of property for each Exchangeable
Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by section 3.5) the type and amount of property declared as a dividend on each Rational Common Share.
These dividends will be paid out of money, assets or property of the Company properly applicable to the payment of dividends, or out of authorized but unissued shares of the Company, as applicable.
3.2     In the case of a stock dividend declared on the Rational
Common Shares to be paid in Rational Common Shares, in lieu of declaring the stock dividend contemplated by section 3.1(b) on the Exchangeable Shares, the Board of Directors may, in its discretion and subject to applicable law, subdivide, redivide or change (the "subdivision") each issued and unissued Exchangeable Share on the basis that each Exchangeable Share before the subdivision becomes a number of Exchangeable Shares as is equal to the sum of (i) one Rational Common Share and (ii) the number of Rational
Common Shares to be paid as a stock dividend on each Rational Common Share. In that instance, and notwithstanding any other provision, the subdivision will become effective on the effective date specified in section 3.4 without any further act or formality on the part of the Board of Directors or of the holders of Exchangeable
Shares. For greater certainty, no approval of the holders of Exchangeable Shares to an amendment to the articles of the Company will be required to give effect to the subdivision.
3.3 Cheques of the Company payable at par at any branch of the bankers of the Company will be issued in respect of any cash dividends contemplated by section 3.1(a) and the sending of a cheque to each holder of an Exchangeable Share will satisfy the cash dividend represented by that cheque unless the cheque is not paid on presentation. Subject to applicable law, certificates registered in the name of the registered holder of Exchangeable Shares will be issued or transferred in respect of any stock dividends contemplated by section 3.1(b) or any subdivision of shares contemplated by section 3.2 and the sending of that certificate to each holder of an Exchangeable Share will satisfy the stock dividend or share subdivision represented by that certificate. Any other type and amount of property in respect of any dividends contemplated by section 3.1(c) will be issued, distributed or transferred by the Company in any manner as it determines and the issuance, distribution or transfer of that property by the Company to each holder of an Exchangeable Share will satisfy the dividend represented by the issuance, distribution or transfer of that property.
No holder of an Exchangeable Share will be entitled to recover by action or other legal process against the Company any dividend that is represented by a cheque that has not been duly presented to the Company's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which the dividend was payable.
3.4 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable
Shares under section 3.1 will be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Rational Common
Shares. The record date for the determination of the holders of Exchangeable Shares entitled to receive
Exchangeable Shares in connection with any subdivision of Exchangeable Shares under section 3.2 and the effective date of that subdivision will be the same dates as the record date and payment date, respectively, for the corresponding stock dividend declared on Rational Common Shares.
3.5 If on any payment date for any dividends declared on the Exchangeable Shares under section 3.1 the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any dividends that remain unpaid will be paid on a subsequent date or dates determined by the Board of Directors on which the Company has sufficient moneys, assets or property properly applicable to the payment of those dividends.
3.6 The Board of Directors will determine, in good faith and in its sole discretion, economic equivalence for the purposes of sections 3.1 and 3.2, and each determination will be conclusive and binding on the Company and its shareholders.
In making each determination, the following factors will, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of
Directors:
(a) in the case of any stock dividend or other distribution payable in Rational Common Shares, the number of those shares issued in proportion to the number of Rational Common Shares previously outstanding;
(b) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Rational
Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Rational Common Shares), the relationship between the exercise price of each right, option or warrant and the current market value (as determined by the Board of Directors in the manner contemplated above) of a Rational Common Share;
(c) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Rational of any class other than Rational
Common Shares, any rights, options or warrants other than those referred to in section 3.6(b), any evidences of indebtedness of Rational or any assets of Rational), the relationship between the fair market value (as determined by the Board of Directors in the manner contemplated above) of the property to be issued or distributed with respect to each outstanding Rational Common Share and the current market value (as determined by the Board of Directors in the manner contemplated above) of a Rational Common Share; and
(d) in all cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that those consequences may differ from the taxation consequences to holders of Rational Common Shares as a result of differences between taxation laws of Canada and the United
States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).
For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange will be the average of the closing bid and ask prices of that security during a period of not less than 20 consecutive trading days ending not more than three trading days before the date of determination on the principal securities exchange on which those securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of those securities during that period does not create a market which reflects the fair market value of those securities, then the current market value will be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any determination by the Board of Directors will be conclusive and binding on the Company and its shareholders.
ARTICLE 4.
CERTAIN RESTRICTIONS
4.1 So long as any of the Exchangeable Shares are outstanding, the Company will not at any time without, but, subject to section 3.2, may at any time with, the approval of the holders of the Exchangeable Shares given as specified in section 11.2:
(a) pay any dividends on the Common Shares, the Preference Shares or any other shares ranking junior to the Exchangeable
Shares, other than stock dividends payable in Common Shares or any other shares ranking junior to the Exchangeable
Shares, as the case may be;
(b) redeem or purchase or make any capital distribution in respect of the Common Shares, the Preference Shares or any other shares ranking junior to the Exchangeable Shares;
(c) redeem or purchase any other shares of the Company ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution;
(d) issue any Exchangeable Shares other than by way of stock dividend to the holders of Exchangeable Shares contemplated by section 3.1 or by way of any subdivision of Exchangeable
Shares contemplated by section 3.2; or
(e) issue any shares of the Company ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of Exchangeable Shares.
The restrictions in sections 4.1(a), 4.1(b), 4.1(c) and 4.1.(d) will not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the Rational Common Shares have been declared and paid on the Exchangeable Shares.
ARTICLE 5.
DISTRIBUTION ON LIQUIDATION
5.1 In the event of the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the exercise by Holding
ULC of the Liquidation Call Right, a holder of Exchangeable
Shares will be entitled, subject to applicable law, to receive from the assets of the Company in respect of each Exchangeable Share held by the holder on the effective date
(the "Liquidation Date") of the liquidation, dissolution or winding-up, before any distribution of any part of the assets of the Company among the holders of the Common
Shares, the Preference Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to the Current Market Price of a Rational Common Share on the last Business Day prior to the Liquidation Date (the
"Liquidation Amount"), which will be satisfied in full by the Company causing to be delivered to the holder one
Rational Common Share, together with all declared and unpaid dividends on each Exchangeable Share held by the holder on any dividend record date which occurred prior to the Liquidation Date.
5.2 On or promptly after the Liquidation Date, the Company will cause to be delivered to the holders of the Exchangeable
Shares the Liquidation Amount for each Exchangeable Share upon presentation and surrender of the certificates representing those Exchangeable Shares, together with any other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Company and any additional documents and instruments as the Transfer Agent, Rational or the Company may reasonably require, at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation
Amount for each Exchangeable Share will be made by delivery to each holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable
Shares or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, on behalf of the Company of certificates representing Rational Common Shares
(which shares will be duly issued as fully paid and non-assessable and will be free and clear of any lien, claim or encumbrance) and a cheque of the Company payable at par at any branch of the bankers of the Company in respect of the remaining portion, if any, of the total Liquidation Amount
(in each case less any amounts withheld on account of tax required to be deducted and withheld) (without interest). On and after the Liquidation Date, the holders of the Exchangeable Shares will cease to be holders of Exchangeable
Shares and will not be entitled to exercise any of the rights of holders in respect of Exchangeable Shares, other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total
Liquidation Amount for those Exchangeable Shares is not made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders will remain unaffected until the total
Liquidation Amount has been paid in the manner provided above. The Company has the right at any time after the Liquidation Date to deposit or cause to be deposited the total Liquidation Amount in respect of the Exchangeable
Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders in a custodial account with any chartered bank or trust company in Canada. Upon that deposit being made, the rights of the holders of Exchangeable Shares after that deposit will be limited to receiving their proportionate part of the total
Liquidation Amount (in each case less any amounts withheld on account of tax required to be deducted and withheld)
(without interest) for those Exchangeable Shares so deposited, against presentation and surrender of the certificates held by them, respectively, in accordance with the foregoing provisions. Upon that payment or deposit of the total Liquidation Amount, the holders of the Exchangeable Shares will thereafter be considered and deemed for all purposes to be holders of the Rational Common Shares delivered to them or the custodian on their behalf.
5.3 After the Company has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to section 5.1, those holders will not be entitled to share in any further distribution of the assets of the Company.
ARTICLE 6.
RETRACTION OF EXCHANGEABLE SHARES BY HOLDER
6.1 A holder of Exchangeable Shares will be entitled at any time, subject to the exercise by Holding ULC of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require the Company to redeem any or all of the Exchangeable Shares registered in the name of that holder for an amount per share equal to the Current Market Price of a Rational Common Share on the last
Business Day prior to the Retraction Date (the "Retraction
Price"), which will be satisfied in full by the Company causing to be delivered to that holder one Rational Common
Share for each Exchangeable Share presented and surrendered by the holder, together with, on the payment date, the full amount of all declared and unpaid dividends on any Exchangeable Share held by that holder on any dividend record date which occurred prior to the Retraction Date. To effect a redemption, the holder will present and surrender at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Company redeem, together with any other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Company and any additional documents and instruments as the Transfer Agent, Rational or the Company may reasonably require, together with a duly executed statement (the "Retraction Request") in the form of Schedule A to these provisions or in any other form as may be acceptable to the Company:
(a) specifying that the holder desires to have all or any number specified of the Exchangeable Shares represented by the certificate or certificates (the "Retracted Shares") redeemed by the Company;
(b) stating the Business Day on which the holder desires to have the Company redeem the Retracted Shares (the "Retraction
Date"), provided that the Retraction Date will be not less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by the Company and further provided that, in the event that no Retraction Date is specified by the holder in the Retraction
Request, the Retraction Date will be deemed to be the 15th
Business Day after the date on which the Retraction Request is received by the Company; and
(c) acknowledging the overriding right (the "Retraction Call
Right") of Holding ULC to purchase all but not less than all of the Retracted Shares directly from the holder and that the Retraction Request will be deemed to be a revocable offer by the holder to sell the Retracted Shares to Holding ULC in accordance with the Retraction Call Right on the terms and conditions set out in section 6.3.
6.2.    Subject to the exercise by Holding ULC of the Retraction
Call Right, upon receipt by the Company or the Transfer
Agent in the manner specified in section 6.1 of a certificate or certificates representing the number of Exchangeable Shares which the holder desires to have the Company redeem, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7, the Company will redeem the Retracted Shares effective at the close of business on the Retraction Date and will cause to be delivered to that holder the total Retraction Price with respect to those shares, provided that all declared and unpaid dividends for which the record date has occurred prior to the Retraction Date will be paid on the payment date for those dividends. If only a part of the Exchangeable
Shares represented by any certificate is redeemed (or purchased by Holding ULC pursuant to the Retraction Call
Right), a new certificate for the balance of those Exchangeable Shares will be issued to the holder at the expense of the Company.
6.3 Upon receipt by the Company of a Retraction Request, the Company will immediately notify Holding ULC of the Retraction Request. To exercise the Retraction Call Right,
Holding ULC must notify the Company of its determination to do so (the "Rational Call Notice") within five Business Days of notification to Holding ULC by the Company of the receipt by the Company of the Retraction Request. If Holding ULC does not so notify the Company within the five Business Day period, the Company will notify the holder as soon as possible thereafter that Holding ULC will not exercise the Retraction Call Right. If Holding ULC delivers the Rational
Call Notice within the five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7, the Retraction Request will then be considered only to be an offer by the holder to sell the Retracted Shares to Holding
ULC in accordance with the Retraction Call Right. In that event, the Company will not redeem the Retracted Shares and Holding ULC will purchase from the holder and the holder will sell to Holding ULC on the Retraction Date the Retracted Shares for a purchase price (the "Purchase Price") per share equal to the Retraction Price per share, plus, on the designated payment date, to the extent not paid by the Company on the designated payment date, an additional amount equivalent to the full amount of all declared and unpaid dividends on those Retracted Shares held by the holder on any dividend record date which occurred prior to the Retraction Date (the "Dividend Amount"). For the purposes of completing a purchase pursuant to the Retraction Call Right, Holding ULC will deposit with the Transfer Agent, on or before the Retraction Date, certificates representing
Rational Common Shares and a cheque or cheques of Holding
ULC payable at par at any branch of the bankers of Holding
ULC representing the aggregate Dividend Amount, less any amounts withheld on account of tax required to be deducted and withheld (without interest). Provided that Holding ULC has complied with the immediately preceding sentence, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right will be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Company of those Retracted Shares will take place on the Retraction
Date. In the event that Holding ULC does not deliver a Rational Call Notice within the five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7, the Company will redeem the Retracted Shares on the Retraction
Date and in the manner otherwise contemplated in this
Article 6.
6.4 The Company or Holding ULC, as the case may be, will deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable
Shares or at the address specified in the holder's
Retraction Request or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, certificates representing the Rational Common Shares (which shares will be duly issued as fully paid and non-assessable and will be free and clear of any lien, claim or encumbrance) registered in the name of the holder or in any other name as the holder may request, and, if applicable and on or before the payment date, a cheque payable at par at any branch of the bankers of the Company or Holding ULC, as applicable, representing the aggregate Dividend Amount in payment of the total
Retraction Price or the total Purchase Price, as the case may be, in each case, less any amounts withheld on account of tax required to be deducted and withheld (without interest). The delivery of those certificates and cheques on behalf of the Company or by Holding ULC, as the case may be, or by the Transfer Agent will be deemed to be payment of and will satisfy and discharge all liability for the total
Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by those share certificates and cheques (plus any tax deducted and withheld and remitted to the proper tax authority).
6.5 On and after the close of business on the Retraction Date, the holder of the Retracted Shares will cease to be a holder of those Retracted Shares and will not be entitled to exercise any of the rights of a holder in respect of those Retracted Shares, other than the right to receive the total
Retraction Price or total Purchase Price for the Retracted
Shares, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, is not made as provided in section 6.4, in which case the rights of that holder will remain unaffected until the total Retraction
Price or the total Purchase Price, as the case may be, has been paid in the manner provided above. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Company or purchased by Holding ULC will thereafter be considered and deemed for all purposes to be a holder of the Rational Common Shares delivered to that holder.
6.6 Notwithstanding any other provision of this Article 6, the Company will not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law.
If the Company believes that on any Retraction Date it would not be permitted by any of those requirements and provisions to redeem the Retracted Shares tendered for redemption on that date, and provided that Holding ULC has not exercised the Retraction Call Right with respect to the Retracted
Shares, the Company will only be obligated to redeem
Retracted Shares specified by a holder in a Retraction
Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to those requirements and provisions and will notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Company. In any case in which the redemption by the Company of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the Company will redeem the maximum number of Exchangeable Shares which the Board of Directors determine the Company is, on the Retraction Date, permitted to redeem, which will be selected as nearly as may be pro rata (disregarding fractions) in proportion to the total number of Exchangeable Shares tendered for retraction by each holder, and the Company will issue to each holder of Retracted Shares a new certificate, at the expense of the Company, representing the Retracted Shares not redeemed by the Company pursuant to section 6.2. Provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7 and provided further that Holding ULC has not exercised the Retraction Call Right with respect to the Retracted Shares, the holder of any Retracted
Shares not redeemed by the Company pursuant to section 6.2 as a result of solvency requirements or other provisions of applicable law will be deemed by giving the Retraction
Request to have instructed the Trustee to require Rational to purchase those Retracted Shares from that holder on the Retraction Date or as soon as practicable thereafter on payment by Rational to that holder of the Purchase Price for the Retracted Shares, all as more specifically provided in the Voting and Exchange Trust Agreement.
6.7 A holder of Retracted Shares may, by notice in writing given by the holder to the Company before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which case that Retraction Request will be null and void and, for greater certainty, the revocable offer constituted by the Retraction
Request to sell the Retracted Shares to Holding ULC will be deemed to have been revoked.
ARTICLE 7.
REDEMPTION OF EXCHANGEABLE SHARES BY THE COMPANY
7.1. Subject to applicable law, and provided Holding ULC has not exercised the Redemption Call Right, the Company will on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to the Current Market Price of a Rational Common Share on the last Business Day prior to the Redemption Date (the
"Redemption Price"), which will be satisfied in full by the Company causing to be delivered to each holder of Exchangeable Shares one Rational Common Share for each
Exchangeable Share held by that holder, together with the full amount of all declared and unpaid dividends on each Exchangeable Share held by that holder on any dividend record date which occurred prior to the Redemption Date (the
"Dividend Amount").
7.2. In any case of a redemption of Exchangeable Shares under this Article 7, the Company will, at least 60 days before the Redemption Date (other than a Redemption Date established in connection with a Rational Control
Transaction, an Exchangeable Share Voting Event or an Exempt
Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Company or the purchase by Holding ULC under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by that holder. In the case of a Redemption Date established in connection with a Rational
Control Transaction, an Exchangeable Share Voting Event and an Exempt Exchangeable Share Voting Event, the written notice of redemption by the Company or the purchase by Holding ULC under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors of the Company to be reasonably practicable in the circumstances.
In any case, the notice will set out the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.
7.3. On or after the Redemption Date and subject to the exercise by Holding ULC of the Redemption Call Right, the Company will cause to be delivered to each holder of the Exchangeable Shares to be redeemed the Redemption Price for each Exchangeable Share, together with the full amount of all declared and unpaid dividends on each Exchangeable Share held by that holder on any dividend record date which occurred prior to the Redemption Date, upon presentation and surrender at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company in the notice of the certificates representing those Exchangeable Shares, together with any other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Company and any additional documents and instruments as the Transfer Agent, Rational or the Company may reasonably require. Payment of the total Redemption Price for the Exchangeable Shares, together with payment of any dividends, will be made by delivery to each holder, at the address of the holder recorded in the securities register of the Company or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company in the notice, on behalf of the Company of certificates representing Rational Common Shares (which shares will be duly issued as fully paid and non-assessable and will be free and clear of any lien, claim or encumbrance) and, if applicable, a cheque of the Company payable at par at any branch of the bankers of the Company in payment of any dividends, in each case, less any amounts withheld on account of tax required to be deducted and withheld (without interest). On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption will cease to be holders of those Exchangeable Shares and will not be entitled to exercise any of the rights of holders in respect of those Exchangeable Shares, other than the right to receive their proportionate part of the total Redemption
Price and any dividends, unless payment of the total
Redemption Price and any dividends for those Exchangeable
Shares is not made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders will remain unaffected until the total Redemption Price and any dividends have been paid in the manner provided above. The Company has the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares to deposit or cause to be deposited the total Redemption Price for, and the full amount of dividends on (except as provided in the preceding sentence), the Exchangeable Shares so called for redemption, or of those of the Exchangeable Shares represented by certificates that have not at the date of the deposit been surrendered by the holders in connection with the redemption, in a custodial account with any chartered bank or trust company in Canada named in the notice, less any amounts withheld on account of tax required to be deducted and withheld (without interest). Upon the later of any deposit being made and the Redemption Date, the Exchangeable
Shares in respect of which the deposit has been made will be redeemed and the rights of the holders after the deposit or Redemption Date, as the case may be, will be limited to receiving their proportionate part of the total Redemption
Price and the dividends for those Exchangeable Shares so deposited (without interest), against presentation and surrender of the certificates held by them, respectively, in accordance with the foregoing provisions. Upon payment or deposit of the total Redemption Price and the full amount of the dividends, the holders of the Exchangeable Shares will thereafter be considered and deemed for all purposes to be holders of the Rational Common Shares delivered to them or the custodian on their behalf.
ARTICLE 8.
PURCHASE FOR CANCELLATION
8.1. Subject to applicable law and the articles and by-laws the Company, the Company may at any time and from time to time purchase for cancellation all or any part of the outstanding
Exchangeable Shares at any price by tender to all the holders of record of Exchangeable Shares then outstanding at any price per share together with an amount equal to all declared and unpaid dividends for which the record date has occurred prior to the date of purchase. If in response to an invitation for tenders under the provisions of this section 8.1, more Exchangeable Shares are tendered at a price or prices acceptable to the Company than the Company is prepared to purchase, the Exchangeable Shares to be purchased by the Company will be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Company, provided that when shares are tendered at different prices, the pro rating will be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Company is prepared to purchase after the Company has purchased all the shares tendered at lower prices. If part only of the Exchangeable
Shares represented by any certificate are to be purchased, a new certificate for the balance of those shares will be issued at the expense of the Company.
ARTICLE 9.
WITHHOLDING RIGHTS
9.1. The Company or Rational will be entitled to deduct and withhold from any consideration otherwise payable under these share provisions to any holder of Exchangeable Shares any amounts as the Company or Rational is required or permitted to deduct and withhold with respect to that payment under the Income Tax Act (Canada), the United States Internal Revenue
Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded. To the extent that amounts are so withheld, the withheld amounts will be treated for all purposes as having been paid to the holder of the shares in respect of which the deduction and withholding was made, provided that the withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amounts so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Rational and the Company are hereby authorized to sell or otherwise dispose of any portion of the consideration as is necessary to provide sufficient funds to Rational or the Company, as the case may be, to enable it to comply with the deduction or withholding requirements and Rational or the Company will notify the holder and remit to the holder any unapplied balance of the net proceeds of the sale.
ARTICLE 10.
VOTING RIGHTS
10.1.   Except as required by applicable law and by Article 11,
section 12.1 and section 13.2, the holders of the Exchangeable Shares are not entitled to receive notice of or to attend any meeting of the shareholders of the Company or to vote at any meeting.
ARTICLE 11.
AMENDMENT AND APPROVAL
11.1. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as specified in these provisions.
11.2. Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable
Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares will be deemed to have been sufficiently given if it has been given in accordance with applicable law subject to a minimum requirement that the approval be evidenced by resolution passed by not less than two-thirds of the votes cast on that resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 35% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that if at any meeting the holders of at least 35% of the outstanding Exchangeable
Shares at that time are not present or represented by proxy within one-half hour after the time appointed for the meeting, then the meeting will be adjourned to any date not less than five days thereafter and to any time and place as may be designated by the Chairman of the meeting. At the adjourned meeting, the holders of Exchangeable Shares present or represented by proxy may transact the business for which the meeting was originally called and a resolution passed at the adjourned meeting by the affirmative vote of not less than two-thirds of the votes cast on the resolution at that meeting will constitute the approval or consent of the holders of the Exchangeable Shares.
ARTICLE 12.
RECIPROCAL CHANGES, ETC.
IN RESPECT OF RATIONAL COMMON SHARES
12.1. Each holder of an Exchangeable Share acknowledges that the Exchangeable Share Support Agreement provides, in part, that Rational will not without the prior approval of the Company and the prior approval of the holders of the Exchangeable
Shares given in accordance with section 11.2:
(a) issue or distribute Rational Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Rational Common Shares) to the holders of all or substantially all of the then outstanding Rational Common
Shares by way of stock dividend or other distribution, other than an issue of Rational Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Rational Common Shares) to holders of Rational Common
Shares who exercise an option to receive dividends in Rational Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Rational
Common Shares) in lieu of receiving cash dividends;
(b) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding
Rational Common Shares entitling them to subscribe for or to purchase Rational Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire
Rational Common Shares); or
(c) issue or distribute to the holders of all or substantially all of the then outstanding Rational Common Shares:
(i) shares or securities of Rational of any class other than Rational Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Rational Common Shares);
(ii) rights, options or warrants other than those referred to in section 12.1(b);
(iii) evidences of indebtedness of Rational; or
(iv) assets of Rational,
unless the economic equivalent on a per share basis of those rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.
12.2. Each holder of an Exchangeable Share acknowledges that the Exchangeable Share Support Agreement further provides, in part, that Rational will not without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with section 11.2:
(a) subdivide, redivide or change the then outstanding Rational
Common Shares into a greater number of Rational Common
Shares;
(b) reduce, combine, consolidate or change the then outstanding
Rational Common Shares into a lesser number of Rational
Common Shares; or
(c) reclassify or otherwise change the Rational Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Rational Common Shares, unless the same or an economically equivalent change is simultaneously made to, or in, the rights of the holders of the Exchangeable Shares.
The Exchangeable Share Support Agreement further provides, in part, that those provisions of the Exchangeable Share Support Agreement will not be changed without the approval of the holders of the Exchangeable Shares given in accordance with section 11.2.
ARTICLE 13.
ACTIONS BY THE COMPANY UNDER
EXCHANGEABLE SHARE SUPPORT AGREEMENT
13.1. The Company will take all actions and do all things as are necessary or advisable to perform and comply with and to ensure performance and compliance by Rational, Holding ULC and the Company with all provisions of the Exchangeable
Share Support Agreement applicable to Rational, Holding ULC and the Company, respectively, in accordance with the terms of that agreement including, without limitation, taking all actions and doing all things as are necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Company all rights and benefits in favour of the Company under or pursuant to that agreement.
13.2. The Company will not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Exchangeable Share Support
Agreement without the approval of the holders of the Exchangeable Shares given in accordance with section 11.2 other than any amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:
(a) adding to the covenants of any or all parties to that agreement provided that the Board of Directors of the Company is of the good faith opinion that those additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;
(b) making any provisions or modifications not inconsistent with that agreement as may be necessary or desirable with respect to matters or questions arising under that agreement which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors is of the good faith opinion, after consultation with counsel, that those provisions and modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or
(c) making any changes in or corrections to that agreement which, on the advice of counsel to the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained in the agreement, provided that the Board of Directors is of the good faith opinion, after consultation with counsel, that those changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.
ARTICLE 14.
LEGEND; CALL RIGHTS
14.1. The certificates evidencing the Exchangeable Shares will contain or have affixed to them a legend in form and on terms approved by the Board of Directors, with respect to the Exchangeable Share Support Agreement and the Voting and
Exchange Trust Agreement (including the provisions with respect to the voting rights, call rights, exchange right and automatic exchange under that agreement).
14.2. Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being a holder will be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of Holding ULC, and the overriding nature of those rights in connection with the liquidation, dissolution or winding-up of the Company or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound by those rights in favour of Holding ULC.
ARTICLE 15.
NOTICES
15.1. Any notice, request or other communication to be given to the Company by a holder of Exchangeable Shares will be in writing and will be valid and effective if given by mail
(postage prepaid) or by telecopy or by delivery to the registered office of the Company and addressed to the attention of the President. Any notice, request or other communication, if given by mail, telecopy or delivery, will only be deemed to have been given and received upon actual receipt by the Company.
15.2.   Any presentation and surrender by a holder of Exchangeable
Shares to the Company or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Company or the retraction or redemption of Exchangeable Shares will be made by ordinary mail (postage prepaid) or by delivery to the registered office of the Company or to any office of the Transfer Agent as may be specified by the Company, in each case, addressed to the attention of the President of the Company. Any presentation and surrender of certificates will only be deemed to have been made and to be effective upon actual receipt by the Company or the Transfer Agent, as the case may be. Any presentation and surrender of certificates made by ordinary mail will be at the sole risk of the holder mailing the same.
15.3. Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Company will be in writing and will be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of the Company or, in the event of the address of any holder not being so recorded, then at the last known address of that holder. Any notice, request or other communication, if given by mail, will be deemed to have been given and received on the seventh Business Day following the date of mailing and, if given by delivery, will be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares will not invalidate or otherwise alter or affect any action or proceeding to be taken by the Company pursuant to that notice, request or other communication.
15.4. If the Company determines that mail service is or is threatened to be interrupted at the time when the Company is required or elects to give any notice to the holders of Exchangeable Shares, the Company, notwithstanding these provisions, may give that notice by means of publication in The National Post or any other English language daily newspaper or newspapers of general circulation in Canada and in a French language daily newspaper of general circulation in the Province of Quebec, once in each of two successive weeks, and notice so published will be deemed to have been given on the latest date on which the first publication has taken place.
If, by reason of any actual or threatened interruption of mail service due to strike, lock-out or otherwise, any notice to be given to the Company would be unlikely to reach its destination in a timely manner, that notice will be valid and effective only if delivered personally to the Company in accordance with section 15.1 or 15.2, as the case may be.

SCHEDULE A
NOTICE OF RETRACTION
To: 1386501 Ontario Limited (the "Company") and 3037936 Nova Scotia Company ("Holding ULC").
This notice is given pursuant to Article 6 of the provisions
(the "Share Provisions") attaching to the Exchangeable Shares of the Company represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings given to those words and expressions in the Share Provisions.
The undersigned hereby notifies the Company that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Company redeem in accordance with Article 6 of the Share
Provisions:
        _ all share(s) represented by this certificate; or
        _             _______ share(s) only.
        The undersigned hereby notifies the Company that the Retraction
Date will
be
 .
NOTE:   The Retraction Date must be a Business Day and must not be less than 10 Business Days nor more than 15 Business Days after the date upon which this notice is received by the Company. If no Business
Day is specified above, the Retraction Date will be deemed to be the 15th Business Day after the date on which this notice is received by the Company.
The undersigned acknowledges the overriding Retraction Call
Right of Holding ULC to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and will be deemed to be a revocable offer by the undersigned to sell the Retractable
Shares to Holding ULC in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in section 6.3 of the Share Provisions. This notice of retraction, and this offer to sell the Retracted Shares to Holding ULC, may be revoked and withdrawn by the undersigned only by notice in writing given to the Company at any time before the close of business on the Business Day immediately preceding the Retraction Date.
The undersigned acknowledges that if, as a result of solvency provisions or applicable law, the Company is unable to redeem all Retracted Shares, and provided that Holding ULC has not exercised the Retraction Call Right with respect to the Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require Rational to purchase the unredeemed Retracted Shares.
The undersigned hereby represents and warrants to Holding
ULC and the Company that the undersigned:
        _  is
                (select one)
        _  is not
a non-resident of Canada for purposes of the Income Tax Act (Canada). The undersigned acknowledges that in the absence of an indication that the undersigned is not a non-resident of Canada, withholding on account of Canadian tax may be made from amounts payable to the undersigned on the redemption or purchase of the Retracted Shares.
The undersigned hereby represents and warrants to Holding
ULC and the Company that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by Holding ULC or the Company, as the case may be, free and clear of all liens, claims and encumbrances.


   (Date)          (Signature of Shareholder)          (Guarantee of
Signature)
 _      Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which the securities and any cheque(s) will be mailed to the last address of the shareholder as it appears on the register.
NOTE:   This panel must be completed and this certificate, together with any additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Company and the securities and any cheque(s) resulting from the retraction or purchase will be delivered to the shareholder as indicated above, unless the form appearing immediately below is duly completed.
Date:
Name of Person in Whose Name Securities or Cheque(s)
Are to be Registered, Issued or Delivered (please print):

Street Address or P.O. Box:

Signature of Shareholder:

City, Province and Postal Code:

Signature Guaranteed by:
NOTE:   If this notice of retraction is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of the Company represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of the Company, unless the Share Transfer Power on the share certificate is duly completed in respect of those share(s).

APPENDIX 6
ESCROW AGREEMENT


   ---------------------------------------------------------------------

Exhibit B


                    VOTING AND EXCHANGE TRUST AGREEMENT

          THIS AGREEMENT made as of the 13th day of January, 2000.

                               B E T W E E N:
                            1386501 ONTARIO LIMITED,
                       a corporation existing under the laws of
                             the Province of Ontario,
                             ("Acquisition Sub"),
                                   - and -
                         RATIONAL SOFTWARE CORPORATION
                     a corporation existing under the laws of
                                      the
                                State of Delaware,
                                   ("Rational"),
                                      - and -
                      THE BANK OF NOVA SCOTIA TRUST COMPANY OF
                                      NEW YORK,
                        a trust company incorporated under the
                              laws of the State of New York,
                                    ("Trustee").

RECITALS:

A. Pursuant to an agreement and plan of acquisition and arrangement (the "Acquisition Agreement") dated as of December 14, 1999 among Rational, Rational International, 3037936 Nova Scotia Company, Acquisition Sub, 1386503 Ontario Limited ("Amalco") and ObjecTime Limited ("ObjecTime"), and the plan of arrangement (the "Plan of Arrangement") contemplated by the Acquisition Agreement, ObjecTime Limited was formed upon the amalgamation of Amalco and ObjecTime and Acquisition Sub has issued Class B non-voting preference shares ("Class B Non-Voting Preference Shares") to certain former holders of shares of ObjecTime.

B. Pursuant to the Acquisition Agreement and the Plan of Arrangement, Acquisition Sub is to issue its Class A non-voting preference shares (the "Exchangeable Shares") to certain holders of Class B
Non-Voting Preference Shares in exchange for those Class B Non-
Voting Preference Shares.

C. Pursuant to the Acquisition Agreement and coincident with and as part of the issue of Exchangeable Shares to certain holders of Class B Non-Voting Preference Shares, Rational and Acquisition Sub are to execute a voting and exchange trust agreement substantially in the form of this trust agreement.

        NOW THEREFORE in consideration of the respective covenants and agreements provided in this trust agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties to this agreement covenant and agree as follows:

ARTICLE 1.

DEFINITIONS AND INTERPRETATION

1.1.    Definitions

        In this trust agreement, the following terms have the following meanings:
        "Affiliate" of any person means any other person directly or indirectly controlling, controlled by, or under control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise.
        "Automatic Exchange Rights" means the benefit of the obligation of Rational to effect the automatic exchange of Rational Common Shares for Exchangeable Shares pursuant to section 5.12.
        "Beneficiaries" means the registered holders from time to time of Exchangeable Shares, other than the Trustee, Rational and Rational Affiliates.
        "Beneficiary Votes" has the meaning given to that term in
section 4.2.
        "Business Day" means any day on which commercial banks are open for business in New York, New York and Toronto, Ontario other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada or in New York, New York under the laws of the State of New York or the federal laws of the United States of America.
        "Canadian Dollar Equivalent" means, in respect of an amount expressed in a currency other than Canadian dollars (the "Foreign
Currency Amount") at any date, the product obtained by multiplying
(a) the Foreign Currency Amount by (b) the noon spot exchange rate on that date for that foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event that spot exchange rate is not available, any exchange rate on that date for the foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors of Rational to be appropriate for that purpose.
        "Current Market Price" means, in respect of a Rational Common Share on any date, the Canadian Dollar Equivalent of the average of the closing bid and ask prices of Rational Common Shares during a period of 20 consecutive trading days ending not more than three trading days before that date on NASDAQ, or, if the Rational Common
Shares are not then quoted on NASDAQ, on any other stock exchange or automated quotation system on which the Rational Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors of Rational for this purpose; provided however, that if in the opinion of the Board of Directors of Rational the public distribution or trading activity of Rational Common Shares during that period does not create a market which reflects the fair market value of a Rational Common Share, then the Current Market
Price of a Rational Common Share will be determined by the Board of Directors of Rational, in good faith and in its sole discretion, and provided further that any selection, opinion or determination by the Board of Directors of Rational will be conclusive and binding.
        "Deposited Shares" means the Rational Common Shares equal to the number of Exchangeable Shares from time to time issued and outstanding, which shares are to be issued to, deposited with, and voted by, the Trustee as described in this trust agreement.
        "Dividend Amount" has the meaning given to that term in the Share Provisions.
        "Exchange Right" has the meaning given to that term in section 5.1. "Exchangeable Share Voting Event" has the meaning given to that term in the Share Provisions.
        "Exchangeable Shares" means the Class A non-voting preference shares in the capital of Acquisition Sub.
        "Exempt Exchangeable Share Voting Event" has the meaning given to that term in the Share Provisions.
        "Holding ULC" means 3037936 Nova Scotia Company, an unlimited company existing under the laws of Nova Scotia, and being an indirect wholly-owned subsidiary of Rational.
        "Indemnified Parties" has the meaning given to that term in section 8.1.
        "Insolvency Event" means the institution by Acquisition Sub of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Acquisition Sub to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement
Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Acquisition Sub to contest in good faith any proceedings commenced in respect of Acquisition Sub within 30 days of becoming aware of those proceedings, or the consent by Acquisition Sub to the filing of any petition or to the appointment of a receiver, or the making by Acquisition Sub of a general assignment for the benefit of creditors, or the admission in writing by Acquisition Sub of its inability to pay its debts generally as they become due, or Acquisition Sub not being permitted, pursuant to solvency requirements or other provisions of applicable law, to redeem any Retracted Shares pursuant to section 6.6 of the Share Provisions.
        "Liquidation Call Right" has the meaning given to that term in the Plan of Arrangement.
        "Liquidation Date" has the meaning given to that term in the Share Provisions.
        "Liquidation Event" has the meaning given to that term in
section 5.12(b).
        "Liquidation Event Effective Date" has the meaning given to that term in section 5.12(c).
        "List" has the meaning given to that term in section 4.6. "Officer's Certificate" means, with respect to Rational or
Acquisition Sub, as the case may be, a certificate signed by any one director or officer of Rational or Acquisition Sub, as the case may be.
        "Plan of Arrangement" means the plan of arrangement relating to the arrangement of ObjecTime Limited under section 182 of the Act.
        "person" includes an individual, partnership, corporation, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.
"Rational Affiliates" means Affiliates of Rational.
        "Rational Common Share" means a share of common stock, par value U.S. $0.01, in the capital of Rational.
        "Rational Consent" has the meaning given to that term in
section 4.2.
        "Rational Control Transaction" has the meaning given to that term in the Share Provisions.
        "Rational Meeting" has the meaning given to that term in
section 4.2.
        "Rational Successor" has the meaning given to that term in section 10.1(a).
        "Redemption Call Right" has the meaning given to that term in the Plan of Arrangement.
        "Retracted Shares" has the meaning given to that term in
section 5.7.
        "Retraction Call Right" has the meaning given to that term in the Share Provisions.
        "Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares.
        "Support Agreement" means that exchangeable share support agreement made as of January 13, 2000 between Acquisition Sub, Holding ULC and Rational.
"Transfer Agent" means Montreal Trust Company of Canada or any other person as may from time to time be appointed by Acquisition
Sub as the registrar and transfer agent for the Exchangeable
Shares.
        "Trust" means the trust created by this trust agreement.
        "Trust Estate" means the Deposited Shares, any other securities, the Exchange Right, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this trust agreement.
        "Trustee" means The Bank of Nova Scotia Trust Company of New York and, subject to the provisions of Article 9, includes any successor trustee.
        "Voting Rights" means the voting rights attached to the Deposited
Shares.

1.2.    Interpretation Not Affected by Headings, etc.

        The division of this trust agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation of this trust agreement. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or a letter refer to the specified Article or section of this trust agreement. The terms "this trust agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this trust agreement and not to any particular Article, section or other portion of this trust agreement and include any agreement or instrument supplementary or ancillary to this trust agreement.

1.3.    Number, Gender, etc.

        Words importing the singular number only include the plural and vice versa. Words importing any gender include all genders.

1.4.    Date for any Action

        If any date on which any action is required to be taken under this trust agreement is not a Business Day, that action will be required to be taken on the next succeeding Business Day.

ARTICLE 2.

PURPOSE OF AGREEMENT

2.1.    Establishment of Trust

        The purpose of this trust agreement is to create the Trust for the benefit of the Beneficiaries, as provided in this trust agreement. The Trustee will hold the Deposited Shares to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right and the Automatic Exchange Rights to enable the Trustee to exercise those rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this trust agreement.

ARTICLE 3.

DEPOSITED SHARES

3.1.    Issue and Ownership of the Deposited Shares

        Rational hereby issues to and deposits with the Trustee, 359,694 Rational Common Shares and the initial Deposited Shares to be held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, Rational and the Beneficiaries in accordance with the provisions of this trust agreement. Rational hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy of that consideration) for the granting of the Voting Rights by Rational to the Trustee. During the term of the Trust and subject to the terms and conditions of this trust agreement, the Trustee will possess and be vested with full legal ownership of the Deposited Shares and will be entitled to exercise all of the rights and powers of an owner with respect to the Deposited Shares provided that the Trustee will:
(a) hold the Deposited Shares and the legal title to those shares as trustee solely for the use and benefit of Rational in accordance with this trust agreement except with respect to the Voting Rights which the Trustee holds for and on behalf of, and for the use and benefit of the Beneficiaries; and
(b) except as specifically authorized by this trust agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Deposited Shares and the Deposited Shares will not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this trust agreement.

3.2.    Legended Share Certificates

        Acquisition Sub will cause each certificate representing
Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the Voting Rights in respect of the Exchangeable Shares of the Beneficiaries.

3.3.    Beneficial Ownership of Deposited Shares

        Except with respect to the Voting Rights, Rational will remain the beneficial owner of the Deposited Shares and all rights related to the Deposited Shares including, without limitation, the right to retain all dividends declared and paid on, and distributions made in respect of, the Deposited Shares.

3.4.    Safe Keeping of Certificate

        The certificate(s) representing the Deposited Shares will at all times be held in safe keeping by the Trustee or its duly authorized agent.

3.5.    [Intentionally Deleted]

3.6.    Release of Deposited Shares

        Notwithstanding any other provision of this trust agreement, in the event that:

(a) a Beneficiary is entitled to receive Rational Common Shares as a result of a retraction or redemption of Exchangeable Shares by Acquisition Sub pursuant to either Article 6 or
Article 7 of the Share Provisions and in respect of which a Retraction Call Right or a Redemption Call Right, as the case may be, has not been exercised by Holding ULC, Rational will demand from the Trustee and the Trustee, as the agent of Rational and Acquisition Sub and on behalf of Rational and Acquisition Sub, will release and deliver to the Transfer Agent free from the trusts of this trust agreement that number of Deposited Shares which are the subject of each retraction or redemption for immediate delivery to the Beneficiary, and that delivery will constitute delivery of those Deposited Shares by or on behalf of Rational and Acquisition Sub;

(b) a Beneficiary would be entitled to receive Rational Common Shares as a result of the exercise by Holding ULC of a Retraction Call Right, Redemption Call Right or Liquidation Call Right, the Trustee, upon instructions from Rational, as the agent of Rational and Holding ULC and on behalf of Rational and Holding ULC, will release and transfer to that Beneficiary free from the trusts of this trust agreement that number of Deposited Shares which are the subject of those rights;

(c) a Beneficiary would be entitled to receive Rational Common Shares as a result of the exercise by the Trustee on behalf of the Beneficiary of the Exchange Right or Automatic
Exchange Right, the Trustee, as the agent of Rational and on behalf of Rational, will release and transfer to that Beneficiary free from the trusts of this trust agreement that number of Deposited Shares which are the subject of those rights; and

(d) upon a release and transfer, legal title to those Deposited Shares will be transferred to the Beneficiary and Rational will immediately instruct and authorize its transfer agent to record that transfer in the stock transfer register of Rational, to issue and deliver to the Beneficiary one or more share certificates representing the Deposited Shares registered in the name of the Beneficiary and to do all other acts as may be necessary to give effect to the foregoing.

ARTICLE 4.

EXERCISE OF VOTING RIGHTS

4.1.    Voting Rights

        The Trustee, as the holder of record of the Deposited Shares, will be entitled to all of the Voting Rights, including the right to vote in person or by proxy the Deposited Shares on any matters, questions, proposals or propositions that may properly come before the shareholders of Rational at a Rational Meeting or in connection with a Rational Consent. The Voting Rights will be and remain vested in and exercised by the Trustee. Subject to section 6.15:

(a) the Trustee will exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries appearing on the List as to the voting of the Voting Rights at the time at which the Rational Meeting is held or a Rational Consent is sought; and

(b) to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which that Beneficiary is entitled, the Trustee will not exercise or permit the exercise of those Voting Rights.

4.2.    Number of Votes

        With respect to all meetings of shareholders of Rational at which holders of Rational Common Shares are entitled to vote (each, a "Rational Meeting") and with respect to all written consents sought by Rational from its shareholders including the holders of Rational Common Shares (each, a "Rational Consent"), each Beneficiary will be entitled to instruct the Trustee to cast and exercise one of the votes comprised in the Voting Rights for each Exchangeable Share owned of record by that Beneficiary on the record date established by Rational or by applicable law for the Rational Meeting or Rational Consent, as the case may be (the "Beneficiary Votes"), in respect of each matter, question, proposal or proposition to be voted on at the Rational Meeting or in connection with the Rational Consent.

4.3.    Mailings to Shareholders

        With respect to each Rational Meeting and Rational Consent, the Trustee will use its reasonable efforts to mail or cause to be mailed (or otherwise communicate in the same manner as Rational utilizes in communications to holders of Rational Common Shares, subject to the Trustee being advised in writing of that method and its ability to provide that method of communication) to each of the Beneficiaries named in the List referred to in section 4.6, which mailing or communication, to the extent practicable, will commence on the same day as the mailing or notice (or other communication) is commenced by Rational to its shareholders:

(a) a copy of the notice, together with any related materials to be provided to shareholders of Rational;

(b) a statement that the Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to the Rational Meeting or Rational Consent or, pursuant to section 4.7, to attend the Rational Meeting and to exercise personally the Beneficiary Votes at the meeting;

(c) a statement as to the manner in which instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:
(i) a proxy to the Beneficiary or his designee to exercise personally the Beneficiary Votes; or
(ii) a proxy to a designated agent or other representative of the management of Rational to exercise the Beneficiary Votes;

(d) a statement that if no instructions are received from the Beneficiary, the Beneficiary Votes to which that Beneficiary is entitled will not be exercised;

(e) a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated in this Article; and

(f) a statement of the time and date by which instructions must be received by the Trustee in order to be binding upon it, which in the case of a Rational Meeting will not be earlier than the close of business on the second Business Day prior to the meeting, and of the method for revoking or amending those instructions.

The materials referred to above are to be provided to the Trustee by Rational.

        For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any Rational Meeting or Rational Consent, the number of Exchangeable Shares owned of record by the Beneficiary will be determined at the close of business on the record date established by Rational or by applicable law for purposes of determining shareholders entitled to vote at the Rational Meeting. Rational will notify the Trustee of any decision of the Board of Directors of Rational with respect to the calling of any Rational Meeting and will provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this section 4.3.

4.4.    Copies of Shareholder Information

        Rational will deliver to the Trustee (i) copies of all proxy materials (including notices of Rational Meetings, but excluding proxies to vote Rational Common Shares), information statements, reports (including without limitation, all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Rational Common Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary at the same time as those materials are first sent to holders of Rational Common Shares and
(ii) one copy of each proxy to vote Rational Common Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of Rational, copies of those materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Rational) received by the Trustee from Rational contemporaneously with the sending of those materials to holders of Rational Common Shares. The Trustee will also make available for inspection by any Beneficiary at the Trustee's principal office in the City of New York all proxy materials, information statements, reports and other written communications that are:
(a) received by the Trustee as the registered holder of the Deposited Shares and made available by Rational generally to the holders of Rational Common Shares; or
(b) specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Rational.

4.5.    Other Materials

        As soon as reasonably practicable after receipt by Rational or shareholders of Rational (if that receipt is known by Rational) of any material sent or given by or on behalf of a third party to holders of Rational Common Shares generally, including without limitation, dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Rational will use its reasonable efforts to obtain and deliver to the Trustee copies of those materials in sufficient quantities so as to enable the Trustee to forward the material (unless the same has been provided directly to Beneficiaries by the third party) to each Beneficiary as soon as possible. As soon as reasonably practicable after receipt of those materials, the Trustee will mail or otherwise send to each Beneficiary, at the expense of Rational, copies of all those materials received by the Trustee from Rational. The Trustee will also make available for inspection by any Beneficiary at the Trustee's principal office in the City of New York copies of all those materials.

4.6.    List of Persons Entitled to Vote

        Acquisition Sub will, (a) prior to each annual, general and special Rational Meeting or the seeking of any Rational Consent and (b) promptly upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (the most current list delivered to the Trustee being the "List") of the names and addresses of the Beneficiaries arranged in alphabetical order (and, if requested, broken down by jurisdiction of residence) and showing the number of Exchangeable Shares held of record by each Beneficiary, in each case at the close of business on the date specified by the Trustee in the request or, in the case of a List prepared in connection with a Rational Meeting or a Rational
Consent, at the close of business on the record date established by Rational or pursuant to applicable law for determining the holders of Rational Common Shares entitled to receive notice of and/or to vote at that Rational Meeting or to give consent in connection with that Rational Consent. Each List will be delivered to the Trustee promptly after receipt by Acquisition Sub of a request or the record date for a meeting or seeking of consent, as the case may be, and in any event within sufficient time to enable the Trustee to perform its obligations under this trust agreement. Rational agrees to give Acquisition Sub written notice (with a copy to the Trustee) of the calling of any Rational
Meeting or the seeking of any Rational Consent, together with the record dates, sufficiently prior to the date of the calling of the meeting or seeking of the consent so as to enable Acquisition Sub to perform its obligations under this section 4.6.

4.7.    Entitlement to Direct Votes

        Any Beneficiary named in a List prepared in connection with any Rational Meeting or Rational Consent will be entitled (a) to instruct the Trustee in the manner described in section 4.3 with respect to the exercise of the Beneficiary Votes to which that Beneficiary is entitled or (b) to attend the meeting and personally exercise at the meeting, as the proxy of the Trustee, the Beneficiary Votes to which the Beneficiary is entitled.

4.8.    Voting by Trustee, and Attendance of Trustee Representative at
Meeting

(a) In connection with each Rational Meeting and Rational Consent, the Trustee will exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to section 4.3, the Beneficiary Votes as to which that Beneficiary is entitled to direct the vote (or any lesser number of Beneficiary Votes as may be set out in the instructions); provided, however, that those written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of those instructions in the notice given by the Trustee to the Beneficiary pursuant to section 4.3.

(b) The Trustee will cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Rational Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee's representative, and at the Beneficiary's request, the representative will sign and deliver to that Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which that Beneficiary is otherwise entitled under this trust agreement to direct the vote, if that Beneficiary either

(i) has not previously given the Trustee instructions pursuant to section 4.3 in respect of the meeting or

(ii) submits to the representative written revocation of any previous instructions. At the meeting, the Beneficiary exercising those Beneficiary Votes will have the same rights as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at the meeting by way of a show of hands in respect of any matter, question or proposition.

4.9.    Distribution of Written Materials

        Any written materials distributed by the Trustee pursuant to this trust agreement will be sent by mail (or otherwise communicated in the same manner as Rational utilizes in communications to holders of Rational Common Shares, subject to the Trustee being advised in writing of that method of communication and its ability to provide that method of communication) to each Beneficiary at its address as shown on the List. Acquisition Sub will provide or cause to be provided to the Trustee for this purpose, on a timely basis and without charge or other expense:

(a) a current List; and

(b) upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this trust agreement.

4.10.   Termination of Voting Rights

        All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by that Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally the Beneficiary Votes, will be deemed to be surrendered by the Beneficiary to Rational or Holding ULC, as the case may be, and those Beneficiary Votes and the Voting Rights represented by those Beneficiary Votes will cease immediately upon the delivery by that holder to the Trustee of the certificates representing those Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for Rational Common Shares, as specified in Article 5 (unless, in either case, Rational has not delivered the requisite Rational Common Shares issuable in exchange for the Exchangeable Shares to the Trustee for delivery to the Beneficiaries), or upon the redemption of Exchangeable Shares pursuant to Article 6 or 7 of the Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of Acquisition Sub pursuant to Article 5 of the Share Provisions, or upon the purchase of Exchangeable Shares from the holder by Holding ULC pursuant to the exercise by Holding ULC of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

ARTICLE 5.

EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

5.1.    Grant and Ownership of the Exchange Right

        Rational hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries (i) the right (the "Exchange Right"), upon the occurrence and during the continuance of an Insolvency Event, to require Rational to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by the Beneficiary and (ii) the Automatic Exchange Rights, all in accordance with the provisions of this trust agreement. Rational hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy of the consideration) for the grant of the Exchange Right and the Automatic Exchange Rights by Rational to the Trustee. During the term of the Trust and subject to the terms and conditions of this trust agreement, the Trustee will possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Rights and will be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee will:

(a) hold the Exchange Right and the Automatic Exchange Rights and the legal title to those rights as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this trust agreement; and

(b) except as specifically authorized by this trust agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee will not exercise those rights for any purpose other than the purposes for which the Trust is created pursuant to this trust agreement.

5.2.    Legended Share Certificates

        Acquisition Sub will cause each certificate representing
Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a) their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable
Shares held by a Beneficiary; and

(b) the Automatic Exchange Rights.

5.3.    General Exercise of Exchange Right

        The Exchange Right will be and remain vested in and exercisable by the Trustee. Subject to section 6.15, the Trustee will exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries appearing on the List. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee will not exercise or permit the exercise of the Exchange Right.

5.4.    Purchase Price

        The total purchase price payable by Rational for each Exchangeable Share to be purchased by Rational under the Exchange Right will be an amount per share equal to (a) the Current Market Price of a Rational Common Share on the last Business Day prior to the day of closing of the purchase and sale of that Exchangeable Share under the Exchange Right, which will be satisfied in full by Rational causing to be sent to that holder one Rational Common Share, plus (b) to the extent not paid by Acquisition Sub, an additional amount equivalent to the full amount of all declared and unpaid dividends on each Exchangeable Share held by that holder on any dividend record date which occurred prior to the closing of the purchase and sale. In connection with each exercise of the Exchange Right, Rational will provide to the Trustee an Officer's Certificate setting out the calculation of the purchase price for each Exchangeable Share, upon which the Trustee may conclusively rely without any duty to verify the price. The total purchase price for each Exchangeable Share so purchased may be satisfied only by the transfer by the Trustee to the relevant Beneficiary of one Rational Common Share and, on the applicable payment date, delivery by the Trustee to the relevant Beneficiary of a cheque of Rational (or, if Rational has delivered sufficient funds to the Trustee, a cheque of the Trustee) for the balance, if any, of the purchase price without interest (but less any amounts withheld pursuant to section 5.13).

5.5.    Exercise Instructions

        Subject to the terms and conditions set out in this trust agreement, a Beneficiary will be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of that Beneficiary on the books of Acquisition Sub. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary will deliver to the Trustee, in person or by mail, at its principal office in New York, New York, the certificates representing the Exchangeable Shares which that Beneficiary desires Rational to purchase, duly endorsed in blank for transfer, and accompanied by any other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Business Corporations Act (Ontario) and the by-laws of Acquisition Sub and any additional documents and instruments as the Trustee, Rational or Acquisition Sub may reasonably require together with:

(a) a duly completed form of notice of exercise of the Exchange
Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating

(i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Rational to purchase from the Beneficiary the number of Exchangeable Shares specified in the notice,

(ii) that the Beneficiary has good title to and owns all Exchangeable Shares to be acquired by Rational free and clear of all liens, claims, security interests, adverse claims and encumbrances,

(iii) the names in which the certificates representing
Rational Common Shares issuable in connection with the exercise of the Exchange Right are to be issued, and

(iv) the names and addresses of the persons to whom those new certificates should be delivered; and
(b) payment (or evidence satisfactory to the Trustee, Acquisition
Sub and Rational of payment) of the taxes (if any) payable as contemplated by section 5.8 of this trust agreement.
If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Rational under the Exchange Right, a new certificate for the balance of the Exchangeable Shares will be issued to the holder at the expense of Acquisition Sub.

5.6.    Delivery of Rational Common Shares; Effect of Exercise

        Promptly after receipt of the certificates representing the Exchangeable Shares which the Beneficiary desires Rational to purchase under the Exchange Right, together with all documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any, payable as contemplated by section 5.8 or evidence of payment), duly endorsed for transfer to Rational, the Trustee will notify Rational and Acquisition Sub of its receipt of the same, which notice to Rational and Acquisition Sub will constitute exercise of the Exchange Right by the Trustee on behalf of the holder of the Exchangeable Shares, and Rational will then promptly instruct and authorize the Trustee to transfer to the Beneficiary of those Exchangeable Shares (or to any other persons, if any, properly designated by the Beneficiary) from the Deposited Shares the number of Rational Common Shares deliverable in connection with the exercise of the Exchange Right, and on the applicable payment date cheques for the balance, if any, of the total purchase price without interest (but less any amounts withheld pursuant to section 5.13); provided, however, that no delivery will be made unless and until the Beneficiary making the request has paid (or provided evidence satisfactory to Acquisition Sub and Rational of the payment of) the taxes (if any) payable as contemplated by section 5.8 of this trust agreement. Immediately upon the giving of notice by the Trustee to Rational and Acquisition Sub of the exercise of the Exchange Right as provided in this section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right will be deemed to have occurred and the holder of those Exchangeable Shares will be deemed to have transferred to Rational all of that holder's right, title and interest in and to those Exchangeable Shares and the related interest in the Trust Estate and will cease to be a holder of those Exchangeable Shares and will not be entitled to exercise any of the rights of a holder in respect of those Exchangeable Shares, other than the right to receive his proportionate part of the total purchase price for those Exchangeable Shares (together with a cheque for the balance, if any, of the total purchase price without interest), unless the requisite number of Rational Common Shares are not authorized by Rational to be delivered by the Trustee to the Beneficiary within five Business Days of the date of the giving of notice by the Trustee, in which case the rights of the Beneficiary will remain unaffected until the Rational Common Shares are so delivered and any cheque is delivered and paid. Upon authorization by Rational to the Trustee of delivery of the Rational Common Shares, the Trustee will transfer from the Deposited Shares those Rational Common Shares to the Beneficiary (or to any other persons, if any, properly designated by the Beneficiary). Concurrently with the Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary will be considered and deemed for all purposes to be the holder of the Rational Common Shares delivered to it pursuant to the Exchange Right.

5.7.    Exercise of Exchange Right Subsequent to Retraction

        In the event that a Beneficiary has exercised its right under
Article 6 of the Share Provisions to require Acquisition Sub to redeem any or all of the Exchangeable Shares held by the Beneficiary (the "Retracted Shares") and is notified by Acquisition Sub pursuant to section 6.6 of the Share Provisions that Acquisition Sub will not be permitted as a result of solvency requirements or other provisions of applicable law to redeem all those Retracted Shares, and provided that Holding ULC has not exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to Acquisition Sub pursuant to section 6.1 of the Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that Acquisition Sub is unable to redeem. In that event, Acquisition Sub hereby agrees with the Trustee and in favour of the Beneficiary to immediately notify the Trustee of the prohibition against Acquisition Sub redeeming all of the Retracted Shares and to promptly forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to Acquisition Sub or to the Transfer Agent (including without limitation, a copy of the retraction request delivered pursuant to section 6.1 of the Share Provisions) in connection with the proposed redemption of the Retracted Shares and the Trustee will then exercise the Exchange Right with respect to the Retracted Shares that Acquisition Sub is not permitted to redeem and will request Rational to purchase those shares in accordance with the provisions of this Article 5.

5.8.    Stamp or Other Transfer Taxes

        Upon any sale of Exchangeable Shares to Rational pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing Rational Common Shares to be delivered in connection with the payment of the total purchase price will be issued in the name of the Beneficiary of the Exchangeable Shares so sold or in any names as the Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that the Beneficiary (a) will pay (and none of Rational, Acquisition Sub or the Trustee will be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of those shares to a person other than the Beneficiary or (b) will provide evidence to the satisfaction of Rational and Acquisition Sub that those taxes, if any, have been paid.

5.9.    Notice of Insolvency Event

        As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Acquisition Sub and Rational will give written notice of that event to the Trustee. As soon as practicable following the receipt of notice from Acquisition Sub or Rational of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail by first class mail to each Beneficiary, at the expense of Rational, a notice of the Insolvency Event in the form provided by Rational, which notice will contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.10.   Qualification of Rational Common Shares

        Rational covenants that if any Rational Common Shares (or other shares or securities into which Rational Common Shares may be reclassified or changed as contemplated by the Support Agreement) to be transferred and delivered pursuant to the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority (i) under the Canadian provincial securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority applicable to holders who are resident in the provinces of Ontario or Quebec or (ii) under any United States federal or state securities or other law or regulation or pursuant to the rules and regulations of any United States securities or other regulatory authority, or the fulfilment of any other United States legal requirement or Canadian legal requirement applicable to holders who are resident in the provinces of Ontario or Quebec before those shares (or those other shares or securities) may be issued, transferred and/or delivered by Rational at the direction of Acquisition Sub or Holding ULC to the holder of surrendered Exchangeable Shares or in order that those shares (or those other shares or securities) may be freely traded thereafter through the facilities of a stock exchange or market in the United States or through NASDAQ provided that first trade is made in accordance with the rules of the stock exchange or market upon which the trade is made or the rules of NASDAQ in accordance with all laws applicable to that stock exchange or market or applicable to NASDAQ (other than any restrictions of general application on transfer by reason of a holder being a "control person" for purposes of Canadian provincial securities law or an "affiliate" of Rational for purposes of United States federal or state securities law), Rational will in good faith expeditiously take all actions and do all things as are necessary or desirable to cause those Rational Common Shares (or those other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. Rational will in good faith expeditiously take all actions and do all things as are reasonably necessary or desirable to cause all Rational Common Shares (or those other shares or securities) to be delivered under this Agreement to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Rational Common Shares (or those other shares or securities) have been listed by Rational and remain listed and are quoted or posted for trading at that time.

5.11.   Rational Common Shares

        Rational hereby represents, warrants and covenants that the Rational Common Shares deliverable as described in this trust agreement will be duly authorized and validly issued as fully paid and non-assessable and will be free and clear of any lien, claim or encumbrance.

5.12.   Automatic Exchange on Liquidation of Rational

(a) Rational will give the Trustee written notice of each of the following events at the time set out below:

(i) in the event of any determination by the Board of Directors of Rational to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Rational or to effect any other distribution of assets of Rational among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of the liquidation, dissolution, winding-up or other distribution; and

(ii) as soon as practicable following the earlier of
(A) receipt by Rational of notice of, and (B) Rational otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Rational or to effect any other distribution of assets of Rational among its shareholders for the purpose of winding up its affairs, in each case where Rational has failed to contest in good faith the proceeding commenced in respect of Rational within 30 days of becoming aware of the proceeding.

(b) As soon as practicable following receipt by the Trustee from Rational of notice of any event (a "Liquidation Event") contemplated by section 5.12(a)(i) or 5.12(a)(ii), the Trustee will give notice of that event to the Beneficiaries.
The notice will be provided by Rational to the Trustee and will include a brief description of the automatic exchange of Exchangeable Shares for Rational Common Shares provided for in section 5.12(c).

(c) In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Rational Common
Shares in the distribution of assets of Rational in connection with a Liquidation Event, on the fifth Business
Day prior to the effective date (the "Liquidation Event Effective Date") of a Liquidation Event all of the then outstanding Exchangeable Shares will be automatically exchanged for Rational Common Shares. To effect this automatic exchange, Rational will purchase on the fifth Business Day prior to the Liquidation Event Effective Date each Exchangeable Share then outstanding and held by Beneficiaries, and each Beneficiary will sell the Exchangeable Shares held by it at that time, for a total purchase price per share equal to (a) the Current Market
Price of a Rational Common Share on the fifth Business Day prior to the Liquidation Event Effective Date, which will be satisfied in full by Rational authorizing and directing the Trustee to transfer to the Beneficiary one Rational Common Share, and (b) to the extent not paid by Acquisition Sub, an additional amount equivalent to the full amount of all declared and unpaid dividends on each Exchangeable Share held by the holder on any dividend record date which occurred prior to the date of the exchange. In connection with this automatic exchange, Rational will provide to the Trustee an Officer's Certificate setting out the calculation of the purchase price for each Exchangeable Share, upon which the Trustee may conclusively rely without any duty to verify the price.

(d) On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Rational Common Shares will be deemed to have occurred, and each Beneficiary will be deemed to have transferred to Rational all of the Beneficiary's right, title and interest in and to that Beneficiary's Exchangeable Shares and the related interest in the Trust Estate and will cease to be a holder of the Exchangeable Shares and Rational will authorize and direct the Trustee to transfer to the Beneficiary the Rational Common Shares issuable upon the automatic exchange of Exchangeable Shares for Rational Common Shares and on the applicable payment date will deliver to the Trustee for delivery to the Beneficiary a cheque for the balance, if any, of the total purchase price for the Exchangeable Shares without interest but less any amounts withheld pursuant to section 5.13. Concurrently with the Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary will be considered and deemed for all purposes to be the holder of the Rational Common Shares issued pursuant to the automatic exchange of Exchangeable Shares for Rational Common Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Rational pursuant to the automatic exchange will then be deemed to represent Rational Common Shares issued to the Beneficiary by Rational pursuant to the automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent Rational Common Shares, duly endorsed in blank and accompanied by any instruments of transfer as Rational may reasonably require, Rational will deliver or cause to be delivered to the Beneficiary certificates representing Rational Common Shares of which the Beneficiary is the holder.

5.13.   Withholding Rights

        Rational, Acquisition Sub and the Trustee will be entitled to deduct and withhold from any consideration otherwise payable under this trust agreement to any holder of Exchangeable Shares or Rational Common Shares any amounts as Rational, Acquisition Sub or the Trustee is required or permitted to deduct and withhold with respect to that payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded. To the extent that amounts are so withheld, the withheld amounts will be treated for all purposes as having been paid to the holder of the shares in respect of which the deduction and withholding was made, provided that the withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amounts so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Rational, Acquisition Sub and the Trustee are hereby authorized to sell or otherwise dispose of any portion of the consideration as is necessary to provide sufficient funds to Rational, Acquisition Sub or the Trustee, as the case may be, to enable it to comply with the deduction or withholding requirements and Rational, Acquisition Sub or the Trustee will notify the holder and remit to the holder any unapplied balance of the net proceeds of the sale.

ARTICLE 6.

CONCERNING THE TRUSTEE

6.1.    Powers and Duties of the Trustee

        The rights, powers, duties and authorities of the Trustee under this trust agreement, in its capacity as Trustee of the Trust, will include:

(a) receipt and deposit of the Deposited Shares from Rational as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this trust agreement;

(b) granting proxies and distributing materials to Beneficiaries as provided in this trust agreement;

(c) voting the Beneficiary Votes in accordance with the provisions of this trust agreement;

(d) receiving the grant of the Exchange Right and the Automatic
Exchange Rights from Rational as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this trust agreement;

(e) exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this trust agreement, and, in connection with those exercises, receiving from Beneficiaries Exchangeable Shares and other requisite documents and transferring and delivering to those Beneficiaries Rational Common Shares and cheques, if any, to which those Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

(f) holding title to the Trust Estate;

(g) investing any moneys forming, from time to time, a part of the Trust Estate as provided in this trust agreement;

(h) taking action at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Rational and Acquisition Sub under this trust agreement in accordance with the provisions of this trust agreement; and

(i) taking any other actions and doing all other things as are specifically provided in this trust agreement.

        In the exercise of those rights, powers, duties and authorities the Trustee will have (and is granted) all incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this trust agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust, provided that the Trustee will have no obligation to exercise any such discretionary rights, powers, duties or authorities. Any exercise of these discretionary rights, powers, duties and authorities by the Trustee will be final, conclusive and binding upon all persons. This trust agreement expressly sets out all the duties of the Trustee with respect to all matters pertinent to this trust agreement. The Trustee will not be bound by the provisions of any other agreement among the other parties to this trust agreement. No implied duties will be read into this trust agreement as against the Trustee.

        The Trustee in exercising its rights, powers, duties and authorities under this trust agreement will act honestly and in good faith and will exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

6.2.    No Conflict of Interest

        At the date of execution and delivery of this trust agreement, the Trustee is not aware of any material conflict of interest in the role of the Trustee as a fiduciary under this trust agreement and the role of the Trustee in any other capacity. The Trustee will, within 90 days after it becomes aware that any material conflict of interest exists in its acting as Trustee under this trust agreement and its role in any other capacity, either eliminate the material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this section 6.2, the Trustee has a material conflict of interest, the validity and enforceability of this trust agreement will not be affected in any manner by reason only of the existence of the material conflict of interest. If the Trustee contravenes the foregoing provisions of this section 6.2, any interested party may apply to the Ontario Superior Court of Justice for an order that the Trustee be replaced as Trustee under this trust agreement.

6.3.    Dealings with Transfer Agents, Registrars, etc.

        Rational and Acquisition Sub irrevocably authorize the Trustee, from time to time, to:

(a) consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any subsequent registrar or transfer agent, of the Exchangeable Shares and Rational Common Shares; and

(b) requisition, from time to time, (i) from those registrar or transfer agents any information readily available from the records maintained by them which the Trustee may reasonably require for the discharge of its duties and responsibilities under this trust agreement and (ii) from the transfer agent of Rational Common Shares, and any subsequent transfer agent of those shares, the share certificates representing shares issuable or transferable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights in the manner specified in Article 5.

        Rational and Acquisition Sub irrevocably authorize their respective registrars and transfer agents to comply with these requests. Rational covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Rights in each case pursuant to Article 5.

6.4.    Books and Records

        The Trustee will keep available for inspection by Rational and Acquisition Sub at the Trustee's principal office in New York, New York correct and complete books and records of account relating to the Trust created by this trust agreement, including without limitation, all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Rights. On or before March 31, 2001 and on or before March 31 in every following year, so long as the Deposited Shares are on deposit with the Trustee, the Trustee will transmit to Rational and Acquisition Sub a brief report, dated as of the preceding December 31, with respect to:

(a) the property and funds comprising the Trust Estate as of that date;

(b) the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares delivered by the Trustee to Beneficiaries in consideration of the transfer of Rational Common Shares in connection with the Exchange Right, during the fiscal year ended on that December 31; and
(c) any material actions taken by the Trustee with respect to the Trust Estate in the performance of its duties under this trust agreement which it had not previously reported.

6.5.    Income Tax Returns and Reports

        The Trustee will, to the extent necessary, prepare and file or cause to be prepared and filed on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded and in connection with this may obtain the advice of and assistance from any experts as the Trustee may reasonably consider necessary or advisable. If requested by the Trustee, Rational will retain those experts for providing this advice or assistance to the Trustee.

6.6.    Indemnification Prior to Certain Actions by Trustee

        The Trustee will not be obligated to exercise any or all of the rights, duties, powers or authorities vested in it by this trust agreement at the request, order or direction of any Beneficiary unless that Beneficiary has furnished to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee, provided that no Beneficiary will be obligated to furnish to the Trustee that funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Deposited Shares pursuant to Article 4, subject to section 6.15, and with respect to the Exchange Right pursuant to Article 5, subject to section 6.15, and with respect to the Automatic Exchange Rights pursuant to Article 5, subject to section 6.15.

        None of the provisions contained in this trust agreement will require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security or indemnified as set out in this section.

6.7.    Action of Beneficiaries

        No Beneficiary will have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this trust agreement for the purpose of enforcing any of its rights or for the execution of any trust or power under this trust agreement unless the Beneficiary has requested the Trustee to take or institute that action, suit or proceeding and furnished the Trustee with the funds, security or indemnity referred to in section 6.6 and the Trustee has failed to act within a reasonable time after the request. In this case, but not otherwise, the Beneficiary will be entitled to take proceedings in any court of competent jurisdiction which the Trustee might have taken; it being understood and intended that no one or more Beneficiaries will have any right in any manner to affect, disturb or prejudice the rights created by this trust agreement by any action, or to enforce any right under this trust agreement or the Voting Rights, the Exchange Rights or the Automatic Exchange Rights, except subject to the conditions and in the manner provided in this trust agreement, and that all powers and trusts under this trust agreement will be exercised and all proceedings at law will be instituted, had and maintained by the Trustee, except only as provided in this trust agreement, and in any event for the equal benefit of all Beneficiaries.

6.8.    Reliance Upon Declarations

        The Trustee will be fully protected and will not be considered to be in contravention of any its rights, powers, duties and authorities under this trust agreement if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions, Lists, mailing labels, reports or other papers or documents furnished pursuant to the provisions of this trust agreement or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities under this trust agreement if those statutory declarations, certificates, opinions, Lists, mailing labels, reports or other papers or documents comply with the provisions of section 6.9, if applicable, and with any other applicable provisions of this trust agreement. The Trustee may rely upon any certificate, opinion, List, report or other document without being required to make any investigation into the facts or matters stated therein or the correctness of any fact or opinion stated therein.

6.9.    Evidence and Authority to Trustee

        Rational and/or Acquisition Sub will furnish to the Trustee evidence of compliance with the conditions provided for in this trust agreement relating to any action or step required or permitted to be taken by Rational and/or Acquisition Sub or the Trustee under this trust agreement or as a result of any obligation imposed under this trust agreement, including, without limitation, in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of Rational and/or Acquisition Sub promptly if and when:

(a) that evidence is required by any other section of this trust agreement to be furnished to the Trustee in accordance with the terms of this section 6.9; or

(b) the Trustee, in the exercise of its rights, powers, duties and authorities under this trust agreement, gives Rational and/or Acquisition Sub written notice requiring it to furnish that evidence in relation to any particular action or obligation specified in the notice.

        The evidence will consist of an Officer's Certificate of Rational and/or Acquisition Sub or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that the condition has been complied with in accordance with the terms of this trust agreement.

        Whenever the evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Rights or the taking of any other action to be taken by the Trustee at the request or on the application of Rational and/or Acquisition Sub, and except as otherwise specifically provided in this trust agreement, the evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by the person, provided that if the report or opinion is furnished by a director, officer or employee of Rational and/or Acquisition Sub it will be in the form of an Officer's Certificate or a statutory declaration.

        Each statutory declaration, Officer's Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this trust agreement will include a statement by the person giving the evidence:

(a) declaring that the person has read and understands the provisions of this trust agreement relating to the condition in question;

(b) describing the nature and scope of the examination or investigation upon which the person based the statutory declaration, certificate, statement or opinion; and
(c) declaring that the person has made those examinations or investigations as the person believes is necessary to enable the person to make the statements or give the opinions contained or expressed.

6.10.   Experts, Advisers and Agents

        The Trustee may:

(a) act and rely on the opinion or advice of or information obtained from or prepared by any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Rational and/or Acquisition Sub or otherwise, and may retain or employ any assistant as may be necessary to the proper discharge of its powers and duties and determination of its rights under this trust agreement and may pay proper and reasonable compensation for any legal and other advice or assistance referred to above; and

(b) retain or employ any agent and other assistant as it may reasonably require for the proper determination and discharge of its powers and duties under this trust agreement, and may pay reasonable remuneration for all services performed for it (and will be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts of this trust agreement and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties under this trust agreement and in the management of the Trust.

6.11.   Investment of Moneys Held by Trustee

        Unless otherwise provided in this trust agreement, any moneys held by or on behalf of the Trustee which under the terms of this trust agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee in securities stated to mature within two years after their purchase by the Trustee, and the Trustee will so invest those moneys on the written direction of Acquisition Sub. Pending the investment of any moneys as provided above, those moneys may be deposited in the name of the Trustee in any bank in the United States of America or, with the consent of Acquisition Sub, in the deposit department of the Trustee or any other chartered bank, loan or trust company authorized to accept deposits under the laws of the United States of America or any state at the rate of interest then current on similar deposits.

6.12.   Trustee Not Required to Give Security

        The Trustee will not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this trust agreement or otherwise in respect of the premises.

6.13.   Trustee Not Bound to Act on Request

        Except as otherwise specifically provided in this trust agreement, the Trustee will not be bound to act in accordance with any direction or request of Rational and/or Acquisition Sub or of the directors of those companies until a duly authenticated copy of the instrument or resolution containing that direction or request has been delivered to the Trustee and the Trustee has received such reasonable security or indemnity as it may request in accordance with the requested action, and the Trustee will be empowered to act and rely upon any copy purporting to be authenticated and believed by the Trustee to be genuine.

6.14.   Authority to Carry on Business

        The Trustee represents to Rational and Acquisition Sub that at the date of execution and delivery by it of this trust agreement it is authorized to carry on the business of a trust company in the United States of America but if, notwithstanding the provisions of this section 6.14, it ceases to be so authorized to carry on business, it is the intention of the parties that the validity and enforceability of this trust agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Rights will not be affected in any manner by reason only of that event, and the Trustee will, within 90 days after ceasing to be authorized to carry on the business of a trust company in the United States of America, either become so authorized or resign in the manner and with the effect specified in Article 9.

6.15.   Conflicting Claims

        If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with that interest, then the Trustee will be entitled, at its sole discretion, to refuse to recognize or to comply with any of those claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Rights or Automatic Exchange Rights subject to those conflicting claims or demands and, in so doing, the Trustee will not be or become liable to any person on account of that election or its failure or refusal to comply with any of those conflicting claims or demands. The Trustee will be entitled to continue to refrain from acting and to refuse to act until:

(a) the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to those conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction and all rights of appeal have expired; or

(b) all differences with respect to the Voting Rights, Exchange
Right or Automatic Exchange Rights subject to those conflicting claims or demands have been conclusively settled by a valid written agreement binding on all adverse claimants, and the Trustee has been furnished with an executed copy of that agreement certified to be in full force and effect.

        If the Trustee elects to recognize any claim or comply with any demand made by any adverse claimant, it may in its discretion require that claimant to furnish a surety bond or other security satisfactory to the Trustee as it deems appropriate to fully indemnify it as between all conflicting claims or demands.

6.16.   Acceptance of Trust

        The Trustee hereby accepts the Trust created and provided for by and in this trust agreement and agrees to perform upon the terms and conditions set out in this trust agreement and to hold all rights, privileges and benefits conferred by this trust agreement in trust for the various persons who will from time to time be Beneficiaries, subject to all the terms and conditions set out in this trust agreement.

ARTICLE 7.

COMPENSATION

7.1.    Fees and Expenses of the Trustee

        Rational and Acquisition Sub jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this trust agreement and will reimburse the Trustee for all reasonable expenses (including but not limited to reasonable legal fees and expenses, taxes other than taxes based on the net income of the Trustee, compensation paid to experts and advisers, and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this trust agreement; provided that Rational and Acquisition Sub will have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence, recklessness or wilful misconduct.

ARTICLE 8.

INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1.    Indemnification of the Trustee

        Rational and Acquisition Sub jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this trust agreement (collectively, the "Indemnified Parties") against all claims, losses, liabilities, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable fees and expenses of the Trustee's legal counsel) which, without fraud, negligence, recklessness, wilful misconduct or bad faith on the part of the Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set out in this trust agreement, or any written or oral instruction (to be confirmed in writing) delivered to the Trustee by Rational or Acquisition Sub pursuant to this trust agreement.

        The Trustee will notify Rational and Acquisition Sub of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties has received any written assertion of a claim or has been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, Rational and Acquisition Sub will be entitled to participate at their own expense in the defence and, if Rational and Acquisition Sub so elect at any time after receipt of the notice, either of them may assume the defence of any suit brought to enforce any claim. The Trustee has the right to employ separate counsel in any suit and participate in the defence of the suit but the fees and expenses of that counsel will be at the expense of the Trustee unless:
(i) the employment of that counsel has been authorized by Rational or Acquisition Sub, which authorization will not be unreasonably withheld;
or (ii) the named parties to any suit include both the Trustee and Rational or Acquisition Sub and the Trustee has been advised by counsel acceptable to Rational or Acquisition Sub that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to Rational or Acquisition Sub and that, in the judgment of that counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Rational and Acquisition Sub will not have the right to assume the defence of that suit on behalf of the Trustee but will be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity will survive the resignation or removal of the Trustee and the termination of the Trust.

8.2.    Limitation of Liability

        The Trustee will not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this trust agreement, except to the extent that the loss is attributable to the fraud, negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

ARTICLE 9.

CHANGE OF TRUSTEE

9.1.    Resignation

        The Trustee, or any trustee later appointed, may at any time resign by giving written notice of the resignation to Rational and Acquisition
Sub specifying the date on which it desires to resign, provided that the notice is not given less than one month before the desired resignation date, unless Rational and Acquisition Sub otherwise agree, and provided further that the resignation will not take effect until the date of the appointment of a successor trustee and the acceptance of that appointment by the successor trustee. Upon receiving a notice of resignation, Rational and Acquisition Sub will promptly appoint a successor trustee by written instrument in duplicate, one copy of which will be delivered to the resigning trustee and one copy to the successor trustee. Failing appointment of a successor trustee by Rational and Acquisition Sub, a successor trustee may be appointed by an order of a court of competent jurisdiction upon application of one or more parties to this trust agreement. Should the retiring trustee apply for the appointment of a successor trustee by an order of the Ontario Superior of Justice it will be at the joint and several expense of Rational and Acquisition Sub.

9.2.    Removal

        The Trustee, or any trustee later appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days' prior notice by written instrument executed by Rational and Acquisition Sub, in duplicate, one copy of which will be delivered to the trustee so removed and one copy to the successor trustee.

9.3.    Successor Trustee

        Any successor trustee appointed as provided under this trust agreement will execute, acknowledge and deliver to Rational and Acquisition Sub and to its predecessor trustee an instrument accepting the appointment. Upon that acceptance, the resignation or removal of the predecessor trustee will become effective and the successor trustee, without any further act, deed or conveyance, will become vested with all the rights, powers, duties and obligations of its predecessor under this trust agreement, with the like effect as if originally named as trustee in this trust agreement. However, on the written request of Rational and Acquisition Sub or of the successor trustee, the trustee ceasing to act will, upon payment of any amounts then due it pursuant to the provisions of this trust agreement, execute and deliver an instrument transferring to the successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any successor trustee, Rational, Acquisition Sub and the predecessor trustee will execute any and all instruments in writing for more fully and certainly vesting in and confirming to the successor trustee all rights and powers.

9.4.    Notice of Successor Trustee

        Upon acceptance of appointment by a successor trustee as provided in this trust agreement, Rational and Acquisition Sub will cause to be mailed notice of the succession of the trustee under this trust agreement to each Beneficiary specified in a List. If Rational or Acquisition Sub fail to cause this notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee will cause the notice to be mailed at the expense of Rational and Acquisition Sub.

ARTICLE 10.

RATIONAL SUCCESSORS

10.1.   Certain Requirements in Respect of Combination, etc.

        Rational will not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting from the merger unless, but may do so if:

(a) the other person or continuing corporation (the "Rational Successor"), by operation of law, becomes, without more, bound by the terms and provisions of this trust agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of the transaction, a trust agreement supplemental to this trust agreement;

(b) the transaction will, in the opinion of legal counsel to Rational received by the Trustee, be upon those terms and conditions as substantially preserve and not impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries under this trust agreement; and

(c) the Trustee will have received the opinion of legal counsel to Rational that any trust agreement supplement, all other instruments necessary or advisable to evidence the assumption by the Rational Successor of liability for all moneys payable and property deliverable in accordance with this trust agreement and the Plan of Arrangement, and the covenant of the Rational Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Rational under this trust agreement constitute legally binding and enforceable obligations of the Rational Successor.

10.2.   Vesting of Powers in Successor

        Whenever the conditions of section 10.1 have been duly observed and performed, the Trustee and, if required by section 10.1, Rational
Successor and Acquisition Sub will execute and deliver the supplemental trust agreement provided for in Article 11 and then Rational Successor will possess and from time to time may exercise each and every right and power of Rational under this trust agreement in the name of Rational or otherwise and any act or proceeding by any provision of this trust agreement required to be done or performed by the Board of Directors of Rational or any officers of Rational may be done and performed with like force and effect by the directors or officers of the Rational Successor.

10.3.   Wholly-Owned Subsidiaries

        Nothing in this trust agreement will be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Rational with or into Rational or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Rational provided that all of the assets of the subsidiary are transferred to Rational or another wholly-owned direct or indirect subsidiary of Rational and any of these transactions are expressly permitted by this Article 10.

ARTICLE 11.

AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

11.1.   Amendments, Modifications, etc.

        This trust agreement may not be amended or modified except by an agreement in writing executed by Rational, Acquisition Sub and the Trustee and approved by the Beneficiaries in accordance with section 11.2 of the Share Provisions.

11.2.   Ministerial Amendments

        Notwithstanding the provisions of section 11.1, the parties to this trust agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this trust agreement for the purposes of:

(a) adding to the covenants of any or all parties to this trust agreement provided that the Board of Directors of Acquisition
Sub is of the good faith opinion that those additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b) making any provisions or modifications not inconsistent with this trust agreement as may be necessary or desirable with respect to matters or questions arising under this trust agreement which, in the good faith opinion of the Board of Directors of Acquisition Sub and in the opinion of the Trustee, it may be expedient to make, provided that the Board of Directors is of the good faith opinion, after consultation with counsel, that those provisions and modifications will not be prejudicial to the interests of the Beneficiaries;

(c) making any changes or corrections which, on the advice of counsel to Acquisition Sub and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board of Directors of Acquisition Sub is of the good faith opinion, after consultation with counsel, that those changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries;

(d) evidencing the succession of Rational Successors and the covenants of and obligations assumed by each Rational
Successor in accordance with the provisions of Article 10 and the successors of any successor trustee in accordance with the provisions of Article 9.

11.3.   Meeting to Consider Amendments

        Acquisition Sub, at the request of Rational, will call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant to this trust agreement. Any meeting or meetings will be called and held in accordance with the by-laws of Acquisition Sub, the Share Provisions and all applicable laws.

11.4.   Changes in Capital of Rational and Acquisition Sub

        At all times after the occurrence of any event contemplated pursuant to section 2.7 or 2.8 of the Support Agreement, sections 5.3 or 5.4 of the Plan of Arrangement or otherwise, as a result of which either Rational Common Shares or the Exchangeable Shares or both are in any way changed, this trust agreement will promptly be amended and modified as necessary in order that it applies with full force and effect, mutatis mutandis, to all new securities into which Rational Common Shares or the Exchangeable Shares or both are so changed and the parties to this trust agreement will execute and deliver a supplemental trust agreement giving effect to and evidencing the necessary amendments and modifications.

11.5.   Execution of Supplemental Trust Agreements

        (a) No amendment to or modification or waiver of any of the provisions of this trust agreement otherwise permitted under this trust agreement will be effective unless made in writing and signed by all of the parties to this trust agreement. From time to time Acquisition Sub (when authorized by a resolution of its Board of Directors), Rational (when authorized by a resolution of its Board of Directors) and the Trustee may, subject to the provisions of this trust agreement, and they will, when so directed by the provisions of this trust agreement, execute and deliver by their proper officers, trust agreements or other instruments supplemental to this trust agreement, which will then form part of the trust agreement, for any one or more of the purposes contemplated by this Article 11.

        (b) In executing any supplemental trust agreement, the Trustee will be entitled to receive and will be fully protected in relying upon, an opinion of legal counsel to Rational stating that the execution of that supplemental trust agreement is authorized or permitted by this trust agreement. Subject to the provisions of this trust agreement, the Trustee may, but will not be obligated to, enter any supplemental trust agreement which affects the Trustee's own rights, duties or immunities under this trust agreement or otherwise.

ARTICLE 12.

TERMINATION

12.1.   Term

        The Trust created by this trust agreement will continue until the earliest to occur of the following events:
(a) no outstanding Exchangeable Shares are held by a Beneficiary
(other than Rational and its Affiliates);
(b) each of Rational and Acquisition Sub elects in writing to terminate the Trust and this termination is approved by the Beneficiaries in accordance with section 11.2 of the Share
Provisions; and
(c) 21 years from the date of this trust agreement.

12.2.   Survival of Agreement

        This trust agreement will survive any termination of the Trust and will continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Articles 7 and 8 will survive any termination of this trust agreement.

ARTICLE 13.

GENERAL

13.1.   Severability

        If any term or other provision of this trust agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this trust agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this trust agreement is not affected in any manner materially adverse to any party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this trust agreement will negotiate in good faith to modify this trust agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this trust agreement are fulfilled to the fullest extent possible.

13.2.   Enurement

        This trust agreement will be binding upon and enure to the benefit of the parties to this trust agreement and their respective successors and permitted assigns and to the benefit of the Beneficiaries.

13.3.   Notices to Parties

        All notices and other communications between the parties under this trust agreement will be in writing and will be deemed to have been given if delivered personally, by courier service or by confirmed telecopy to the parties at the following addresses (or at any other address for the party as is specified in like notice):

        (a)     if to Acquisition Sub:

c/o Rational Software Corporation
18880 Homestead Road
Cupertino, CA 95014

Attention:      Michael T. Devlin
Telephone number:       (408) 863-9900
Telecopier number:      (408) 863-4141

        (b)     if to Rational:

18880 Homestead Road
Cupertino, CA 95014

Attention:      Michael T. Devlin
Telephone number:       (408) 863-9900
Telecopier number:      (408) 863-4141

        (c)     if to the Trustee:

                        The Bank of Nova Scotia Trust Company of New York One Liberty Plaza, 23rd Floor
                        New York, New York  10006

                        Attention:      George Timmes
                        Telephone number.:  (212) 225-5422
                        Telecopier number:  (212) 225-5436

Any notice or other communication given personally or by courier service will be deemed to have been given and received upon delivery and if given by telecopy will be deemed to have been given and received on the date of receipt unless that day is not a Business Day in which case it will be deemed to have been given and received upon the immediately following Business Day.

13.4.   Notice to Beneficiaries

        Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of the Beneficiary shown on the List in any manner permitted by the by-laws of Acquisition
Sub from time to time in force in respect of notices to shareholders and will be deemed to be received (if given or sent in that manner) at the time specified in the by-laws, the provisions of which will apply mutatis mutandis to notices or documents sent to those Beneficiaries as set out above.

13.5.   Counterparts

        This trust agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

13.6.   Jurisdiction

        This trust agreement will be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

13.7.   Attornment

        Each of Rational and Acquisition Sub agrees that any action or proceeding arising out of or relating to this trust agreement may be instituted in the courts of Ontario, waives any objection which it may have now or later to the venue of that action or proceeding, irrevocably submits to the jurisdiction of those courts in that action or proceeding, agrees to be bound by any judgment of those courts and agrees not to seek, and hereby waives, any review of the merits of any judgment by the court of any other jurisdiction and hereby appoints Acquisition Sub at its principal office in the Province of Ontario as Rational's attorney for service of process.

        IN WITNESS WHEREOF the parties hereto have caused this trust agreement to be duly executed as of the date first written above.

1386501 ONTARIO LIMITED

By:/s/  Timothy A. Brennan
Name: Timothy A. Brennan
Title: Vice President

RATIONAL SOFTWARE CORPORATION

By:/s/  Timothy A. Brennan
Name: Timothy A. Brennan
Title: Senior VP, CFO, Secretary

THE BANK OF NOVA SCOTIA TRUST COMPANY
OF NEW YORK

By:  /s/ George E. Timmes
Name:George E. Timmes
Title:  Vice President


   ---------------------------------------------------------------------


Exhibit C

                  EXCHANGEABLE SHARE SUPPORT AGREEMENT
          THIS AGREEMENT made as of the 13th day of January, 2000.
                                B E T W E E N:
                      RATIONAL SOFTWARE CORPORATION,
                       a corporation existing under the
                                  laws of the
                                State of Delaware,
                                  ("Rational")
                                    - and -
                         3037936 NOVA SCOTIA COMPANY,
                          an unlimited liability company
                          existing under the laws of the
                             Province of Nova Scotia,
                                  ("Holding ULC")
                                      - and -
                               1386501 ONTARIO LIMITED,
                            a corporation existing under the
                            laws of the Province of Ontario
                                  ("Acquisition Sub").

RECITALS:

A. Pursuant to an agreement and plan of acquisition and arrangement (the "Acquisition Agreement") dated as of December 14, 1999 among Rational, Rational International, Holding ULC, Acquisition Sub,
1386503 Ontario Limited ("Amalco") and ObjecTime Limited ("ObjecTime"), and the plan of arrangement (the "Plan of Arrangement") contemplated by the Acquisition Agreement, ObjecTime Limited was formed upon the amalgamation of Amalco and ObjecTime and Acquisition Sub has issued Class B non-voting preference shares ("Class B Non-Voting Preference Shares") to certain former holders of shares of ObjecTime.

B. Pursuant to the Acquisition Agreement and the Plan of Arrangement, Acquisition Sub is to issue its Class A non-voting preference shares (the "Exchangeable Shares") to certain holders of Class B Non-Voting Preference Shares in exchange for those Class B Non-Voting Preference Shares.

C. Pursuant to the Acquisition Agreement and coincident with the issue of Exchangeable Shares to certain holders of Class B Non-Voting Preference Shares, Rational, Holding ULC and Acquisition Sub are to execute a support agreement substantially in the form of this Agreement. NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties to this Agreement covenant and agree as follows:

ARTICLE 1.

DEFINITIONS AND INTERPRETATION

1.1.    Defined Terms

Each term denoted in this Agreement by initial capital letters and not otherwise defined in this Agreement will have the meaning given to that term in the rights, privileges, restrictions and conditions (collectively, the "Share Provisions") attaching to the Exchangeable Shares attached as Appendix 4 to the Plan of Arrangement as set out in the Articles of Arrangement of ObjecTime, unless the context requires otherwise.

1.2.    Interpretation Not Affected by Headings

The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this agreement and not to any particular Article, section or other portion of this Agreement and include any agreement or instrument supplementary or ancillary to this Agreement.

1.3.    Number, Gender

Words importing the singular number only will include the plural and vice versa. Words importing any gender includes all genders.

1.4.    Date for any Action

If any date on which any action is required to be taken under this Agreement is not a Business Day, that action will be required to be taken on the next succeeding Business Day.

ARTICLE 2.

COVENANTS OF RATIONAL AND ACQUISITION SUB

2.1.    Covenants Regarding Exchangeable Shares
So long as any Exchangeable Shares not owned by Rational or its Affiliates are outstanding, Rational will:

(a) not declare or pay any dividend on the Rational Common Shares unless (i) Acquisition Sub will (w) simultaneously declare or pay, as the case may be, an equivalent dividend (as provided for in the Share Provisions) on the Exchangeable Shares (an "Equivalent Dividend"), and (x) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any Equivalent Dividend, or (ii) Acquisition Sub will (y) subdivide the Exchangeable Shares in lieu of a stock dividend thereon (as provided for in the Share Provisions) (an "Equivalent Stock Subdivision"), and (z) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b) advise Acquisition Sub sufficiently in advance of the declaration by Rational of any dividend on Rational Common Shares and take any other actions as are reasonably necessary, in co-operation with Acquisition Sub, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend are the same as the declaration date, record date and payment date for the corresponding dividend on the Rational Common Shares or, (ii) the record date and effective date for an Equivalent Stock Subdivision are the same as the record date and payment date for the corresponding stock dividend on the Rational Common Shares;

(c) ensure that the record date for any dividend declared on Rational Common Shares is not less than 10 Business Days after the declaration date of that dividend;

(d) take all actions and do all things as are reasonably necessary or desirable to enable and permit Acquisition Sub, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of Acquisition Sub, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Acquisition Sub, as the case may be, including without limitation all actions and all things as are necessary or desirable to enable and permit Acquisition Sub to cause to be delivered Rational Common Shares to the holders of Exchangeable Shares in accordance with Article 5, 6 or 7, as the case may be, of the Share Provisions;

(e) take all actions and do all things as are reasonably necessary or desirable to enable and permit Holding ULC, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including without limitation all actions and all things as are necessary or desirable to enable and permit Holding ULC to cause to be delivered Rational Common Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be; and

(f) if a holder of Exchangeable Shares becomes a "specified financial institution" (as that term is defined in the Income Tax Act (Canada)) or does not deal at arm's length with Acquisition Sub or otherwise requests Holding ULC to acquire the Exchangeable Shares, take all actions and do all things as are reasonably necessary or desirable to cause Holding ULC to exercise the Retraction Call Right if requested to do so by that holder of Exchangeable Shares making a Retraction Request.

2.2.    Segregation of Funds

Rational will cause Acquisition Sub to deposit a sufficient amount of funds in a separate account of Acquisition Sub and segregate a sufficient amount of other assets and property as is necessary to enable Acquisition Sub to pay dividends when due and to pay or otherwise satisfy its respective obligations under Article 5, 6 or 7 of the Share Provisions, as applicable.

2.3.    Reservation of Rational Common Shares

Rational hereby represents, warrants and covenants in favour of Acquisition Sub and Holding ULC that Rational has issued to the Trustee pursuant to the Voting and Exchange Trust Agreement a number of Rational Common Shares equal to the number of Exchangeable Shares issued pursuant to the Plan of Arrangement and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Rational or its Affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock or issue to the Trustee, as the case may be, that number of Rational Common Shares (or other shares or securities into which Rational Common Shares may be reclassified or changed as contemplated by section 2.7) as are now and may later be required to enable and permit Holding ULC to meet its obligations under the Voting and Exchange Trust Agreement, under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and under any other security or commitment pursuant to which Rational may now or later be required to issue or deliver Rational Common Shares and to enable and permit Acquisition Sub to meet its obligations under this Agreement and under the Share Provisions.

2.4.    Notification of Certain Events

To assist Rational to comply with its obligations under this Agreement and to permit Holding ULC to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to comply with its obligations under this Agreement, Acquisition Sub will notify Rational and Holding ULC of each of the following events at the time set out below:

(a) in the event of any determination by the Board of Directors of Acquisition Sub to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Acquisition Sub or to effect any other distribution of the assets of Acquisition Sub among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of that liquidation, dissolution, winding-up or other distribution;

(b) promptly, upon the earlier of receipt by Acquisition Sub of notice of and Acquisition Sub otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Acquisition Sub or to effect any other distribution of the assets of Acquisition Sub among its shareholders for the purpose of winding up its affairs;

(c) immediately, upon receipt by Acquisition Sub of a Retraction
Request;

(d) on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions; and

(e) as soon as practicable upon the issuance by Acquisition Sub of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for outstanding Class B Non-Voting Preference Shares pursuant to the Plan of Arrangement).

2.5.    Delivery of Rational Common Shares to Acquisition Sub and Holding
ULC

In furtherance of its obligations under sections 2.1(d) and (e), upon notice from Acquisition Sub or Holding ULC of any event that requires Acquisition Sub or Holding ULC to cause to be delivered Rational Common Shares to any holder of Exchangeable Shares, Rational will promptly cause to be delivered to Acquisition Sub or Holding ULC from the Deposited Shares the requisite number of Rational Common Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as Acquisition Sub or Holding ULC directs. All Deposited Shares will be duly authorized and validly issued as fully paid and non-assessable and will be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each Rational Common Share, Acquisition Sub or Holding ULC will issue to Rational, or as Rational directs, common shares of Acquisition Sub or Holding ULC having equivalent value.

2.6.    Qualification of Rational Common Shares

If any Rational Common Shares (or other shares or securities into which Rational Common Shares may be reclassified or changed as contemplated by section 2.7) to be issued, transferred and/or delivered under this Agreement require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority (i) under the Canadian provincial securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority applicable to holders who are resident in the provinces of Ontario or Quebec or (ii) under any United States federal or state securities or other law or regulation or pursuant to the rules and regulations of any United States securities or other regulatory authority, or the fulfilment of any other United States legal requirement or Canadian legal requirement applicable to holders who are resident in the provinces of Ontario or Quebec before those shares (or those other shares or securities) may be issued by Rational and delivered by Rational at the direction of Acquisition Sub or Holding ULC to the holder of surrendered Exchangeable Shares or in order that those shares (or those other shares or securities) may be freely traded thereafter through the facilities of a stock exchange or market in the United States or through NASDAQ provided that first trade is made in accordance with the rules of the stock exchange or market upon which the trade is made or the rules of NASDAQ in accordance with all laws applicable to that stock exchange or market or applicable to NASDAQ (other than any restrictions of general application on transfer by reason of a holder being a "control person" for purposes of Canadian provincial securities law or an "affiliate" of Rational for purposes of United States federal or state securities law), Rational will in good faith expeditiously take all actions and do all things as are necessary or desirable to cause those Rational Common Shares (or those other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. Rational will in good faith expeditiously take all actions and do all things as are reasonably necessary or desirable to cause all Rational Common Shares (or those other shares or securities) to be delivered under this Agreement to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Rational Common Shares (or those other shares or securities) have been listed by Rational and remain listed and are quoted or posted for trading at that time.

2.7.    Economic Equivalence

(a) Rational will not without prior approval of Acquisition Sub and the prior approval of the holders of the Exchangeable Shares given in accordance with section 11.2 of the Share Provisions:

(i) issue or distribute Rational Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Rational Common Shares) to the holders of all or substantially all of the then outstanding Rational Common Shares by way of stock dividend or other distribution, other than an issue of Rational Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire
Rational Common Shares) to holders of Rational Common
Shares who exercise an option to receive dividends in Rational Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire
Rational Common Shares) in lieu of receiving cash dividends; or

(ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Rational Common Shares entitling them to subscribe for or to purchase Rational Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Rational Common Shares); or

(iii) issue or distribute to the holders of all or substantially all of the then outstanding Rational
Common Shares (A) shares or securities of Rational of any class other than Rational Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Rational Common Shares), (B) rights, options or warrants other than those referred to in section 2.7(a)(ii) above, (C) evidences of indebtedness of Rational or (D) assets of Rational, unless the economic equivalent on a per share basis of those rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares, in which case, for greater certainty, no approval of the holders of Exchangeable Shares is required other than those approvals required by applicable law despite the waiver of those approval rights pursuant to this Agreement; provided that, for greater certainty, the above restrictions do not apply to any securities issued or distributed by Rational to give effect to and to consummate the transactions contemplated by, and in accordance with, the Acquisition Agreement.

(b) Rational will not without the prior approval of Acquisition Sub and the prior approval of the holders of the Exchangeable Shares given in accordance with section 11.2 of the Share Provisions:

(i) subdivide, redivide or change the then outstanding
Rational Common Shares into a greater number of Rational Common Shares; or

(ii) reduce, combine, consolidate or change the then outstanding Rational Common Shares into a lesser number of Rational Common Shares; or

(iii) reclassify or otherwise change Rational Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting Rational Common Shares, unless the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable
Shares, in which case, for greater certainty, no approval of the holders of Exchangeable Shares is required.

(c) Rational will ensure that the record date for any event referred to in section 2.7(a) or 2.6(b) above, or (if no record date is applicable for the event) the effective date for that event, is not less than five Business Days after the date on which that event is declared or announced by Rational (with contemporaneous notification by Rational to Acquisition Sub).

(d) The Board of Directors of Acquisition Sub will determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in section 2.7(a) or 2.6(b) above and each determination will be conclusive and binding on Rational.
In making each determination, the following factors will, without excluding other factors determined by the Board of Directors of Acquisition Sub to be relevant, be considered by the Board of Directors of Acquisition Sub:

(i) in the case of any stock dividend or other distribution payable in Rational Common Shares, the number of those shares issued in proportion to the number of Rational
Common Shares previously outstanding;

(ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Rational Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Rational Common Shares), the relationship between the exercise price of each right, option or warrant and the current market value (as determined by the Board of Directors of Acquisition Sub in the manner above contemplated) of a Rational Common Share;

(iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Rational of any class other than Rational Common Shares, any rights, options or warrants other than those referred to in section 2.7(d)(ii) above, any evidences of indebtedness of Rational or any assets of Rational), the relationship between the fair market value (as determined by the Board of Directors of Acquisition Sub in the manner above contemplated) of property to be issued or distributed with respect to each outstanding
Rational Common Share and the current market value (as determined by the Board of Directors of Acquisition Sub in the manner above contemplated) of a Rational Common
Share;

(iv) in the case of any subdivision, redivision or change of the then outstanding Rational Common Shares into a greater number of Rational Common Shares or the reduction, combination, consolidation or change of the then outstanding Rational Common Shares into a lesser number of Rational Common Shares or any amalgamation, merger, reorganization or other transaction affecting
Rational Common Shares, the effect of the change upon the then outstanding Rational Common Shares; and

(v) in all cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that those consequences may differ from the taxation consequences to holders of Rational Common
Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable
Shares).

 For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange will be the average of the closing bid and ask prices of that security during a period of not less than 20 consecutive trading days ending not more than three trading days before the date of determination on the principal securities exchange on which that security is listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors of Acquisition Sub the public distribution or trading activity of that security during that period does not create a market which reflects the fair market value of that security, then the current market value will be determined by the Board of Directors of Acquisition Sub, in good faith and in its sole discretion, and provided further that the determination by the Board of Directors of Acquisition Sub will be conclusive and binding on Rational.

(e) Acquisition Sub agrees that, to the extent required, upon due notice from Rational, Acquisition Sub will use its best efforts to take or cause to be taken all steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Acquisition Sub, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the Rational Common Shares and Exchangeable Shares as provided for in this section 2.7.

2.8.    Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Rational Common Shares (an "Offer") is proposed by Rational or is proposed to Rational or its shareholders and is recommended by the Board of Directors of Rational, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Rational, and the Exchangeable Shares are not redeemed by Acquisition Sub or purchased by Holding ULC pursuant to the Redemption Call Right, Rational will use its reasonable efforts expeditiously and in good faith to take all actions and do all things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in the Offer to the same extent and on an economically equivalent basis as the holders of Rational Common Shares, without discrimination. Without limiting the generality of the foregoing, Rational will use its reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all Offers without being required to retract Exchangeable Shares as against Acquisition Sub (or, if so required, to ensure that the retraction, will be effective only upon, and will be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer). Nothing in this Agreement affects the rights of Acquisition Sub to redeem (or Holding ULC to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of a Rational Control Transaction.

2.9.    Ownership of Outstanding Shares

Without the prior approval of Acquisition Sub and the prior approval of the holders of the Exchangeable Shares given in accordance with section 11.2 of the Share Provisions, Rational covenants and agrees in favour of Acquisition Sub that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Rational or any of its Affiliates, Rational will be and remain the direct or indirect beneficial and legal owner of all issued and outstanding securities in the capital of Acquisition Sub and Holding ULC carrying or entitled to voting rights in any circumstances generally for the election of directors.

2.10.   Rational and Affiliates Not to Vote Exchangeable Shares

Rational covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each meeting. Rational further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the Business Corporations Act (Ontario) (or any successor or other corporate statute by which Acquisition Sub may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11.   Rule-10b-18 Purchases

For greater certainty, nothing contained in this Agreement, including without limitation the obligations of Rational contained in section 2.7, will limit the ability of Rational or Acquisition Sub to make a "Rule l0b-18 Purchase" of Rational Common Shares pursuant to Rule 10b-18 of the U.S. Securities Exchange Act of 1934, as amended, or any successor provisions.

ARTICLE 3.

RATIONAL SUCCESSORS

3.1.    Certain Requirements in Respect of Combination, etc.
Rational will not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting from the merger unless, but may do so if:

(a) the other person or continuing corporation (the "Rational Successor") by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of that transaction, an agreement supplemental to this Agreement and any other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Rational Successor of liability for all moneys payable and property deliverable in accordance with this Agreement and the Plan of Arrangement and the covenant of the Rational Successor to pay and deliver or cause to be delivered the same and its Agreement to observe and perform all the covenants and obligations of Rational under this Agreement; and

(b) the transaction will be upon the terms and conditions which substantially preserve and not impair in any material respect any of the rights, duties, powers and authorities of the other parties under this Agreement or the holders of Exchangeable Shares.

3.2.    Vesting of Powers in Successor

Whenever the conditions of section 3.1 have been duly observed and performed, the parties, if required by section 3.1, will execute and deliver a supplemental agreement to this Agreement and the Rational Successor will then possess and from time to time may exercise each and every right and power of Rational under this Agreement in the name of Rational or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Rational or any officers of Rational may be done and performed with like force and effect by the directors or officers of the Rational Successor.

3.3.    Who-ly-Owned Subsidiaries

Nothing in this Agreement is to be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Rational with or into Rational or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Rational provided that all of the assets of that subsidiary are transferred to Rational or another wholly-owned direct or indirect subsidiary of Rational and the transactions are expressly permitted by this Article 3.

ARTICLE 4.

GENERAL

4.1.    Term

This Agreement will come into force and be effective as of the date of this Agreement and will terminate and be of no further force and effect when no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person or entity other than Rational and any of its Affiliates.

4.2.    Changes in Capital of Rational and Acquisition Sub

At all times after the occurrence of any event contemplated pursuant to sections 2.7 and 2.8, sections 5.3 or 5.4 of the Plan of Arrangement or otherwise, as a result of which either Rational Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement will promptly be amended and modified as necessary in order that it will apply with full force and effect, mutatis mutandis, to all new securities into which Rational Common Shares or the Exchangeable Shares or both are so changed and the parties to this Agreement will execute and deliver an Agreement in writing giving effect to and evidencing any necessary amendments and modifications.

4.3.    Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

4.4.    Amendments, Modifications

This Agreement may not be amended or modified except by an Agreement in writing executed by Acquisition Sub, Holding ULC and Rational and approved by the holders of the Exchangeable Shares in accordance with section 11.2 of the Share Provisions.

4.5.    Ministerial Amendments

Notwithstanding section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a) adding to the covenants of any or all parties provided that the Board of Directors of Acquisition Sub is of the good faith opinion that those additions will not be prejudicial to the rights or interests of the holders of the Exchangeable
Shares;

(b) making any provisions or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising under this Agreement which, in the good faith opinion of the Board of Directors of Acquisition Sub, it may be expedient to make, provided that the Board of Directors is of the good faith opinion, after consultation with counsel, that those provisions or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c) making any changes in or corrections to this Agreement which, on the advice of counsel to Acquisition Sub, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of Acquisition Sub is of the good faith opinion, after consultation with counsel, that those changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.6.    Meeting to Consider Amendments

Acquisition Sub, at the request of Rational, will call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 4.4. Any meeting or meetings will be called and held in accordance with the by-laws of Acquisition Sub, the Share
Provisions and all applicable laws.

4.7.    Amendments Only in Writing

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted under this Agreement will be effective unless made in writing and signed by all of the parties to this Agreement.

4.8.    Enurement

This Agreement will be binding upon and enure to the benefit of the parties to this Agreement and their respective successors and assigns.

4.9.    Notices to Parties

All notices and other communications between the parties to this Agreement will be in writing and will be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at any other address for any party as is specified in like notice):

(a) if to Acquisition Sub:

18880 Homestead Road
Cupertino, CA 95014

Attention:      Michael T. Devlin
Telephone number:       (408) 863-9900
Telecopier No.: (408) 863-4141

        (b)     if to Rational or Holding ULC:

18880 Homestead Road
Cupertino, CA 95014

Attention:      Michael T. Devlin
Telephone number:       (408) 863-9900
Telecopier No.: (408) 863-4141

Any notice or other communication given personally will be deemed to have been given and received upon delivery and if given by telecopy will be deemed to have been given and received on the date of confirmed receipt unless that day is not a Business Day in which case it will be deemed to have been given and received upon the immediately following Business Day.

4.10.   Counterparts

This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which taken together will constitute one and the same instrument.

4.11.   Jurisdiction

This Agreement will be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

4.12.   Attornment

Each of Rational, Holding ULC and Acquisition Sub agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or later to the venue of any action or proceeding, irrevocably submits to the jurisdiction of those courts in any action or proceeding, agrees to be bound by any judgment of those courts and not to seek, and hereby waives, any review of the merits of any judgment by the courts of any other jurisdiction and hereby appoints Acquisition Sub at its principal office in the Province of Ontario as attorney for service of process.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first above written.


RATIONAL SOFTWARE CORPORATION


By:  /s/ Timothy A. Brennan

Name:  Timothy A. Brennan

Title: Senior VP, CFO, Secretary

3037936 NOVA SCOTIA COMPANY


By:  /s/ Timothy A. Brennan

Name:  Timothy A. Brennan

Title: Vice President



1386501 ONTARIO LIMITED


By:  /s/ Timothy A. Brennan

Name:  Timothy A. Brennan

Title: Vice President

   ---------------------------------------------------------------------

Exhibit D
                  FOUNDERS' ADDITIONAL RESTRICTIONS AGREEMENT

This Founders' Additional Restrictions Agreement ("Agreement") is made and entered into as of December 14, 1999, between Rational Software Corporation, a Delaware corporation ("Parent"), and the undersigned founder ("Founder") of ObjecTime Limited, an Ontario corporation ("Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Acquisition Agreement (as defined below).

RECITALS

A. Concurrently with the execution of this Agreement, Parent, Company, Rational International, a California corporation and subsidiary of Parent ("International Corp."), 3037936 Nova Scotia Company, a Nova Scotia unlimited liability company and indirect subsidiary of Parent ("Holding ULC"), 1386501 Ontario Limited, an Ontario corporation and indirect subsidiary of Parent ("Acquisition Sub"), and 1386503 Ontario Limited, an Ontario corporation and wholly-owned subsidiary of Acquisition Sub ("Amalco") have entered into an Agreement and Plan of Acquisition and Arrangement (the "Acquisition Agreement"), which contemplates that the Company will execute a Plan of Arrangement in the form attached to the Acquisition Agreement (the "Plan of Arrangement"), collectively providing for the amalgamation of Amalco with and into the Company to form New ObjecTime Corporation, an Ontario corporation ("New ObjecTime"). Pursuant to the Plan of Arrangement, shares of capital stock of the Company will be converted into Class A non-voting preference shares of Acquisition Sub ("Exchangeable Shares") or Common Stock of Parent as set forth in the Acquisition Agreement (the "Arrangement").
B. Founder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of the Company and shares subject to outstanding options as is indicated on the signature page of this Agreement.
C.      In order to induce Parent to execute the Acquisition
Agreement, Founder agrees to additional restrictions on the release of Exchangeable Shares to each Founder so as to facilitate consummation of the Arrangement. The execution and delivery of this Agreement is a material condition to Parent's willingness to enter into the Acquisition Agreement.
NOW, THEREFORE, intending to be legally bound, the parties agree as follows:
1. Agreement to Additional Restrictions.
1.1 Release of Shares. Founder agrees that on the last calendar day of each calendar month after the Closing Date (the "Monthly Release Date"), the Depositary Agent shall release and forward to each Founder that number of Exchangeable Shares equal to one forty-eighty (1/48th) of the total number of shares designated for receipt by the Founder at the Closing Date.
1.2 Termination of Employment. Founder agrees that the receipt of the Exchangeable Shares shall cease in the event that the Depositary Agent receives a written notice from Parent (the "Blockage Notice") to the effect that the Founder has been terminated from employment with the Company with Cause or has resigned Without Good Reason (as such terms are defined in the Vesting and Release Schedule, attached hereto as Exhibit A); provided that no such Blockage Notice may be issued with respect to the account held for: (a) Ian Engelberg after the date on which he and Parent mutually agree shall be the date on which his employment with Parent shall terminate, which date shall not be later than December 31, 2000; or (b) Garth Gullekson after April 1, 2001, being the mutually agreed upon date on which his employment with Parent shall terminate. The release of blocked shares may resume upon the receipt by the Depositary Agent of a written recision of the Blockage Notice by Parent. Until such recision of the Blockage Notice, the Depositary Agent shall distribute all existing and future Monthly Release Amounts to Parent.
2. Representations, Warranties and Covenants of the Founder.
Founder hereby represents, warrants and covenants to Parent that Founder (i) is a party to the Unanimous Founding Shareholders' Agreement dated January 1, 1995 whereby each Founder agreed to arrangements making them the primary shareholders and founders of the Company; and (ii) has full power and authority to make, enter into and carry out the terms of this Agreement.
3. Additional Documents. Founder hereby covenants and agrees to execute and deliver any additional documents necessary, in the reasonable opinion of Parent or Founder, as the case may be, to carry out the intent of this Agreement.
4. Consent and Waiver. Founder hereby gives any consents or waivers that are reasonably required for the consummation of the Arrangement under the terms of any agreements to which Founder is a party or pursuant to any rights Founder may have.
5. Termination. This Agreement shall terminate and shall have no further force or effect as of the expiration date, which shall be the earlier of (i) such time and date as the Acquisition Agreement shall have been validly terminated pursuant to Section 9 thereof or
(ii) the date which is the fourth anniversary of the Closing Date.
6. Appointment of Agent.  Shareholder agrees to appoint James
McGee as agent and attorney-in-fact for and on behalf of Shareholder for purposes of Section 10.7 of the Acquisition Agreement. Shareholder further agrees that any decision, act, consent or instruction of the Company Agent (as defined in the Acquisition Agreement), including, without limitation, any agreement by the Company Agent for and on behalf of the holders of Company Shares [(as defined in the Acquisition Agreement)] to any amendments, modifications and waivers of any term, condition or other agreement set forth in the Acquisition Agreement, shall constitute a decision of Shareholder for all purposes of and under the Acquisition Agreement, and that such decision, act, consent or instruction shall be final, binding and conclusive upon Shareholder as if made by Shareholder.
7. Miscellaneous.
7.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
7.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, either this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.
7.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
7.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreement of Founder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.
7.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or telex, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

If to Parent:   Rational Software Corporation
                18880 Homestead Road
                Cupertino, CA 95014
Attn:           Tim Brennan
Facsimile No.:  (408) 863-4141
With a copy to: Wilson Sonsini Goodrich & Rosati
                650 Page Mill Road
                Palo Alto, California 94304-1050
Attn:           Michael J. Kennedy, Esq.
                Torrey J. Miller, Esq.
Facsimile No.:  (650) 461-5375
If to the Founder:      To the address for notice set forth on
the last page hereof.
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.
7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Shareholder hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
7.7 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.
7.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
7.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpre-tation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Founders'
Additional Restrictions Agreement to be duly executed on the date and year first above written.
RATIONAL SOFTWARE CORPORATION
By:
Title:

FOUNDER:








Founder's Address for Notice:



Shares beneficially owned:

___________ shares of Common
Stock
___________ shares of Class A
Preferred Stock
___________ shares of Class B
Preferred Stock
___________ shares of Class 8
Special Stock


Exhibit E

COMPANY AFFILIATE AGREEMENT
THIS COMPANY AFFILIATE AGREEMENT (this "Agreement") is made and entered into as of December ___, 1999, by and among Rational Software Corporation, a Delaware corporation ("Parent"), ObjecTime Limited, an Ontario corporation (the "Company"), and the undersigned shareholder who may be deemed an affiliate ("Affiliate") of the Company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Acquisition Agreement (as defined below).
RECITALS
A. The Company and Parent have entered into an Agreement and Plan of Acquisition and Arrangement (the "Acquisition Agreement") which contemplates that Parent will acquire control of the Company through a statutory arrangement involving the exchange of all of the issued and outstanding shares of the Company, other than shares owned by Parent (the "Excluded Shares"), for shares of Parent or an indirect subsidiary of Parent ("Acquisition Sub"). In accordance with Section 182 of the Business Corporations Act (Ontario), a Plan of Arrangement for the Company and Acquisition Sub will be filed in order to effect the Arrangement (the "Plan of Arrangement"). Pursuant to the Arrangement, all of the issued and outstanding securities of the Company, other than the Excluded Shares, will ultimately be exchanged for (i) Parent Common Shares or Exchangeable Shares, which may be exchanged for Parent Common Shares and (ii) redeemable Preferred Shares of Acquisition Sub which are redeemable for cash.
B. Affiliate is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of such number of shares of the outstanding capital stock of the Company and of such outstanding options convertible into Common Shares as is indicated on the signature page of this Agreement.
C. Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of the Company, as the term "affiliate" is used for purposes of Rule 144 of the Rules and Regulations (the "Rules and Regulations") under the Securities Act of 1933, as amended (the "Securities Act");
D. Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of Parent after the Arrangement as the term "affiliate" is used in Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an "affiliate" of Parent. Affiliate further understands that the representations, warranties and agreements set forth herein will be relied upon by Parent, the Company and their respective counsel and independent auditors; and
E.      In consideration of the execution of the Acquisition
Agreement by Parent, Affiliate agrees to be bound by this Agreement and vote the Shares (as defined below) and other such shares of capital stock of the Company over which Affiliate has voting power so as to facilitate consummation of the Arrangement.

AGREEMENT
NOW THEREFORE, intending to be legally bound, the parties agree as follows:
1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Acquisition Agreement. For purposes of this Agreement:
(a) "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or
(iii) governmental authority.
(b) "Shares" shall mean: (i) all securities of the Company (including all Company Common Shares, Class A Preferred Shares, Class B Preferred Shares, Class C Preferred Shares, Class 8 Special Shares and all options to acquire Company Common Shares) owned by Affiliate as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Company Common Shares, Class A Preferred Shares, Class B Preferred Shares, Class C Preferred Shares, Class 8 Special Shares and all additional options and other rights to acquire Company Common Shares) of which Affiliate acquires ownership during the period from the date of this Agreement through the Voting Expiration Date.
(c) A Person shall be deemed to have effected a "Transfer" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge or, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.
(d) "Voting Expiration Date" shall mean the earlier to occur of (i) such date and time as the Acquisition Agreement shall have been validly terminated pursuant to Article IX thereof, or (ii) such date and time as the Arrangement shall become effective in accordance with the terms and provisions of the Plan of Arrangement.
2. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein will be relied upon by Parent, the Company and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Acquisition Agreement and has discussed the requirements of this Agreement with Affiliate's professional advisors, who are qualified to advise Affiliate with regard to such matters.
3. Beneficial Ownership of Company Capital Stock and Parent
Common Shares. The Affiliate is the sole record and beneficial owner of the number of Shares set forth next to its name on the signature page hereto. The Shares are not subject to any claim, lien, pledge, charge, security interest or other encumbrance or to any rights of first refusal of any kind. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Affiliate is party or by which it is bound obligating the Affiliate to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares or obligating the Affiliate to grant or enter into any such option, warrant, call, right, commitment or agreement. The Affiliate has the sole right to transfer such Shares. The Shares constitute all shares of Company capital stock owned, beneficially or of record, by the Affiliate. The Shares are not subject to preemptive rights created by any agreement to which the Affiliate is party. The Affiliate has not engaged in any sale or other transfer of the Shares in contemplation of the Arrangement.
Affiliate does not beneficially own any Parent Common Shares or any other equity securities of Parent or any options, warrants or other rights to acquire any equity securities of Parent.
4. Full Power and Authority. Affiliate has full power and authority to make, enter into and carry out the terms of this Agreement.
5. Compliance with Rule 145 and the Securities Act.
(e) Affiliate has been advised that (i) the resale of Parent Common Shares and Exchangeable Shares issued in connection with the Arrangement will be subject to restrictions set forth in Rule 145 under the Securities Act (which will not apply if such shares are otherwise transferred pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration), and (ii) Affiliate may be deemed to be an affiliate of the Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Shares or Exchangeable Shares issued to Affiliate in connection with the Arrangement or upon exercise of the Exchangeable Shares unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, or (iii) Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, or a "no action" letter from the staff of the Securities and Exchange Commission, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.
(f) Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Shares or Exchangeable Shares received by Affiliate pursuant to the Arrangement and there will be placed on the certificates representing such Parent Common Shares or Exchangeable Shares, or any substitutions therefor, a legend stating in substance:

"THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, OR A "NO ACTION" LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if Affiliate delivers to Parent
(i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.
6. Conversion of Shares.  The Affiliate agrees that, to the
extent any of the Shares consist of shares of Class A Preferred Shares, Class B Preferred Shares, Class C Preferred Shares and Class 8 Special Shares of the Company, Affiliate shall not exercise any conversion rights in respect of such Shares prior to the record date fixed by the Board of Directors of the Company for the determination of shareholders entitled to vote on the Arrangement.
7. Agreement to Vote Shares.  At every meeting of the
shareholders of the Company called and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company, Affiliate shall: (i) cause the Shares to be voted in favor of approval of the Arrangement; and (ii) not cause the Shares to be voted against approval of the Arrangement. Affiliate agrees that during the period from the date of this Agreement through the Voting Expiration Date, Affiliate shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Affiliate under this Agreement with respect to any of the Shares.
8. Proxy Solicitation.  Affiliate will not, and will not
permit any entity under Affiliate's control to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Arrangement in accordance with the terms of the Acquisition Agreement and Plan of Arrangement (other than, in the case of an Affiliate who is a director of the Company, such actions taken as a director (and not a shareholder) of the Company in accordance with Sections 5.7 and 5.8 of the Acquisition Agreement); (ii) initiate a shareholders' vote or action by consent of the Company shareholders with respect to an Acquisition Proposal; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Acquisition Proposal.
9. Additional Documents.  Affiliate hereby covenants and
agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.
10. Consent and Waiver.  Affiliate (not in his or her capacity as a director or officer of the Company) hereby gives any consents or waivers that are reasonably required for the consummation of the Arrangement under the terms of any agreements to which Affiliate is a party or pursuant to any rights Affiliate may have.
11. Termination.  This Agreement shall be terminated and shall be of no further force and effect in the event of the termination of the Acquisition Agreement pursuant to Article 9 of the Acquisition Agreement.
12. Miscellaneous.
(g) Counterparts.  This Agreement shall be executed in
one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
(h) Binding Agreement.  This Agreement will inure to the
benefit of and be binding upon and enforceable against the parties and their successors and assigns, including administrators, executors, representatives, heirs, legatees and devisees of Affiliate and pledgees of Affiliate holding any shares of the Company's capital stock as collateral.
(i) Waiver; Severability.  No waiver by any party hereto
of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
(j) Governing Law.  This Agreement shall be governed by
and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.
(k) Attorneys' Fees. In the event of any legal actions or
proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.
(l) Effect of Headings. The Section headings herein are
for convenience only and shall not affect the construction or interpretation of this Agreement.
(m) Third-Party Reliance.  Counsel to and independent
auditors for the parties to the Acquisition Agreement shall be entitled to rely upon this Affiliate Agreement.
(n) Entire Agreement.  This Agreement, the Acquisition
Agreement and the other agreements referred to in the Acquisition Agreement set forth the entire understanding of Affiliate and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between Affiliate and Parent relating to the subject matter hereof and thereof.
(o) Amendments.  This Agreement may not be amended,
modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and the Affiliate.
(p) Survival.  The representations, warranties, covenants
and other provisions contained in this Agreement shall survive the
Arrangement.
(q) Injunctive Relief.  Each of the parties acknowledge
that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of Parent and the Company and to preserve for Parent the benefits of the Arrangement; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement will result in irreparable harm and damages to Parent and the Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.
(r) Notices.  All notices and other communications
pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):
If to Parent:   Rational Software Corporation
                18880 Homestead Road
                Cupertino, CA 95014
        Attention:  Tim Brennan
        Telephone:  (408) 863-4066
        Facsimile:  (408) 863-4141
With a copy to: Wilson Sonsini Goodrich & Rosati, P.C.
                650 Page Mill Road
                Palo Alto, CA 94304
        Attention:      Michael J. Kennedy, Esq.
                        Torrey J. Miller, Esq.
        Telephone:  (650) 493-9300
        Facsimile:  (650) 461-5375
If to Affiliate:        To the address for notice set forth on the
signature page hereof

IN WITNESS WHEREOF, the parties have caused this Affiliate
Agreement to be duly executed on the day and year first above written.

PARENT
RATIONAL SOFTWARE CORPORATION
By:
Name:
Title:

AFFILIATE
By:
Affiliate's Address for Notice:





Shares beneficially owned:
_______________
________        Company Common Shares or
Class 8 Special Shares
________        Company Preferred Shares
________        Company Shares issuable upon
exercise of outstanding
options



[Signature Page to Company Affiliate Agreement]

Exhibit F

VOTING AGREEMENT
This Voting Agreement (the "Agreement") is made and entered into as of December 14, 1999 by and among Rational Software Corporation, a Delaware corporation ("Parent"), and the undersigned shareholder and/or option holder (the "Shareholder") of ObjecTime Limited, an Ontario corporation (the "Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Acquisition Agreement (as defined below).
RECITALS
A. The Company, Acquisition Sub (as defined below), Amalco (as defined below) and Parent have entered into an Agreement and Plan of Acquisition and Arrangement of even date herewith (the "Acquisition Agreement"), which contemplates that the Company will execute a Plan of Arrangement in the form attached to the Acquisition Agreement (the "Plan of Arrangement"), collectively providing for the formation of an indirect subsidiary of Parent ("Acquisition Sub") which will incorporate its wholly-owned subsidiary ("Amalco"), which will amalgamate with and into the Company to form New ObjecTime Corporation, an Ontario corporation ("New ObjecTime"). Pursuant to the Plan of Arrangement, all of the issued and outstanding shares of capital stock of the Company will be converted into (i) exchangeable shares of Acquisition Sub ("Exchangeable Shares") or Common Shares of Parent and
(ii) cash, as set forth in the Acquisition Agreement (the
"Arrangement");
B.      Shareholder is the beneficial owner (as defined in Rule
13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of the Company and shares subject to outstanding options as is indicated on the signature page of this Agreement; and
C.      In order to induce Parent to execute the Acquisition
Agreement, Shareholder agrees to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Shareholder has voting power so as to facilitate consummation of the Arrangement. The execution and delivery of this Agreement and of the attached form of proxy is a material condition to Parent's willingness to enter into the Acquisition Agreement.
NOW, THEREFORE, intending to be legally bound, the parties agree as follows:
1. Certain Definitions.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Acquisition Agreement. For purposes of this Agreement:
1.1 "Expiration Date" shall mean the earlier to occur of
(i) such date and time as the Acquisition Agreement shall have been validly terminated pursuant to Section 9 thereof, or (ii) such date and time as the Arrangement shall become effective in accordance with the terms and provisions of the Acquisition Agreement.
1.2 "Person" shall mean any (i) individual, (ii)
corporation, limited liability company, partnership or other entity, or
(iii) governmental authority.
1.3 "Shares" shall mean: (i) all equity securities of the
Company (including all shares of Company shares and all Company Options ) beneficially owned by Shareholder as of the date of this Agreement; and (ii) all additional equity securities of the Company (including all additional shares of Company Common Stock or Preferred Stock and all additional options to acquire shares of Company Common Stock or Preferred Stock) of which Shareholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date.
1.4 A Person shall be deemed to have effected a
"Transfer" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.
2. Transfer of Shares.
2.1 Transferee of Shares to be Bound by this Agreement.
Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not cause or permit any Transfer of any of the Shares to be effected unless such Transfer is in accordance with any affiliate agreement between Shareholder and Parent contemplated by the Acquisition Agreement and each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications not involving additional representations, warranties or covenants as Parent may reasonably request); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.
2.2 Transfer of Voting Rights.  Shareholder agrees that,
during the period from the date of this Agreement through the Expiration Date, Shareholder shall not deposit (or permit the deposit
of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares.
3. Conversion of Shares.  The Shareholder agrees that, to the extent any of the Shares consist of shares of Preferred Stock or Special Stock of the Company, Shareholder shall not exercise any conversion rights in respect of such Shares prior to the record date fixed by the Board of Directors of the Company for the determination of stockholders entitled to vote on the Merger.
4. Agreement to Vote Shares.  At every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, Shareholder shall vote the Shares in favor of approval of the Arrangement, the execution and delivery by the Company of the Acquisition Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Acquisition Agreement and any action reasonably required in furtherance hereof and thereof.
5. Non-Solicitation Agreement.  Shareholder covenants and
agrees, prior to the Expiration Date, not to, directly or indirectly,
(i) solicit, initiate or encourage submission of proposals or offers or engage in negotiations with any persons other than Parent, Acquisition Sub, or Amalco or take any action intended, designed or reasonably likely to facilitate the efforts of any persons, other than Parent, Acquisition Sub and Amalco, relating to (A) the possible acquisition of the Company (whether by way of merger, purchase of its capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets or (B) any other material transaction (including without limitation, a joint venture or other similar transaction) (an "Opposing Proposal"); (ii) furnish any non-public information regarding the Company to any person in connection with or in response to an Opposing Proposal or potential Opposing Proposal; (iii) engage in discussions with any persons with respect to any Opposing Proposal;
(iv) approve, endorse or recommend any Opposing Proposal; or (v) enter into any letter of intent or other similar document or any contract contemplating or otherwise relating to any Opposing Proposal. Shareholder shall immediately cease any existing discussions with any persons other than Parent and Acquisition Sub that relate to any Opposing Proposal. In the event that Shareholder receives from any third party any offer or indication of interest (whether made in writing or otherwise) regarding any of the transactions referred to in the foregoing, then Shareholder shall promptly communicate to Parent the material terms of each such offer, indication of interest, or request, including the identity of the third party.
6. Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.
7. Representations and Warranties of the Shareholder.
Shareholder (i) is the beneficial owner of the shares of Common Stock of the Company, Preferred Stock of the Company and the options to purchase shares of Common Stock of the Company indicated on the final page of this Agreement, free and clear of any liens, claims, options (other than the call option and the put option, if any, contained in a Shareholder Agreement between the Shareholder and the Company), rights of first refusal, co-sale rights, charges or other encumbrances; (ii) does not beneficially own any securities of the Company other than the shares of Common Stock of the Company, Preferred Stock of the Company and options to purchase shares of Common Stock of the Company indicated on the signature page of this Agreement; and (iii) has full power and authority to make, enter into and, assuming due execution and delivery thereof by each other party thereto, carry out the terms of this Agreement and the Proxy.
8. Additional Documents.  Shareholder hereby covenants and
agrees to execute and deliver any additional documents not involving additional representations, warranties or covenants necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.
9. Consent and Waiver.  Shareholder (not in his capacity as a director or officer of the Company) hereby gives any consents or waivers (including waivers of preemptive rights, rights of first refusal and co-sale rights) that are reasonably required for the consummation of the Arrangement under the terms of any agreements to which Shareholder is a party or pursuant to any rights Shareholder may have.
10. Legending of Shares.  If so requested by Parent,
Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.
Subject to the terms of Section 2 hereof, Shareholder agrees that Shareholder will not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.
11. Termination.  This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.
12. Miscellaneous.
12.1 Severability.  If any term, provision, covenant or
restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
12.2 Binding Effect and Assignment.  This Agreement and
all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.
12.3 Amendments and Modification.  This Agreement may not
be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
12.4 Waiver.  No failure on the part of Parent to exercise
any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
12.5 Specific Performance; Injunctive Relief.  The parties
hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.
12.6 Notices.  All notices and other communications
required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service, Canada Post or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:
If to Parent:   Rational Corporation
                18880 Homestead Road
                Cupertino, CA 95014
                Attention:  Michael T. Devlin
                Facsimile:  (408) 863-4141
With a copy to: Wilson Sonsini Goodrich & Rosati
                Professional Corporation
                650 Page Mill Road
                Palo Alto, California 94304
Attention:  Michael J. Kennedy, Esq.
            Torrey J. Miller, Esq.
Telephone:  (650) 493-9300
Facsimile:  (650) 461-5375
If to Shareholder:      To the address for notice set forth on
the signature page hereof.
12.7 Governing Law.  This Agreement shall be governed by
and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Shareholder hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
12.8 Attorneys' Fees and Expenses.  If any legal action or
other legal proceeding relating to the enforcement of any provision of this Agreement is brought against Shareholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled.)
12.9 Entire Agreement.  This Agreement and the Proxy
contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.
12.10 Effect of Headings.  The section headings are for
convenience only and shall not affect the construction or interpretation of this Agreement.
12.11 Counterparts.  This Agreement may be executed in
several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
*     *     *

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

RATIONAL SOFTWARE CORPORATION
By:
        Signature of Authorized Signatory
SHAREHOLDER

Signature

        Print Name and Title

Print Name




Print Address


Telephone


Facsimile No.
Shares beneficially owned:
________ shares of Company Common
Stock and Class 8 Special Shares
________ shares of Company Preferred
Stock
________ shares of Company Stock
issuable upon exercise of outstanding
options
________ options granted under 1997
Option Plan
________ options granted under 1998
Option Plan

[SIGNATURE PAGE TO VOTING AGREEMENT

Exhibit A
IRREVOCABLE PROXY
The undersigned shareholder of ObjecTime Limited, an Ontario corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Rational Software Corporation, a Delaware corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).
This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Acquisition and Arrangement (the "Acquisition Agreement"), among Parent, Company, Acquisition Corporation, an Ontario corporation and a wholly owned subsidiary of Parent ("Acquisition Sub"), Amalco Corporation, an Ontario corporation and wholly-owned subsidiary of Acquisition Sub ("Amalco"), the Company and certain other parties. The Acquisition Agreement provides for the merger of Acquisition Sub into the Company in accordance with its terms (the "Arrangement"). As used herein, the term "Expiration Date" shall mean the earlier to occur of
(i) such date and time as the Acquisition Agreement shall have been validly terminated pursuant to Section 9 thereof or (ii) such date and time as the Arrangement shall become effective in accordance with the terms and provisions of the Acquisition Agreement.
The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting in favor of approval of the Arrangement, the execution and delivery by the Company of the Acquisition Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Acquisition Agreement and any action required in furtherance hereof and thereof including any amendments or variations reasonably necessary, in the opinion of the attorney and proxy voting such shares to effect the transactions contemplated by the Acquisition Agreement and the Arrangement.


The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.
Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.
This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.
This Proxy is not solicited by or on behalf of management of the
Company.
Dated: _____________    Signature of Shareholder:
Print Name of Shareholder:
Shares beneficially owned:
_______ shares of the Company
Common Stock and Class 8 Special
Shares
_______ shares of the Company
Preferred Stock
_______ shares of the Company Stock
issuable upon exercise of
outstanding options
_______ options granted under 1997
Option Plan

_______ options granted under 1998
Option Plan











[SIGNATURE PAGE TO IRREVOCABLE PROXY]


Exhibit G
NON-COMPETITION AND CONFIDENTIALITY AGREEMENT
THIS AGREEMENT is made this 13th day of January, 2000
B E T W E E N:
RATIONAL SOFTWARE CORPORATION, a corporation
incorporated under the laws of Delaware
(the "Corporation")
- and -
______________, of the City of Ottawa, in the
Province of Ontario
(the "Employee")
RECITALS:
A. The Corporation acquired all of the shares, assets and undertaking of ObjecTime Limited ("ObjecTime") pursuant to the terms of a plan of arrangement.
B. The Employee was a shareholder of ObjecTime whose shares of
ObjecTime were acquired by the Corporation pursuant to the terms of the plan of arrangement.
C. The consideration received by the Employee for his shares included a substantial allowance for goodwill and the future services of the Employee in the conduct of the Corporation's business.
D. The Employee will be privy to, and will acquire detailed knowledge of, confidential and business sensitive information about the
Corporation.
E. The Corporation and the Employee wish to enter into this Agreement to set out the terms and conditions governing the Corporation's confidential and business sensitive information.
NOW THEREFORE in consideration of the amount received by the
Employee pursuant to the terms of the plan of arrangement as well as the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation and the Employee agree as follows:
1. The term of this Agreement shall be from the date hereof until the Employee's employment with the Corporation is terminated, for any reason, by either the Corporation or the Employee (the "Term").
This agreement shall not grant the Employee any continuing rights to employment with the Corporation.  The Corporation reserves the right to terminate the employment of the Employee at any time, with or without cause.
2. The Employee acknowledges that he is privy to, and will continue to acquire detailed knowledge of, Confidential Information
(defined below) and other business sensitive information about the
Corporation.
3. The parties agree that for purposes of this Agreement
"Confidential Information" means all information that ought to be considered confidential from its nature, whether or not originated by the Corporation,  which relates to the business or affairs of the Corporation.  Such Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):
(a) work product resulting from or related to work or projects performed or to be performed by the Corporation, including
but not limited to the methods, processes, procedures,
analysis, and techniques used in connection therewith;
(b) computer software of any type or form and in any stage of actual or anticipated development, including but not limited to ideas, programs, and program modules, routines and
subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code,
object code and load modules, programming, program patches
and systems designs;
(c) information relating to Intellectual Property (which means all legally recognized rights including patents, copyrights, trade marks, topographies, designs, and trade secrets) which are held by or related to the business of the Corporation
prior to any public disclosure thereof, including but not
limited to information regarding the nature of the
Intellectual Property, production data, technical and
engineering data, test data and test results, the status and details of research and development of products and
services, and information regarding acquiring, protecting,
enforcing and licensing proprietary rights;
(d) internal, personnel and financial information, vendor names and other vendor information, purchasing and internal cost
information, service and operational manuals, and the manner and method of conducting the Corporation's business;
(e) marketing and development plans and agreements, price and cost data, price and fee amounts, pricing and billing
policies, quoting procedures, marketing techniques and
methods of obtaining business, forecasts and forecast
assumptions and volumes, and future plans and potential
strategies of the Corporation which have been or are being
discussed;
(f) contracts and their contents, client services, data or any other information received by the Corporation subject to
obligations of confidentiality and the origin, type,
quantity and specifications of products and services
purchased, leased, licensed or received by clients of the
Corporation;
(g) business plans, customer and client lists and names,
business deals with vendors, customers and clients; and
(h) financing, acquisition, production, development and
distribution agreements and budgets and investment
opportunities and structures.
 "Confidential Information" will not include (i) information that is available to the public or in the public domain at the time of disclosure or use, without breach of this Agreement, and (ii) the general skills and experience gained during my employment with or engagement by the Corporation. The phrase "publicly known" shall mean readily accessible to the public in written publications without breach of this or similar agreements.  "Confidential
Information" shall also not include information the disclosure of which is required to be made by any law, regulation, governmental authority or court, provided that before disclosure is made, notice of the requirement is provided to the Corporation.
4. The Employee shall not, either during the Term or for a period of one year following the end of the Term, directly or indirectly, in any manner whatsoever including, without limitation, either
individually or in partnership, jointly or in concert with any person (for purposes of this agreement "person" shall include, without limitation, any partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation)
or as employee, principal, agent, director or shareholder:
(a) be engaged in any undertaking (including the development of products that would compete with the products that are
either being sold or that are in the process of development
during the Term);
(b) have any financial or other interest (including by way or royalty or other compensation arrangements) in or in respect of the business of any person which carries on a business;
or
(c) advise, lend money to, guarantee the debts or obligations of, or permit the use of the Employee's name or any part
thereof by any person which carries on a business;
 which is the same as or substantially similar to or which competes with or would compete with the business carried on or any product being designed or developed during the Term by the Corporation.
 Notwithstanding the foregoing, nothing herein shall prevent the Employee from owning not more than 5% of the issued shares of a corporation, the shares of which are listed on a recognized stock exchange or traded in over-the-counter markets in Canada or the
United States of America, which carries on a business which is the same as or substantially similar to or which competes with or would compete with the business of the Corporation.
5. All memoranda, notes, lists, records and other documents (and all copies thereof), including, without limitation, all such items stored in computer memories, on microfiche, on discs or on tapes or by any other means, made or compiled by or on behalf of the
Employee in the performance of his duties at any time during the
Term concerning the business or affairs of the Corporation are and shall be the property of the Corporation and shall be delivered to the Corporation by the Employee promptly upon the termination of the Employee's employment with the Corporation, or at any time on request by the Corporation.
6. The Employee shall not, either during the Term or for a period of one year thereafter, directly or indirectly, contact or solicit any designated customers of the Corporation for the purpose of selling to the designated customer any products or services which are the same as or substantially similar to, or in any way
competitive with, the products or services sold by the Corporation during the Term.  For the purposes of this section a designated customer means a person who was a customer of the Corporation during some part of the Term.
7. The Employee shall not, either during the Term or for a period of one year thereafter, directly or indirectly, employ or retain as an independent contractor or otherwise use the services of any employee of the Corporation or induce, solicit, or attempt to induce, any such person to leave his employment.
8. The Employee acknowledges that a breach or threatened breach by the Employee of any provision of this agreement will result in
Rational suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Employee agrees that, in addition to any other relief to which Rational may become entitled, Employee shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies.
9. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any provision thereof.
10. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of
Canada applicable therein.
11. The Employee acknowledges that: (i) the Employee has had sufficient time to review and consider this Agreement thoroughly;
(ii) the Employee has read and understands the terms of this
Agreement and the Employee's obligations hereunder; (iii) the
Employee has been given an opportunity to obtain independent legal advice, or such other advice as the Employee may desire, concerning the interpretation and effect of this Agreement; and
(iv) this Agreement is entered into voluntarily and without any pressure and the Employee's continued employment has not been made conditional upon execution of this Agreement by the Employee.
RATIONAL SOFTWARE CORPORATION
         c/s
Per:   Tim Brennan
IN WITNESS WHEREOF I have hereunto set my hand and seal this 13th day of January, 2000.
SIGNED, SEALED AND DELIVERED    )
in the presence of:     )
        )
        )
                )
l/s
Witness Signature       )       Employee
        )
        )
                )
Print Name Of Witness   )
        )
        )
                )
Address Of Witness      )






Exhibit H

ESCROW AGREEMENT
This Escrow Agreement is made as of this 13th of January, 2000
(the "Agreement"), by and among The Bank of Nova Scotia Trust Company of New York ("Depositary Agent"), Rational Software Corporation, a Delaware corporation ("Rational") and James McGee as agent ("Company Agent") of the shareholders of ObjecTime Limited, an Ontario corporation (the "Shareholders"). Terms not otherwise defined herein shall have the meaning set forth in the Acquisition Agreement (as defined below).
WITNESSETH
WHEREAS, Rational, Rational International, a California
corporation ("International Corp"), 3037936 Nova Scotia Company ("Holding ULC"), 1386501 Ontario Limited, an Ontario corporation ("Acquisition Sub"), 1386503 Ontario Limited, an Ontario corporation ("Amalco") and ObjecTime Limited ("OTL") have entered into an Agreement and Plan of Acquisition and Arrangement dated as of December __, 1999 (the "Acquisition Agreement"), providing for the acquisition by Acquisition Sub of OTL, the issuance of Exchangeable Shares and Parent Common Stock to the Shareholders and the right to receive a pro rata portion of the Exchangeable Shares and Parent Common Stock upon the release of such shares from the Escrow Fund (as defined below); WHEREAS, pursuant to Article X of the Acquisition Agreement, a copy of which is attached hereto as Annex A ("Article X"), an escrow fund (the "Escrow Fund") will be established to compensate Rational for certain Damages (as defined in Article X) it may incur by reason of any inaccuracy or breach of the representations and warranties contained in
Article III of the Acquisition Agreement or any failure by OTL to perform or comply with any covenants contained in the Acquisition Agreement;
WHEREAS, the Company Agent has been constituted as the agent for and on behalf of the Shareholders to undertake certain obligations specified in Article X;
WHEREAS, Section 10.1 of the Acquisition Agreement provides for an Escrow Fund of a specified number of the Exchangeable Shares held by the Shareholders listed on Annex C, such escrow to be held by the Depositary Agent;
WHEREAS, Section 2.1 of the Acquisition Agreement provides for the creation of subaccounts for each shareholder of OTL by the Depositary Agent to be distributed in accordance with the Vesting and Release Schedule attached hereto as Annex B;
WHEREAS, Section 2.2.4.5 of the Plan of Arrangement provides that holders of Restricted Options (as defined below) shall deliver such options to the Depository Agent to be deposited in their Holders Accounts for release in accordance with the Vesting and Release Schedule;
WHEREAS, the parties hereto desire to set forth further terms and conditions in addition to those set forth in the Acquisition Agreement relating to the operation of the Escrow Fund and the Vesting and Release Schedule; and
WHEREAS, the operation of this agreement has been approved by an order of the Ontario Superior Court of Justice.
NOW, THEREFORE, the parties hereto, in consideration of the
mutual covenants contained herein, and intending to be legally bound, hereby agree as follows:
1. Escrow and Escrow Shares.  Pursuant to the Acquisition
Agreement, Acquisition Sub and Rational shall deposit in escrow with the Depositary Agent, as Depositary Agent, stock certificates representing the number of Exchangeable Shares issuable to the Shareholders set out in Annex C, having a value of approximately $3,800,000 (collectively, the "Escrow Shares"), which Escrow Shares shall be registered in the name of the Depositary Agent as Depositary Agent under this Agreement and will be beneficially owned by the Shareholders on a pro rata basis. The Escrow Shares shall be held and distributed by the Depositary Agent in accordance with the terms and conditions of Article X and this Agreement. The type and pro rata portion of Escrow Shares to be released to the Holder's Account (as defined below) of each Shareholder at the end of the Half-Time Date (as defined below) and the Escrow Period is set forth in Annex C attached hereto. The remainder of the Exchangeable Shares and Parent Common Shares issuable to the Shareholders pursuant to the Acquisition Agreement and not constituting Escrow Shares (the "Restricted Shares") shall be deposited with the Depositary Agent, who shall establish subaccounts for each Holder (a "Holder's Account"), and such shares shall be released by the Depositary Agent on a monthly basis to each Holder in accordance with the Vesting and Release Schedule. In the event that a holder of Restricted Options (as defined below) is terminated Without Cause by Parent, any Options that were (i) vested at the time of Closing and (ii) delivered to Parent to be held with additional restrictions (the "Restricted Options") shall be placed into such holder's Holder's Account to be held by the Depository Agent and released pursuant to the Vesting and Release Schedule.
2. Rights and Obligations of the Parties.  The Depositary
Agent shall be entitled to such rights and shall perform such duties of the Depositary Agent as set forth herein (collectively, the "Duties"), in accordance with the terms and conditions of this Agreement. As among themselves, Rational and the Company Agent shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein and in Article X, in accordance with the terms hereof and thereof. In the event that the terms of this Agreement conflict in any way with the provisions of Article X, Article X shall control.
3. Escrow Period.
(a) The period of time during which the Escrow Fund shall
be in existence (the "Escrow Period") shall commence immediately following the Closing Date, which shall be set forth in a certificate of Rational delivered to the Depositary Agent, and shall terminate at 5:00 p.m., California time, on the date which is the second anniversary of the Closing Date, provided that the Escrow Fund will terminate with respect to 50% of the Escrow Shares on the first anniversary of the Closing Date (the "Half-Time Date"); provided, however, that a portion of the Escrow Shares, which is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Depositary Agent prior to termination of the Half-Time Date or Escrow Period with respect to facts and circumstances existing prior to expiration of the Half-Time Date or Escrow Period (a "Claim Notice") shall remain in the Escrow Fund until such claims have been Resolved. As used herein, "Resolved" shall mean that the Depositary Agent shall have received either (i) joint written instruction signed by each of Rational and the Company Agent, giving instruction to the Depositary Agent with respect to resolution of a claim specified in a Claim Notice received by the Depositary Agent, which direction identifies such claim and provides specific instruction to the Depositary Agent with respect to the distribution of Escrow Shares in respect thereof, or (ii) a certificate of either Rational or the Company Agent certifying that a claim specified in a Claim Notice received by the Depositary Agent has been resolved by a court of competent jurisdiction, for which a final, non-appealable order has been issued entitling Rational or the Shareholders, as specified in such certificate, to the release from escrow of an amount of Escrow Shares, as specified therein, a copy of which order is attached thereto. The period of time during which the Holder's Accounts shall be in existence shall commence immediately following the Closing Date and shall terminate at 5:00 p.m., California time, on the date which is the fourth anniversary of the Closing Date (the "Restricted Share Escrow Period")
(b) The Restricted Shares shall be released by the
Depositary Agent in accordance with the Vesting and Release Schedule.
4. Duties of Depositary Agent. Depositary Agent shall have the following duties:
(a) The Depositary Agent shall hold and safeguard the
Restricted Shares and Escrow Shares during the Restricted Share Escrow Period and Escrow Period, respectively, shall treat such Escrow Shares in accordance with the terms of this Agreement and not as the property of Rational or the Shareholders, and shall hold and dispose of the Escrow Shares only in accordance with the terms hereof.
(b) Promptly following termination of the Half-Time Date
or Escrow Period as set forth in Section 3 hereof, the Depositary Agent shall transfer to the Holder's Accounts held by the Depository Agent for the Shareholders listed on Annex C the proper number and type of Escrow Shares in the Escrow Fund in excess of any amount of such Escrow Shares required to be transferred to Parent to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Depositary Agent prior to termination of the Half-Time Date or Escrow Period with respect to facts and circumstances existing prior to expiration of the Half-Time Date or Escrow Period. In determining or making any allocation or distribution of Escrow Shares, the Depositary Agent shall apply the per share price certified to the Depositary Agent by Rational and the Company Agent pursuant to Section 10.4(b) of
Article X (the "Closing Share Price"). If Rational and the Company Agent fail to provide such certificate to the Depositary Agent on a timely basis, the Depositary Agent shall have no duty to make any such distribution (and shall have no duty to determine the amount of Damages). As soon as all such claims have been finally resolved following the Half-Time Date or Escrow Period, the Depositary Agent shall transfer to the Holder's Accounts held by the Depository Agent for the Shareholders the Escrow Shares remaining in the Escrow Fund to be released in accordance with the Vesting and Release Schedule. In each distribution of Escrow Shares, each Holder's Account held for the Shareholders shall receive that percentage of the type of Escrow Shares indicated as owned by such Shareholder on Annex C hereto (and cash in lieu payments when appropriate), which is the product of (x) the total number of such type of Escrow Shares in the Escrow Fund and available for distribution and (y) the percentage interest of such type of Escrow Shares set forth opposite the name of each such Shareholder on Annex B hereto, with half of such shares to be transferred on each of the Half-Time Date and the termination of the Escrow Period. Such distributions shall occur promptly following the Half-Time Date and the termination of the Escrow Period.
(c) In making any distribution of Escrow Shares pursuant
to the terms of this Section 4 or Section 5, the Depositary Agent shall round down (if necessary) to a whole number of shares and pay to each Shareholder, as appropriate, from funds provided by Rational, cash in lieu of the fractional interests not distributed equal to the product of (x) such fractional amount and (y) the Closing Share Price. Any shares for which Rational has provided cash in lieu of fractional interests shall be distributed to Rational, which shall be deemed to have purchased them.
(d) As used herein, "Officer's Certificate" shall mean an
"Officer's Certificate" as defined in Section 10.4(a) of Article X setting forth the specific amount of each claim or claim addressed therein.
5. Distribution.  Any cash dividends, dividends payable in
securities or other distributions of any kind shall be promptly distributed by the Depositary Agent to (and for tax reporting purposes shall be allocable to) the Shareholders, as beneficial owners of the Escrow Shares, at their addresses set forth in a certificate of the Company Agent in accordance with their percentage interests set forth in Annex C. Any Exchangeable Shares or shares of Parent Common Stock, as the case may be, received by the Depositary Agent upon a stock split made in respect of any such securities in the Escrow Fund shall be added to the Escrow Fund and become a part thereof. Any provision hereof or of Article X shall be adjusted to appropriately reflect any stock split or reverse stock split.
6. Exculpatory Provisions; Indemnification.
(a) The Depositary Agent shall be obligated only for the
performance of such duties as are specifically set forth herein, as are set forth in Article X and as are set forth in any additional written escrow instructions, which instructions shall not expose Depositary Agent to any liability additional to that assumed by Depositary Agent hereunder or under Article X, which the Depositary Agent may receive after the date of this Agreement which are signed by an officer of Rational and the Company Agent. The Depositary Agent may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Depositary Agent shall not be liable for any act done or omitted hereunder as Depositary Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.
(b) The Depositary Agent is hereby expressly authorized
to comply with and obey orders, judgments or decrees of any court of law, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Depositary Agent obeys or complies with any such order, judgment or decree of any court, the Depositary Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
(c) The Depositary Agent shall not be liable in any
respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder. The Depositary Agent shall not be responsible for the genuineness, validity, enforceability or sufficiency of title to any Restricted Shares or Escrow Shares or other property delivered it hereunder.
(d) In performing any duties under or in connection with
this Agreement, the Depositary Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Depositary Agent. The Depositary Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Depositary Agent shall in good faith believe to be genuine, nor will the Depositary Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Depositary Agent may consult with the legal counsel in connection with Depositary Agent's duties under or in connection with this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Depositary Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement. In no event shall the Depositary Agent be liable for special, consequential or indirect damages.
(e) If any controversy arises between the parties to this
Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Depositary Agent will not be required to determine the controversy or to take any action regarding it. The Depositary Agent may hold all documents and Restricted Shares and Escrow Shares and may wait for settlement of any such controversy by final appropriate legal proceedings or other means.
(f) Rational and its successors and assigns agrees to
indemnify and hold Depositary Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Depositary Agent or incurred by Depositary Agent in connection with the performance of his/her duties under or in connection with this Agreement, including but not limited to any litigation arising from or in connection with this Agreement or involving its subject matter.
(g) Rational agrees to assume any and all obligations
imposed now or hereafter by any applicable tax law with respect to the distribution of Restricted Shares and Escrow Shares under this Agreement, and to indemnify and hold the Depositary Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Depositary Agent on any such payment or other activities under this Agreement. Rational and the Company Agent undertake to instruct the Depositary Agent in writing with respect to the Depositary Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Depositary Agent under this Agreement. Rational agrees to indemnify and hold the Depositary Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Depositary Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees), interest and penalties. Notwithstanding the foregoing, no distributions will be made unless the Depositary Agent is supplied with an original, signed W-9 form or its equivalent prior to distribution.
(h) Any company into which the Depositary Agent may be
merged or with which it may be consolidated shall be the Successor to the Depositary Agent without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, except that the Depositary Agent shall provide written notice of such event to each of the parties hereto.
7. Alteration of Duties.  The Duties may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.
8. Resignation and Removal of the Depositary Agent.  The
Depositary Agent may resign at any time upon giving at least thirty
(30) days' written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor Depositary Agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor Depositary Agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor Depositary Agent within such time, the Depositary Agent shall have the right to appoint a successor Depositary Agent authorized to do business in the State of California. The successor Depositary Agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor Depositary Agent as if originally named as Depositary Agent. The Depositary Agent shall be discharged from any further duties and liability under this Agreement.
9. Further Instruments.  If the Depositary Agent reasonably
requires other or further instruments in connection with performance of the Duties, the necessary parties hereto shall join in furnishing such instruments.
10. Disputes.  It is understood and agreed that should any
dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Shares, or should any claim be made upon such shares by a third party, the Depositary Agent upon receipt of written notice of such dispute or claim by the parties hereto or by a third party, is authorized and directed to retain in its possession without liability to anyone, all or any of said shares until such dispute shall have been settled in accordance with the procedures set forth in Section 10.6 of Article X. The Depositary Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Shares.
11. Escrow Fees and Expenses.
All fees of the Depositary Agent for performance of its duties hereunder shall be paid by Rational, and the Depositary Agent shall be reimbursed by Rational for all reasonable out-of-pocket expenses incurred by the Depositary Agent in the preparation, administration or performance of the Agreement. It is understood that the fees and usual charges agreed upon for services of the Depositary Agent shall be considered compensation for the ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Depositary Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Depositary Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Depositary Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Depositary Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation. Rational promises to pay these sums upon demand.
12. General.
(a) Any notice permitted or required hereunder shall be
in writing and shall be deemed to have been given if delivered personally or if mail certified or registered mail, postage prepaid, to the parties at their address set forth below or to such other address as they may hereafter designate:
To Rational:
Rational Software Corporation
18880 Homestead Road
Cupertino, CA 95014
Attention: Tim Brennan
Telephone No.: (408) 863-4066
Facsimile No.: (408) 863-4141
With a copy to:
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attention:      Michael J. Kennedy, Esq.
                Torrey J. Miller, Esq.
Telephone No.: (650) 493-9300
Facsimile No.: (650) 461-5375
To Company Agent:
Jim McGee
22 Halldorson Crescent
Kanata, Ontario K2K 2C7
Telephone No.:  (613) 592-9443

To the Depositary Agent:
The Bank of Nova Scotia Trust Company of New York
Attention:
Telephone No.:
Facsimile No.:
or to such other address as any party may have furnished in writing to the other parties in the manner provided above. Notwithstanding the foregoing, notices addressed to the Depositary Agent shall be effective only upon receipt.
(b) Neither Rational nor the Company Agent nor the
Depositary Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.
(c) The Officer's Certificate as defined in Article X shall be signed by the President, Chief Operating Officer, Chief Financial Officer or the General Counsel of Rational.
(d) The captions in this Escrow Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Escrow Agreement.
(e) This Escrow Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.
(f) No party may, without the prior express written consent of each other party, assign this Escrow Agreement in whole or in part. This Escrow Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.
(g) This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within the State of California. The parties to this Escrow Agreement hereby agree to submit to personal jurisdiction in the State of California.
(h) This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
(i) This Agreement may not be altered or modified except in writing, nor shall the conduct of the parties constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


IN WITNESS WHEREOF, each of the parties has executed this Escrow
Agreement as of the date first above written.
The Bank of Nova Scotia Trust
Company of New York
as Depositary Agent

By:/s/ George E. Timmes
        Name:George E. Timmes
        Title:  Vice President
        RATIONAL SOFTWARE CORPORATION

By:/s/ Timothy A. Brennan
        Name:Timothy A. Brennan
        Title:  Senior Vice President, Chief Financial Officer, Secretary

        COMPANY AGENT

Name:   /s/ James McGee


ANNEX A
(See Agreement)



ANNEX B
(See Agreement)


ANNEX C
Exchangeable Shares in Escrow and Ownership Thereof

Exchangeable         Number of     Number of     Number of      Percentage
Shareholder's        Exchangeable  Shares        Shares         Interests
Name and Address     Shares in     Available     Available upon in Exchangeable
                     Escrow        at  Half-     Termination of Shares in
                                   Time Date     Escrow Period  Escrow
 ------------------ ------------- ------------  -------------  ---------------


Ian Engelberg        18,231         9,116         9,115          23%
P.O. Box 55087
240 Sparks Street
Ottawa, Ontario K1P
1A1

Garth Gullekson      18,162         9,081         9,081          23%
100 Shearer Crescent
Kanata, Ontario, K2L
3V6

James McGee          27,077         13,539        13,538         35%
22 Halldorson
Crescent
Kanata, Ontario K2K
2C7

Branislav Selic      14,534          7,267         7,267         19%
10 Blueridge Court
Nepean, Ontario K2J
2J3


OFFICER'S CERTIFICATE
OF
RATIONAL SOFTWARE CORPORATION
The undersigned, pursuant to Section 3 of the Escrow Agreement dated as of January 13, 2000 (the "Escrow Agreement"), by and among The Bank of Nova Scotia Trust Company of New York, Rational Software Corporation, a Delaware corporation, and James McGee as Company Agent of the shareholders of ObjecTime Limited, an Ontario corporation, does hereby certify as follows:
(a) As used in the Escrow Agreement the term "Closing Date" means January 13, 2000.
IN WITNESS WHEREOF, the undersigned has executed this Certificate this __ day of __________, 1999
RATIONAL SOFTWARE CORPORATION

By:/s/ Timothy A. Brennan
Name: Timothy A. Brennan
Title:  Senior VP, CFO and Secretary


SCHEDULE A
Founders

Ian Engelberg
Garth Gullekson
James McGee
Branislav Selic


SCHEDULE B
Vesting and Release Schedule
Initially, all Exchangeable Shares and Parent Common Shares (the "Restricted Shares") shall be deposited with the Depositary Agent, who shall establish a subaccount for each Holder (a "Holder's Account") and two-thirds (2/3) of all vested options (the "Restricted Options") shall be held by Parent, who shall establish a subaccount for each holder (a "Holder's Option Account").
On the last day of each calendar month after the Closing Date
(the "Monthly Release Date") the Depositary Agent shall release and forward to each holder an amount of Exchangeable Shares and Parent Common Shares equal to 1/36th (1/48th in the case of the Founders) of the number of such shares (rounded down to the nearest whole share) (the "Monthly Release Amount") initially deposited into the Holders Account unless the Depositary Agent shall have received a Blockage Notice. If the Depositary Agent receives a Blockage Notice it shall, until such Blockage Notice has been rescinded in writing, transfer and deliver Restricted Shares representing all existing and future Monthly Release Amounts to Parent.
On the last day of each calendar month after the Closing Date
(the "Monthly Release Date") Parent shall release and forward to each holder an amount of Restricted Options equal to 1/36th (1/48th in the case of the Founders) of the number of such options (rounded down to the nearest whole option) (the "Monthly Option Release Amount") initially deposited into the Holders Option Account unless such holder is terminated for Cause or has resigned Without Good Reason (as such terms are defined below). Any Restricted Options not delivered to such holder shall be transferred to Parent.
"Blockage Notice" means a written notice by or on behalf of Parent to the effect that the Holder has resigned from employment with the Company Without Good Reason or has been terminated from employment with Cause; provided that a Blockage Notice may only be issued to Holder who was employed by the Company on or after September 30, 1999. Termination for "Cause" shall mean a termination for any of the following reasons: (i) a conviction (excluding a conviction successfully appealed) for fraud or embezzlement, (ii) willful and serious dishonesty which has a material adverse effect upon the business or affairs of the Company or Parent, (iii) repeated failure to perform the lawful duties, functions and responsibilities of the Holder's position when reasonably requested to do so, (iv) intentional unauthorized use or disclosure of material confidential information, trade secrets or other proprietary information which has a material adverse effect upon the business or affairs of the Company or Parent,
(v) a material breach of the terms of any agreement between the Holder and the Company or Parent that is not remedied within fifteen days of receipt of written notice from the Company, or (vi) any other intentional misconduct which has a material adverse effect upon the business or affairs of the Company or Parent.
A resignation shall be "Without Good Reason" unless it is based on: (1) any reduction in a Holder's base salary, unless such reduction is pursuant to a change in the Company's or Parent's compensation policies generally; (2) a substantial diminution of the duties and responsibilities of a Holder; (3) a relocation of a Holder's principal place of employment by more than fifty (50) miles; (4) the failure by the Company to continue in effect for a Holder's benefit any perquisites or participation in any employee benefit plan to which other employees of the Company are entitled, to the same extent to which other similarly situated employees enjoy such benefits; or
(5) any other change which would constitute "constructive dismissal" under applicable law.
In no event will any change to a Holder's title or reporting responsibilities effected by reason of the corporate restructuring due to Parent's acquisition of the Company constitute grounds for a good cause resignation.

SCHEDULE C

Voting Agreement Shareholders

Ian Engelberg
Garth Gullekson
James McGee
Branislav Selic
Jim Ablett
Steve Saunders
John Prokopenko
Dave Longbottom
Dave Williamson
Carol Fairbairn
Serban Gheorge
Simon Reddin

SCHEDULE D
Noncompetition Employees

Ian Engelberg
Garth Gullekson
James McGee
Branislav Selic
David Longbottom